     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2000

                                                      REGISTRATION NO. 333-37394
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                   DYAX CORP.

             (Exact name of registrant as specified in its charter)

            DELAWARE                             8731                            04-3053198
  (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)     Classification Code Number)          Identification Number)

                           --------------------------

                               ONE KENDALL SQUARE
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 225-2500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 HENRY E. BLAIR
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                   DYAX CORP.
                        ONE KENDALL SQUARE, BUILDING 600
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 225-2500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

      NATHANIEL S. GARDINER, ESQ.                        MICHAEL W. BLAIR, ESQ.
           PALMER & DODGE LLP                             DEBEVOISE & PLIMPTON
           One Beacon Street                                875 Third Avenue
      Boston, Massachusetts 02108                       New York, New York 10022
             (617) 573-0100                                  (212) 909-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
PROSPECTUS

                              DATED AUGUST 2, 2000


4,000,000 SHARES

[LOGO]
COMMON STOCK

Dyax Corp. is selling all of the shares of common stock in this offering. This is our initial public offering. We estimate that the initial offering price will be between $13.00 and $15.00 per share.

Our shares of common stock have been approved for listing on the Nasdaq National Market under the symbol "DYAX."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                                  PRICE TO             UNDERWRITING         PROCEEDS TO
                                                  PUBLIC               DISCOUNT             DYAX
---------------------------------------------------------------------------------------------------------------
Per Share                                         $                    $                    $
---------------------------------------------------------------------------------------------------------------

Total                                             $                    $                    $
---------------------------------------------------------------------------------------------------------------

We have granted the underwriters rights to purchase up to an additional 600,000 shares of common stock to cover over-allotments.

J.P. MORGAN & CO.

             LEHMAN BROTHERS

                           PACIFIC GROWTH EQUITIES, INC.

           , 2000.

                               TABLE OF CONTENTS

                                              PAGE
                                            --------
Prospectus Summary........................      1

Risk Factors..............................      5

Special Note Regarding Forward-Looking
  Statements..............................     14

Use of Proceeds...........................     16

Dividend Policy...........................     16

Capitalization............................     17

Dilution..................................     18

Selected Consolidated Financial Data......     19

Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................     20

                                              PAGE
                                            --------

Business..................................     25

Management................................     49

Certain Relationships and Related
  Transactions............................     56

Principal Stockholders....................     58

Description of Capital Stock..............     61

Shares Eligible For Future Sale...........     64

Underwriting..............................     65

Legal Matters.............................     68

Experts...................................     68

Where You Can Find More Information.......     68

Index to Consolidated Financial
  Statements..............................    F-1

                               PROSPECTUS SUMMARY

THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED IN THE PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

                                   DYAX CORP.

We are a biopharmaceutical company that has developed and patented a method, known as phage display, that we are using to identify a broad range of compounds with potential for the treatment and diagnosis of diseases. We are also using this method to identify compounds that could be used in purifying and manufacturing biopharmaceuticals and other chemicals. We believe that we and others can use our phage display technology to rapidly and cost-effectively determine the potential medical uses of newly discovered proteins and genes and subsequently discover biopharmaceutical product candidates. Given the quantity of genetic information made available by the recent mapping of most of the human genome, we believe that the advantages of our technology over other technologies should increase in importance. We believe that phage display can have the greatest potential impact on our business through our discovery of proprietary biopharmaceuticals.

We also develop, manufacture and sell chromatography separations systems and products that are used in laboratories and pharmaceutical manufacturing to separate molecules in liquid mixtures. These systems are used during the discovery, development and manufacture of biological and pharmaceutical products. We are a leading developer, manufacturer and supplier of chromatography separations systems that use disposable cartridges to separate and thereby purify pharmaceuticals being produced for research and clinical development. Using our phage display technology, we are also developing novel separations products to purify biopharmaceuticals.

PHAGE DISPLAY

In the late 1980s, Dyax scientists invented phage display, a novel method to display individually up to tens of billions of peptides and proteins, including human antibodies and enzymes, on the surface of a small bacterial virus called a phage. Using phage display, we can produce and search through large collections, or libraries, of peptides and proteins to identify rapidly those compounds that bind tightly to a specific molecular target. Our scientists, collaborators and licensees use phage display to improve the speed and cost effectiveness of drug discovery and optimization. Our core patent position in this technology has enabled us to license our patents to an extensive and increasing number of companies that use phage display. We believe that with our intellectual property position, our diverse types of libraries and our substantial experience in applying phage display technology, we are an attractive partner for companies seeking collaborative arrangements in the application of this technology.

BUSINESS STRATEGY

We plan to maximize the value of our phage display technology by pursuing our internal product discovery and development programs and our collaborative arrangements and by broadly licensing our phage display technology. The principal elements of our business strategy are to:

- discover and develop proprietary biopharmaceuticals;

- leverage our technology through collaborative arrangements and licensing of our phage display patents and libraries;

- develop and market innovative separations products, including separations products developed using phage display;

- develop novel products in other areas using phage display, including molecules for imaging disease conditions in humans, and industrial enzymes, which are enzymes used to accelerate chemical reactions in industrial processes; and

- continue to extend our intellectual property and technology through internal and external initiatives.

We plan to continue to invest substantially in programs using our phage display technology to develop biopharmaceutical and other products. We have accumulated losses since inception as we have invested in our businesses. For us to be profitable, we must fully develop and commercialize biopharmaceuticals, establish additional collaborative arrangements and achieve greater market penetration for our separations products with new and existing separations products.

OUR PRODUCTS, PROGRAMS AND INITIATIVES

BIOPHARMACEUTICAL PRODUCT DEVELOPMENT PROGRAMS

We have used our phage display technology to:

- discover two potential biopharmaceuticals, EPI-HNE4, which we refer to as Reltran-TM-, and DX-88, that are in Phase I human clinical trials for some inflammatory diseases; and

- identify two proteins, including one human monoclonal antibody, with potential applications for treating some cancers.

EPI-HNE4/Reltran-TM- is a potential biopharmaceutical for the treatment of cystic fibrosis, chronic obstructive pulmonary disease, asthma and acute respiratory distress syndrome. Our collaborator, Debiopharm S.A., a Swiss pharmaceutical development company, is currently conducting a Phase I clinical trial of this compound, which will determine the safety of this compound in healthy human subjects. We have retained the right to develop the drug ourselves outside of Europe. DX-88 is a potential therapeutic for the treatment of an hereditary condition involving abnormal swelling of body tissue, as well as for complications of cardiopulmonary bypass surgery and rheumatoid arthritis. We have entered into a collaboration with Genzyme Corporation to develop DX-88, which is now in a Phase I clinical trial.

COLLABORATION AND LICENSE ARRANGEMENTS

We are currently engaged in collaborative arrangements with biotechnology and pharmaceutical companies for the discovery and/or development of potential pharmaceutical, separations and diagnostic products. We currently have 10 of these arrangements, and have completed work under several others, that generally provide us with research funding, license fees, milestone payments and royalties. We have also licensed our phage display patents to enable the broad application of this technology in the fields of therapeutics and laboratory, or IN VITRO, diagnostics. We have licensed our phage display patents to over 40 companies and institutions on a non-exclusive basis. Under these licenses, we generally obtain revenues from license fees, milestone payments and royalties on sales of products developed using phage display. We recently entered into two broad license and collaboration agreements with Amgen Inc. and Human Genome Sciences, Inc.:

- In February 2000, we entered into a license technology transfer and technology services agreement with Amgen Inc. under which we are developing a new phage library for Amgen. Amgen has broad rights to develop and commercialize biopharmaceuticals using our phage display technology.

- In March 2000, we entered into a collaboration and license agreement with Human Genome Sciences, Inc. Under this agreement, we and HGSI will use our phage display technology and compound libraries to identify and optimize product candidates that bind to molecular targets selected by HGSI, and also to develop new technologies for screening and purifying molecular targets.

SEPARATIONS PRODUCTS AND PRODUCT DEVELOPMENT PROGRAMS

Our customers use our separations systems in processes that range from drug discovery to full commercial production. We market our separations products under our Biotage trade name. In 1999, we had over $12 million in Biotage product revenues. We are also developing potential separations products that will use unique binding compounds identified through phage display to provide improved purification for discovery, development and manufacture of biopharmaceuticals. We refer to these potential products as affinity separations products because they are based on the tight binding quality, also known as high affinity, that we can select using phage display technology.

DIAGNOSTIC IMAGING AND INDUSTRIAL ENZYME PRODUCT DEVELOPMENT PROGRAMS

We have discovery and preclinical programs for diagnostic imaging products that are used in humans, or IN VIVO, and for discovery programs for novel industrial enzymes. We are using our phage display technology to develop compounds as IN VIVO imaging agents for diagnosis and monitoring of cardiovascular and inflammatory diseases and some cancers. We are also using our phage display technology to develop methods for engineering novel industrial enzymes for use in the field of pharmaceutical production.

TECHNOLOGY EXPANSION INITIATIVES

We continue to develop technology internally and acquire technology rights that are complementary to or expand our existing technology. As an example of these initiatives, in July 1999 we acquired Target Quest B.V., which increased our ability to discover human antibodies using our phage display technology.

                                  THE OFFERING

The number of shares outstanding after the offering is based on shares outstanding as of July 25, 2000 and excludes 2,740,730 shares reserved for issuance under our stock plans, of which options to purchase 2,320,516 shares are outstanding at a weighted average exercise price of $2.05 per share. This number also excludes 27,022 shares issuable upon exercise of outstanding warrants at an exercise price of $3.97 per share. This number assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full, we will issue and sell an additional 600,000 shares.

Unless otherwise indicated, all information in this prospectus reflects the filing of an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware prior to the closing of this offering.


COMMON STOCK OFFERED BY DYAX....................  4,000,000 shares

COMMON STOCK TO BE OUTSTANDING AFTER THE          18,102,711 shares
  OFFERING......................................

USE OF PROCEEDS.................................  We expect to use the net proceeds to fund:

                                                  - research and development;

                                                  - possible acquisitions of technology and
                                                  complementary businesses; and

                                                  - working capital, capital expenditures and
                                                  other general corporate purposes.

                                                  Please read "Use of Proceeds."

PROPOSED NASDAQ NATIONAL MARKET SYMBOL..........  "DYAX"


All information in this prospectus assumes the issuance and sale of common stock in the offering at an assumed initial public offering price of $14.00 per share, the mid-point of the range of the initial public offering prices set forth on the cover page of this prospectus.

                            ------------------------

We have filed for trademark protection for the Dyax mark and the Dyax logo. We have a United States registration on the Kiloprep mark. We have also registered the Kiloprep mark in Japan, Germany and the United Kingdom. In addition, we consider "Biotage" as a trade name and consider Parallex, ProPrep, BioFLASH and Reltran to be trademarks. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                            ------------------------

We incorporated in Delaware in 1989 under the name Biotage, Inc. and merged with Protein Engineering Corporation in August 1995. Our principal executive offices are located at One Kendall Square, Building 600, Cambridge, Massachusetts 02139, and our telephone number is (617) 225-2500.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

We have derived the consolidated statement of operations data for the years ended December 31, 1997, 1998, and 1999 from our audited financial statements included elsewhere in this prospectus. We have derived the summary consolidated financial data as of June 30, 2000 and for the six months ended June 30, 1999 and June 30, 2000 from our unaudited financial statements included elsewhere in this prospectus. The pro forma net loss per share reflects the number of shares outstanding as of December 31, 1999 and June 30, 2000, after giving effect to the conversion of all of the outstanding shares of preferred stock into common stock and the acceleration of vesting with respect to some shares of restricted common stock. The pro forma as adjusted balance sheet data reflect that conversion and also reflect the sale of 4,000,000 shares of common stock in this offering at an assumed initial offering price of $14.00 per share after deducting underwriting discounts and estimated offering expenses. You should read the selected financial information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes related to those financial statements included elsewhere in this prospectus.

                                                  ----------------------------------------------------------------
                                                                                              SIX MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                 JUNE 30,
                                                  -------------------------------------   ------------------------
IN THOUSANDS, EXCEPT SHARE DATA                         1997         1998          1999         1999          2000
                                                  ----------   ----------   -----------   ----------   -----------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Product sales.................................  $    7,138   $    9,641   $    12,596   $    5,246   $     6,686
  Product development and license fee
    revenues....................................       2,192        4,490         4,237        1,728         3,577
                                                  ----------   ----------   -----------   ----------   -----------
      Total revenues............................       9,330       14,131        16,833        6,974        10,263
                                                  ----------   ----------   -----------   ----------   -----------
Operating expenses:
  Cost of products sold.........................       2,931        4,164         5,515        2,311         3,071
  Research and development......................       5,625        6,778        10,618        4,653         6,992
  Selling, general and administrative...........       6,787       10,061        14,069        6,113         8,365
  Stock-based compensation......................          75          681           939          470           878
                                                  ----------   ----------   -----------   ----------   -----------
      Total operating expenses..................      15,418       21,684        31,141       13,547        19,306
                                                  ----------   ----------   -----------   ----------   -----------
Loss from operations............................      (6,088)      (7,553)      (14,308)      (6,573)       (9,043)
Interest income (expenses), net.................         265          401           856          418           318
Investment income...............................          --           --           265           --            --
                                                  ----------   ----------   -----------   ----------   -----------
Net loss........................................  $   (5,823)  $   (7,152)  $   (13,187)  $   (6,155)  $    (8,725)
                                                  ----------   ----------   -----------   ----------   -----------
Net loss per common share, basic and diluted....  $    (3.95)  $    (4.22)  $     (6.81)  $    (3.53)  $     (3.74)
Shares used in computing basic and diluted net
  loss
  per share--...................................   1,473,474    1,694,782     1,936,907    1,743,759     2,333,493
Unaudited pro forma basic and diluted net loss
  per share.....................................                            $      (.97)               $      (.62)
Shares used in computing unaudited, pro forma
  basic and diluted net loss per share..........                             13,604,750                 14,006,038

                                                              -------------------
                                                              AS OF JUNE 30, 2000
                                                              -------------------
                                                                              PRO
                                                                            FORMA
                                                                               AS
IN THOUSANDS                                                    ACTUAL   ADJUSTED
                                                              --------   --------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $16,156    $ 67,156
Working capital.............................................   12,713      63,713
Total assets................................................   30,053      81,053
Long-term debt and capital lease obligations, less current
  portion...................................................    1,929       1,929
Accumulated (deficit).......................................  (60,380)    (60,380)
Total stockholders' equity..................................   11,835      62,835

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US, OR RISKS THAT WE CURRENTLY CONSIDER IMMATERIAL, MAY ALSO IMPAIR OUR OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS COULD BE HARMED. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF OPERATING LOSSES AND EXPECT TO INCUR SIGNIFICANT ADDITIONAL OPERATING LOSSES

We have generated operating losses since our inception in 1989. As of June 30, 2000, we had an accumulated deficit of approximately $60.4 million. We expect to incur substantial additional operating losses over the next several years as our research, development, preclinical testing and clinical trial activities increase. We do not have any products developed, or derived, using phage display that have generated revenues, and we do not expect them to generate significant product revenues for the next several years. Even if our research and development efforts in phage display eventually generate revenues from sales of phage display-derived products, those revenues may not fully offset the expenses of our efforts.

To date, our chromatography separations products business has not been profitable. For sales of our separations business to increase, we must expand the market penetration of our existing products as well as develop new chromatography-based and new phage display-derived separations products, which are still in the early stages of development.

To date, we have received revenues principally from:

- sales of chromatography separations systems and products;

- milestone payments and signing and maintenance fees paid by licensees of our phage display patents and libraries; and

- research and development funding received from our collaborative partners.

To become profitable, we must:

- fully develop and commercialize biopharmaceuticals;

- establish additional collaborative arrangements; and

- achieve greater market penetration for our separations products by producing new and existing chromatography and phage display-derived separations products.

WE MAY BE UNABLE TO RAISE THE CAPITAL THAT WE WILL NEED TO SUSTAIN OUR
OPERATIONS

We expect that the proceeds of this offering, together with our existing resources, will be sufficient to fund our operations through at least 2001. We may, however, need to raise additional funds before that date. We will need additional funds if our cash requirements exceed our current expectations, if we generate less revenue than currently expected, or if we are unable to raise all the funds contemplated by this offering.

Our future capital requirements will depend on many factors, including:

- the progress of our drug discovery and separations technology development programs using phage display;

- maintaining our existing collaborative and license arrangements and entering into additional ones;

- sales of existing and new separations products;

- our decision to manufacture some of our products;

- competing technological and market developments;

- costs of defending our patents and other intellectual property rights;

- the amount and timing of additional capital equipment purchases; and

- the progress of the development and commercialization of milestone and royalty-bearing compounds by our collaborative partners and licensees.

We may seek additional funding through collaborative arrangements and public or private financings. We may not be able to obtain financing on acceptable terms or at all. In addition, the terms of the financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding on a timely basis, we may be required to curtail significantly one or more of our research or development programs. We also could be required to seek funds through arrangements with collaborators or others that may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise pursue on our own.

WE DEPEND ON THE EXPERTISE, EFFORT, PRIORITIES AND CONTRACTUAL OBLIGATIONS OF OUR COLLABORATORS; ANY CHANGES IN OUR COLLABORATORS' BUSINESS DIRECTION OR PRIORITIES OR DEFAULTS IN THEIR OBLIGATIONS MAY HAVE AN ADVERSE IMPACT ON OUR RESEARCH REVENUES AND ULTIMATELY OUR LICENSE REVENUES AND EXPENSES

We depend on the expertise, effort, priorities and contractual obligations of our collaborators to realize revenues from our phage display technology. However, our collaborators:

- are not obligated under our collaborative arrangements to develop or market product candidates we discover;

- may pursue alternative technologies or develop competing products;

- control many of the decisions with respect to research, clinical trials and commercialization of product candidates we discover or develop with them;

- may terminate their collaborative arrangements with us under specified circumstances with short notice; and

- may disagree with us as to whether a milestone or royalty payment is due under the terms of our collaborative arrangements.

The termination of a significant number of our existing or prospective collaborative arrangements would reduce our research revenues and our potential for royalties and milestone payments if we could not enter into other collaborations.

OUR BIOPHARMACEUTICAL OR DIAGNOSTIC PRODUCT CANDIDATES MUST UNDERGO RIGOROUS CLINICAL TRIALS AND REGULATORY APPROVALS, WHICH COULD SUBSTANTIALLY DELAY OR PREVENT THEIR DEVELOPMENT OR MARKETING

Any biopharmaceutical or diagnostic product we develop will be subject to rigorous clinical trials and an extensive regulatory approval process implemented by the Food and Drug Administration. This approval process is typically lengthy and expensive, and approval is never certain. Positive results from preclinical studies and early clinical trials do not ensure positive results in late stage clinical trials designed to permit application for regulatory approval. Prior to marketing products in the United States, any biopharmaceutical or diagnostic product that we develop must undergo rigorous preclinical testing and clinical trials. We may not be able to conduct clinical trials at preferred sites, enroll sufficient patients or begin or successfully complete clinical trials in a timely fashion, if at all.

We expect to enter into contractual arrangements with collaborators and third parties to conduct clinical trials on our behalf. Any failure of these collaborators or third parties to perform may delay or terminate the trials. At the present time, Debiopharm S.A. is conducting a Phase I human clinical trial in Europe to determine the safety of EPI-HNE4. We have also engaged a contract resource organization, Ilex Services, to conduct a Phase I human clinical trial to determine the safety of DX-88. Both Debiopharm and Ilex have fulfilled all of their responsibilities to date with respect to these clinical trials.

Because of the risks and uncertainties in biopharmaceutical development, products that we or our collaborators develop through phage display could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If we or our collaborators do not receive these necessary approvals, we will not be able to generate substantial product or royalty revenues and may not become profitable. We and our collaborators may encounter significant delays or excessive costs in our efforts to secure regulatory approvals. Factors that raise uncertainty in obtaining these regulatory approvals include:

- we must demonstrate through clinical trials that the proposed product is safe and effective for its intended use;

- preclinical and clinical data on safety and efficacy of biopharmaceutical compounds developed through phage display is limited, and we are not aware of any that have obtained marketing approval from a regulatory agency;

- data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approvals; and

- we have limited experience in conducting the clinical trials necessary to obtain regulatory approval.

Regulatory authorities may delay, suspend or terminate clinical trials at any time if they believe that the patients participating in trials are being exposed to unacceptable health risks or if they find deficiencies in the clinical trial procedures. In addition, the failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties and other actions that could impair our ability to conduct our business.

BECAUSE WE CURRENTLY LACK THE RESOURCES, CAPABILITY AND EXPERIENCE NECESSARY TO MANUFACTURE, MARKET AND SELL BIOPHARMACEUTICALS, WE WILL DEPEND ON THIRD PARTIES TO PERFORM THESE FUNCTIONS, WHICH MAY AFFECT OUR ABILITY TO COMMERCIALIZE ANY BIOPHARMACEUTICALS WE MAY DEVELOP

We do not currently operate manufacturing facilities for the clinical or commercial production of biopharmaceuticals. We also lack the resources, capability and experience necessary to manufacture, market and sell biopharmaceuticals. As a result, we will depend on collaborators, partners, licensees and other third parties to manufacture clinical and commercial scale quantities of our biopharmaceuticals and to market, sell and distribute them to our target customers. If we enter into these types of third party arrangements, then we will be dependent on the efforts of others, which if not successful could result in decreased revenue.

Because our existing contract manufacturer is not able to produce biopharmaceuticals on a clinical or commercial scale, we may incur substantial expenses to contract with others to manufacture any biopharmaceuticals that we may develop. Similarly, if we are not able to enter into third party arrangements for the marketing and sale of biopharmaceuticals on acceptable terms, then we may incur substantial expenses to develop our own marketing and sales force in order to commercialize our biopharmaceuticals and our efforts may not be successful. As a result we may experience delays in the manufacture and commercialization of our biopharmaceuticals and we may be unable to price our products competitively.

BECAUSE OUR PHAGE DISPLAY TECHNOLOGY IS RELATIVELY NEW, WE AND OUR COLLABORATORS MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF OUR PHAGE DISPLAY-DERIVED BIOPHARMACEUTICALS, WHICH COULD ADVERSELY AFFECT OUR REVENUES

Our phage display technology is a relatively new drug discovery technology. Although there are several biopharmaceutical candidates in preclinical or clinical trials, we are not aware of any commercialized biopharmaceuticals that have been developed using phage display technologies, nor have we commercialized any ourselves. As a result, we cannot be certain that any of our biopharmaceutical candidates, even if successfully approved, will gain market acceptance among physicians, patients, healthcare payors, pharmaceutical manufacturers or others. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy of our biopharmaceutical and diagnostic products and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of our biopharmaceutical candidates will depend on a number of factors, including:

- their clinical efficacy and safety;

- their cost-effectiveness;

- their potential advantage over alternative treatment methods;

- their marketing and distribution support;

- reimbursement policies of government and third-party payors; and

- market penetration and pricing strategies of competing and future products.

If our products do not achieve significant market acceptance, our revenues could be adversely affected.

COMPETITION AND TECHNOLOGICAL CHANGE MAY MAKE OUR POTENTIAL PRODUCTS AND TECHNOLOGIES LESS ATTRACTIVE OR OBSOLETE

We compete with major pharmaceutical and biotechnology companies that are pursuing forms of treatment or prevention for the diseases that we target and technology platforms that compete with phage display. The primary technology platforms that compete with our phage display technology include combinatorial chemistry, single target high throughput screening and antibody technologies. Our business depends significantly on the competitive position of phage display technology. If competing technology platforms obtain broader market acceptance or technologies superior to phage display are developed, our business would be adversely affected.

We are aware of several pharmaceutical and biotechnology companies that use in their own operations combinatorial chemistry, single target high throughput screening or antibody technologies to identify molecules that bind to a desired target. In addition, several companies are in the business of providing these technology platforms to other companies to generate libraries of compounds for screening. Pharmacopeia, Inc. and Arqule, Inc. provide combinatorial chemistry technology, Tularik Inc. and Aurora Biosciences Corporation provide single target high throughput screening, and Abgenix, Inc., Medarex, Inc., Kirin Brewing Co., Ltd., and Protein Design Labs, Inc., as well as our licensees Cambridge Antibody Technology Group plc and Morphosys AG, provide antibody discovery services. In addition, all of our licensees of our phage display patents use phage display technology in the development and discovery of biopharmaceuticals.

In addition, we may experience competition from companies that have acquired or may acquire technology from universities and other research institutions. As these companies develop their technologies, they may develop proprietary positions which may prevent us from successfully commercializing our products.

Our chromatography separations business competes in mature markets with several companies that manufacture, market and sell chromatography separations and purification systems. Some of these competitors, including Amersham Pharmacia Biotech AB, Millipore Corporation, Bio-Rad Laboratories Inc., Isco, Inc. and Waters Corporation, also have long-term relationships with our existing customers. Our major competitor in the chromatography separations system and cartridge market is Isco, Inc. In addition, many therapeutic and diagnostic product manufacturers have traditionally assembled their own chromatography systems. As a result, any future affinity separations products that we develop using phage display may not become accepted in the marketplace as effective technology for use in purification processes for the manufacture of pharmaceuticals and other products.

Many of these competitors have substantially greater financial and other resources than we do and are conducting extensive research and development activities. Other companies may succeed in developing products earlier than we do, obtaining regulatory approval for products more rapidly than we do, or developing products that are more effective or less costly than those we develop.

OUR SUCCESS DEPENDS SIGNIFICANTLY UPON OUR ABILITY TO OBTAIN AND MAINTAIN INTELLECTUAL PROPERTY PROTECTION FOR OUR PRODUCTS AND TECHNOLOGIES

We face risks and uncertainties related to intellectual property rights. For example:

- we may be unable to obtain or maintain patent or other intellectual property protection for any products or processes that we may develop;

- third parties may obtain patents covering the manufacture, use or sale of these products, which may prevent us from commercializing any of our products under development globally or in certain regions; or

- our patents or any future patents that we may obtain may not prevent other companies from competing with us by designing their products or conducting their activities so as to avoid the coverage of our patents.

Our phage display patent rights are central to our non-exclusive patent licensing program. As part of that licensing program, we generally seek to negotiate a phage display license agreement with parties practicing technology covered by our patents. In countries where we do not have and/or have not applied for phage display patent rights, we will be unable to prevent others from using phage display or developing or selling products or technologies derived using phage display. In addition, in jurisdictions outside the United States where we have phage display patent rights, we may not be able to prevent others from selling or importing products or technologies derived elsewhere using phage display. Any inability to protect and enforce our phage display patent rights, whether by licensing or any invalidity of our patents or otherwise, would negatively affect our research and revenues.

In all of our activities, we also rely substantially upon proprietary materials, information, trade secrets and know-how to conduct our research and development activities and to attract and retain collaborators, licensees and customers. Although we take steps to protect our proprietary rights and information, including the use of confidentiality and other agreements with our employees and consultants and in our academic and commercial relationships, these steps may be inadequate, these agreements may be violated, or there may be no adequate remedy available for a violation. Also, our trade secrets or similar technology may otherwise become known to, or be independently developed or duplicated by, our competitors.

Other parties have patents and pending applications to various products and methods related to phage display and may obtain additional patents in the future. From time to time we learn of issued patents which may cover our product development activities as well as commercialization of potential future products. To date, we have filed oppositions against two European patents in the general field of phage display. We do not believe these European patents cover any of our present activities, but we cannot predict whether the claims in these patents may, in their current or future form, cover our future activities or the activities of our collaborators and licensees. We may file other oppositions in the future.

Before we and our collaborators can market some of our processes or products, we and our collaborators may need to obtain licenses from other parties who have patent or other intellectual property rights. If a third party does not offer us a needed license or offers a license only on terms that are unacceptable, we might be unable to commercialize one or more of our products. If a third party does not offer a needed license to our collaborators and as a result our collaborators stop work under the agreement, we might lose future milestone payments and royalties.

We seek affirmative rights of license or ownership under existing patent rights relating to phage display technology of others. For example, through our patent licensing program, we have secured a limited freedom to practice some of these patent rights pursuant to our standard license agreement, which contains a covenant by the licensee that it will not sue us under certain of the licensee's phage display improvement patents. We cannot guarantee, however, that we will be successful in enforcing any agreements from our licensees, including agreements not to sue under their phage display improvement patents, or in acquiring similar agreements in the future, or that we will be able to obtain commercially satisfactory licenses to the technology and patents of others. If we cannot obtain and maintain these licenses and enforce these agreements, this could have a negative effect on our business.

PROCEEDINGS TO OBTAIN, ENFORCE OR DEFEND PATENTS AND TO DEFEND AGAINST CHARGES OF INFRINGEMENT ARE TIME CONSUMING AND EXPENSIVE ACTIVITIES. UNFAVORABLE OUTCOMES IN THESE PROCEEDINGS COULD LIMIT OUR PATENT RIGHTS AND OUR ACTIVITIES, WHICH COULD MATERIALLY AFFECT OUR BUSINESS

Obtaining, protecting and defending against patent and proprietary rights can be expensive. For example, if a competitor files a patent application claiming technology also invented by us, we may have to participate in an expensive and time-consuming interference proceeding before the U.S. Patent and Trademark Office to address who was first to invent the subject matter of the claim and whether that subject matter was patentable. Moreover, an unfavorable outcome in an interference proceeding could require us to cease using the technology or to attempt to license rights to it from the prevailing party. Our business would be harmed if a prevailing third party does not offer us a license on terms that are acceptable to us.

In patent offices outside the United States, we may be forced to respond to third party challenges to our patents. For example, two companies filed oppositions in late 1997 against the only phage display patent that the European Patent Office issued to us to date. A hearing on these oppositions was held April 6, 2000 and our patent was revoked. We plan to appeal this decision to the European Patent Office's Technical Board of Appeals. This appeal will suspend the Opposition Division's decision and reinstate our patent pending the decision of the Technical Board. Although we will be able to enforce this patent during the appeal, any infringement action we file will likely be stayed pending the results of the appeal. We also have a second patent application related to our phage display technology pending in the European Patent Office. The continued prosecution of this application will involve consideration of the grounds on which the Opposition Division revoked our first patent. We cannot assure you that we will be successful in overturning the Opposition Division's decision or in obtaining allowance of this second patent application. We will not be able to prevent other parties from using our phage display technology in Europe if we are not successful in the reinstatement of our first European patent and if the European Patent Office does not grant us another patent that we can maintain after any opposition.

We may need to resort to litigation to enforce any patent issued to us. Third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may have or obtain patents in the future and claim that the use of our technology infringes these patents. For example, we are engaged in a United States court proceeding relating to three patents owned by a third party. George Pieczenik and I.C. Technologies America, Inc. have alleged that our licensing of our phage display patents and our use of phage display technology infringes the third party patents. We could incur substantial costs in connection with any litigation or patent proceeding and our management's efforts would be diverted, regardless of the results of the litigation. An unfavorable result could subject us to significant liabilities to third parties, require us to cease manufacturing or selling the affected products or using the affected processes, require us to license the disputed rights from third parties or result in awards of substantial damages against us. Our business will be harmed if we cannot obtain a license, can obtain a license only on terms we consider to be unacceptable or if we are unable to redesign our products or processes to avoid infringement.

OUR REVENUES AND OPERATING RESULTS HAVE FLUCTUATED SIGNIFICANTLY IN THE PAST, AND WE EXPECT THIS TO CONTINUE IN THE FUTURE

Our revenues and operating results have fluctuated significantly on a quarter to quarter basis. We expect these fluctuations to continue in the future. Fluctuations in revenues and operating results in the future will depend on:

- the timing of our increased research and development expenses;

- the establishment of new collaborative and licensing arrangements;

- the timing and results of clinical trials;

- the development and marketing programs of current and prospective collaborators;

- the completion of certain milestones; and

- the timing of customer purchases of larger separations equipment systems.

If the revenues we actually receive are less than the revenues we expect for a given fiscal period, then we may be unable to reduce our expenses quickly enough to compensate for the shortfall. Our revenues in any period are not a reliable indicator of our future performance. In addition, our fluctuating revenues and operating results may fail to meet the expectations of securities analysts or investors. Our failure to meet these expectations may cause the price of our common stock to decline.

WE MAY NOT SUCCEED IN ACQUIRING TECHNOLOGY AND INTEGRATING COMPLEMENTARY BUSINESSES

We may acquire additional technology and complementary businesses in the future. Acquisitions involve many risks, any one of which could materially harm our business, including:

- the diversion of management's attention from core business concerns;

- the failure to exploit effectively acquired technologies or integrate successfully the acquired businesses;

- the loss of key employees from either our current business or any acquired businesses; and

- the assumption of significant liabilities of acquired businesses.

In July 1999, we acquired Target Quest B.V. We may be unable to make any additional acquisitions in an effective manner. In addition, the ownership represented by the shares of our common stock held by you will be diluted if we issue equity securities in connection with any acquisition. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash, including the proceeds of this offering. If we issue debt securities to finance acquisitions, then the debtholders would have rights senior to the holders of shares of our common stock to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our shares of common stock. Acquisition financing may not be available on acceptable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could harm our operating results.

IF WE LOSE OR ARE UNABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL, THEN WE MAY NOT BE ABLE TO DEVELOP OUR PRODUCTS OR PROCESSES

We are highly dependent on qualified scientific and management personnel, and we face intense competition from other companies and research and academic institutions for qualified personnel. If we lose an executive officer, a manager of one of our principal business units or research programs, or a significant number of any of our staff or are unable to hire and retain qualified personnel, then our ability to develop and commercialize our products and processes may be delayed or prevented. We do not have employment agreements with any of our key employees other than Robert Ladner, Scott Chappel and Stephen Galliker. We do not maintain key-man life insurance with respect to any employees, and we do not currently intend to obtain such insurance.

WE MAY ENCOUNTER DIFFICULTIES IN MANAGING OUR GROWTH

We may not be able to manage our growth and expansion, and the failure to do so may slow our growth rate or give rise to inefficiencies that would increase our losses. Our ability to manage our operations and growth effectively depends upon the continual improvement of our operational, financial and management controls, reporting systems and procedures.

WE CURRENTLY DEPEND ON ONE SUPPLIER FOR A KEY COMPONENT IN OUR SEPARATIONS PRODUCTS, AND IF WE LOSE THAT SUPPLIER WE COULD EXPERIENCE DELAYS IN THE PRODUCTION AND SHIPMENT OF OUR SEPARATIONS PRODUCTS, WHICH WOULD ADVERSELY IMPACT OUR SEPARATIONS PRODUCT SALES REVENUES

We manufacture our chromatography separations products using compounds and separations media manufactured by third parties. We currently purchase all of the silica that we use as separations media in our prepacked disposable separations cartridges and other separations products from Chemie Uetikon, a major bulk producer of silica located in Zurich, Switzerland. We generally do not carry significant inventories of this media. Our sole supplier may not devote the resources necessary to support the continued availability of this media. While we believe that we could obtain separations media from alternative sources of supply at prices and on terms and conditions substantially similar to those in the agreement with our current supplier, any interruption in our source of supply could slow production and delay shipments to our customers, which would adversely impact our separations product sales revenues. To date, we have not experienced any major difficulties in obtaining commercial or clinical quantities of separations media from our current supplier.

WE USE AND GENERATE HAZARDOUS MATERIALS IN OUR BUSINESS, AND ANY CLAIMS RELATING TO THE IMPROPER HANDLING, STORAGE, RELEASE OR DISPOSAL OF THESE MATERIALS COULD BE TIME-CONSUMING AND EXPENSIVE


Our development and manufacture of chromatography separations systems and products involves the controlled storage, use and disposal of hazardous materials and chemicals, including acetone, isopropyl alcohol, propylene glycol and other flammable solvents. Our phage display research and development also involves the controlled storage, use and disposal of similar chemicals and solvents, as well as biological materials. We are subject to foreign, federal, state and local laws and regulations governing the use, manufacture and storage and the handling and disposal of materials and waste products. Although we believe that our safety procedures for handling and disposing of these hazardous materials comply with the standards prescribed by laws and regulations, we cannot completely eliminate the risk of contamination or injury from hazardous materials. In the event of an accident, an injured party could seek to hold us liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

WE MAY HAVE SIGNIFICANT PRODUCT LIABILITY EXPOSURE

We face exposure to product liability and other claims if products or processes are alleged to have caused harm. These risks are inherent in the testing, manufacturing and marketing of human therapeutic products. Although we currently maintain product liability insurance, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. Our inability to obtain product liability insurance at an acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of any products that we or our collaborators develop. We also have liability for products manufactured by us on a contract basis for third parties. If we are sued for any injury caused by our products or processes, then our liability could exceed our product liability insurance coverage and our total assets.

OUR BUSINESS IS SUBJECT TO RISKS ASSOCIATED WITH INTERNATIONAL SALES AND OPERATIONS AND COLLABORATIONS

Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Revenues from the conduct of business in the United Kingdom are received in pound sterling and represent 25% of our total revenues in 1999. We anticipate that revenues from international operations will continue to represent a portion of our total revenues. Accordingly, our future results could be harmed by a variety of factors.

The laws of foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. In countries where we do not have and/or have not applied for patents on our products, we will be unable to prevent others from developing or selling similar products. In addition, in jurisdictions outside the United States where we have phage display patent rights, we may not be able to prevent unlicensed parties from selling or importing products or technologies derived elsewhere using phage display.

Until we or our licensees obtain the required regulatory approvals for biopharmaceuticals developed using phage display in any specific foreign country, we or our licensees will be unable to sell these products in that country. International regulatory authorities have imposed numerous and varying regulatory requirements and the approval procedures can involve additional testing. Approval by one regulatory authority does not ensure approval by any other regulatory authority.

RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK MAY HAVE A VOLATILE PUBLIC TRADING PRICE AND LOW TRADING VOLUME

Prior to this offering, our equity did not trade in a public market. An active public market for our common stock may not develop or be sustained after this offering. We and the underwriters, through negotiations, will determine the initial public offering price. This price may not be indicative of the market price at which the common stock will trade after this offering.

The market prices for securities of companies comparable to us have been highly volatile. Often, the market in these stocks has experienced significant price and volume fluctuations for reasons unrelated to the operating performance of the individual companies.

Many factors may have a negative effect on the market price of our common stock, including:

- public announcements by us, our competitors or others;

- developments concerning proprietary rights, including patents and litigation matters;

- publicity regarding actual or potential results with respect to products or compounds we or our collaborators are developing;

- regulatory developments in both the United States and abroad;

- public concern about the safety or efficacy of new technologies;

- general market conditions and comments by securities analysts; and

- quarterly fluctuations in our revenues and financial results.

THE SALE OF A SUBSTANTIAL NUMBER OF SHARES AFTER THIS OFFERING COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

If we or our stockholders sell shares of our common stock after this offering the market price of the common stock could decline. We intend to file registration statements ninety days following the offering to permit the sale of 2,751,415 shares of our common stock issuable under our equity incentive and employee stock purchase plans.


Future sales of common stock in the public market following this offering could also adversely affect the market price of our common stock. After this offering, we will have 18,102,711 shares of common stock outstanding. Of these shares, the 4,000,000 shares sold in this offering will be freely transferable without restriction.



Holders of 14,005,090 shares of our common stock have signed lock-up agreements or are subject to agreements among the stockholders that restrict resale of their shares for 180 days after the closing of this offering. Under these lock-up agreements, our stockholders have agreed, subject to certain limited exceptions, not to sell any shares owned by them as of the effective date of this prospectus for a period of 180 days thereafter, unless they first obtain the written consent of J.P. Morgan & Co. At the end of 180 days, approximately 13,982,973 shares of common stock, plus up to an additional approximately 1,433,312 shares issuable upon the exercise of vested options, will be eligible for immediate resale subject to the applicable provisions under Rule 144.


The remainder of the approximately 875,326 shares of common stock outstanding or issuable upon exercise of options or warrants held by existing stockholders or option holders will become eligible for sale at various times over a period of approximately two years. These shares could be sold earlier if the holders exercise registration rights that may be available to them.

The holders of 11,584,459 shares of common stock issuable upon conversion of convertible preferred stock will have the right in some circumstances to require us to register their shares for resale to the public. Holders of all of these shares are subject to the restrictions on transfer set forth above.

WE MAY ALLOCATE THE NET PROCEEDS FROM THIS OFFERING IN WAYS THAT STOCKHOLDERS MAY NOT APPROVE

Our management will have considerable discretion in the application of the net proceeds of this offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. We may use the net proceeds for corporate purposes that do not increase our profitability or our stock price. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest bearing, investment grade securities or guaranteed obligations of the United States or other governments or their agencies.

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND PROVISIONS OF DELAWARE LAW MAY MAKE AN ACQUISITION MORE DIFFICULT

We are incorporated in Delaware. Anti-takeover provisions of Delaware law and our charter documents may make a change in control more difficult. Also, under Delaware law, our board of directors may adopt additional anti-takeover measures. Our charter will authorize our board of directors to issue up to 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by our stockholders. If the board of directors exercises this power to issue preferred stock, it could be more difficult for a third party to acquire a majority of our outstanding voting stock. Our charter also provides staggered terms for the members of our board of directors. This may prevent stockholders from replacing the entire board in a single proxy contest, making it more difficult for a third party to acquire control of us without the consent of our board of directors. Our equity incentive plans generally permit our board of directors to provide for acceleration of vesting of options granted under these plans in the event of certain transactions that result in a change of control. If our board of directors used its authority to accelerate vesting of options, then this action could make an acquisition more costly, and it could prevent an acquisition from going forward. Under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors could use this provision to prevent changes in management.

OUR OFFICERS AND DIRECTORS MAY BE ABLE TO BLOCK PROPOSALS FOR A CHANGE IN
CONTROL

After this offering, our executive officers, directors and affiliates will control approximately 38.2% of our outstanding common stock. Therefore, our directors and officers will have the ability to influence Dyax.

These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

YOU WILL EXPERIENCE SUBSTANTIAL DILUTION IN THE VALUE OF SHARES OF COMMON STOCK IMMEDIATELY AFTER THE OFFERING

We expect that the initial public offering price of our common stock will be substantially higher than the book value per share of the outstanding common stock. Purchasers of the shares of common stock will experience immediate dilution of their investment from the initial offering price. This dilution is estimated to be $10.61 per share, using the book value of our company at June 30, 2000 and at an assumed initial offering price of $14.00 per share. In addition, purchasers of common stock in this offering will contribute 44% of the total consideration paid for Dyax stock, but will only own 22% of the common stock outstanding immediately after this offering. When holders of options exercise their rights to purchase shares of common stock, the interests of purchasers in this offering will be further diluted.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements appear principally in the sections entitled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and "Business." Forward-looking statements may appear in other sections of this prospectus as well. Generally, the forward-looking statements in this prospectus use words like "anticipate," "believe," "could," "estimate," "expect," "future," "intend," "may," "opportunity," "plan," "potential," "project," "will," and similar terms.

These forward-looking statements include statements about:

- our strategic plans;

- the future of our industry;

- the scope of our patent coverage;

- the commencement and completion of research and preclinical studies and clinical trials;

- the timing of planned regulatory filings;

- the establishment of corporate collaborations;

- competitive technologies and activities of competitive companies;

- anticipated expenses;

- anticipated sources of future revenues;

- our need for additional funds; and

- other circumstances described in terms of our expectations or intentions.

Forward-looking statements involve risks and uncertainties. Our actual results could differ significantly from the results discussed in the forward-looking statements in this prospectus. Many factors could cause or contribute to these differences, including the factors discussed in the section of this prospectus entitled "Risk Factors." You should carefully read this entire prospectus, particularly the section entitled "Risk Factors," before you make an investment decision.

The forward-looking events discussed in this prospectus might not occur. Therefore, you should not place undue reliance on our forward-looking statements.

                            ------------------------

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.
                            ------------------------

                                USE OF PROCEEDS

If we sell 4,000,000 shares of common stock in this offering at an assumed price of $14.00 per share, we estimate that our net proceeds will be $51,000,000. This estimate takes into account the underwriting discount and all estimated offering expenses that are payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $58,812,000.

We plan to use the net proceeds from this offering to fund research and development, possible acquisitions of technology and complementary businesses, to meet our working capital needs, capital expenditures and for other general corporate purposes. At this time, we cannot estimate precisely the allocation of the proceeds among these uses, and we may use some of the proceeds from this offering for other purposes. From time to time we may in-license technology or complete immaterial transactions to acquire complementary businesses. Although we may use a portion of the net proceeds for possible transactions of this sort, we have no specific understandings, commitments, or agreements to use the proceeds in this manner. We plan to invest the net proceeds in short-term, interest bearing, investment grade securities or guaranteed obligations of the United States or other governments or their agencies.

                                DIVIDEND POLICY

We have never paid cash dividends on our common stock. We do not anticipate paying cash dividends on our common stock in the foreseeable future. We currently intend to retain any future earnings to finance the growth and development of our business.

                                 CAPITALIZATION

The following table shows, as of June 30, 2000, our actual, pro forma, and pro forma as adjusted capitalization and cash and cash equivalents.

The pro forma capitalization reflects the conversion of 14,696,987 shares of our preferred stock into 11,584,459 shares of common stock upon the closing of this offering. The pro forma as adjusted capitalization reflects the sale in this offering of 4,000,000 shares of common stock at an assumed initial offering price of $14.00 per share and the application of the estimated net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us. This table does not include 2,333,472 shares of common stock that are issuable upon exercise of stock options that were outstanding as of June 30, 2000. The weighted average exercise price of these outstanding options is $2.05. This table also does not include 27,022 shares of common stock that are issuable upon the exercise of outstanding warrants at an exercise price of $3.97 per share.

This table should be read in conjunction with our consolidated financial statements and the other financial information included in this prospectus.

                                                              -------------------------------
                                                                       JUNE 30, 2000
                                                              -------------------------------
                                                                                    PRO FORMA
                                                                             PRO          AS
IN THOUSANDS, EXCEPT SHARE DATA                                ACTUAL      FORMA    ADJUSTED
                                                              --------   --------   ---------
Current portion of long-term debt and capital lease
  obligation................................................  $   660    $   660     $   660
Long-term debt and capital lease obligations, less current
  portion...................................................  $ 1,929    $ 1,929     $ 1,929
Stockholders' equity:
  Class A convertible preferred stock, $.01 par value;
    15,312,391 shares authorized; 14,696,987 shares issued
    and outstanding; no shares issued and outstanding on a
    pro forma and pro forma as adjusted basis...............   57,426         --          --
  Common stock, $.01 par value; 20,000,000 shares
    authorized; 2,507,562 shares issued and outstanding,
    14,092,021 shares issued on a pro forma basis and
    18,092,021 shares issued on a pro forma adjusted basis
    (unaudited).............................................       25        141         181
  Additional paid-in capital................................   20,544     77,854     128,814
  Receivable from officer for common stock purchase.........     (418)      (418)       (418)
  Accumulated (deficit).....................................  (60,380)   (60,380)    (60,380)
  Treasury stock (1,378 common shares at cost)..............       --         --          --
  Deferred compensation.....................................   (5,397)    (5,397)     (5,397)
  Accumulated other comprehensive loss......................       35         35          35
                                                              -------    -------     -------
    Total stockholders' equity..............................   11,835     11,835      62,835
                                                              -------    -------     -------
    Total capitalization....................................  $14,424    $14,424     $65,424
                                                              =======    =======     =======

                                    DILUTION

Our pro forma net tangible book value as of June 30, 2000 was $10,290,000, or $0.73 per share of common stock. The pro forma net tangible book value per share before this offering represents the amount of our pro forma stockholders' equity, less intangible assets, divided by the pro forma number of shares of common stock outstanding as of June 30, 2000. Pro forma net tangible book value per share after this offering gives effect to the application of net proceeds from the sale of 4,000,000 shares of our common stock in this offering, at an assumed initial public offering price of $14.00 per share. As of June 30, 2000, our pro forma net tangible book value after this offering would have been $61,290,000, or $3.39 per share.

This represents an immediate increase in net tangible book value to existing stockholders of $2.66 per share and an immediate dilution to new investors of $10.61 per share. The following table illustrates the per share dilution:

                                                              -------------------
Assumed initial public offering price.......................              $14.00
  Pro forma net tangible book value per share at June 30,
    2000....................................................   $0.73
  Increase per share attributable to new investors..........    2.66
Pro forma net tangible book value per share after
  offering..................................................                3.39
                                                                          ------
Dilution per share to new investors.........................              $10.61
                                                                          ======

Assuming the exercise in full of the underwriters' over-allotment option, our adjusted pro forma net tangible book value after this offering at June 30, 2000 would have been approximately $3.70 per share, representing an immediate increase in pro forma tangible book value of $2.97 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $10.30 per share to purchasers in this offering.

The following table, as of June 30, 2000, lists the number of shares of common stock purchased, the total amount paid, and the average price per share paid by our existing stockholders. The following table also lists the number of shares of common stock purchased and the total amount paid, calculated before deduction of the underwriting discount and estimated offering expenses, and the average price per share paid by the new investors in this offering assuming the sale of 4,000,000 shares of our common stock at an assumed initial public offering price of $14.00 per share.

                                                 -------------------------------------------------------------
                                                   SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                                 ---------------------   -----------------------   PRICE PER
                                                     NUMBER   PERCENT          AMOUNT   PERCENT       SHARE
                                                 ----------   --------   ------------   --------   -----------
Existing stockholders..........................  14,092,021     77.9%    $ 71,195,000     56.0%      $ 5.05
New investors..................................   4,000,000     22.1       56,000,000     44.0        14.00
                                                 ----------    -----     ------------    -----
Total..........................................  18,092,021    100.0%    $127,195,000    100.0%
                                                 ==========    =====     ============    =====

Both of the above tables reflect the conversion of 14,696,987 shares of our preferred stock into 11,584,459 shares of common stock upon the closing of this offering and assume no exercise of the underwriters' over-allotment option and no exercise of stock options or warrants that were outstanding as of June 30, 2000. As of June 30, 2000, there were options outstanding to purchase 2,333,472 shares of our common stock, at a weighted average exercise price of $2.05 per share. As of June 30, 2000, there were warrants outstanding to purchase 27,022 shares of our common stock at an exercise price of $3.97 per share. If any or all of these options are exercised, then there will be further dilution to our investors, including the purchasers in this offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

We have derived the consolidated statement of operations data for the years ended December 31, 1997, 1998, and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 from our audited financial statements included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997 from our audited financial statements that are not included in this prospectus. These financial statements were audited by PricewaterhouseCoopers LLP. The selected consolidated financial data as set forth below as of June 30, 2000 and for the six months ended June 30, 1999 and June 30, 2000 have been derived from our unaudited financial statements which are included elsewhere in this prospectus. We have prepared the unaudited financial statements on a basis consistent with our audited annual financial statements. In our opinion, the unaudited financial statements include all normal recurring adjustments necessary for a fair presentation of our results of operations and financial condition for such periods. Our operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2000. You should read the selected financial information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes related to those financial statements included elsewhere in this prospectus.

                                        -----------------------------------------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,                      SIX MONTHS ENDED JUNE 30,
                                        ------------------------------------------------------------   --------------------------
IN THOUSANDS, EXCEPT SHARE DATA             1995         1996         1997         1998         1999         1999            2000
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenues:
  Product sales.......................  $  3,592   $    4,478   $    7,138   $    9,641   $   12,596   $    5,246      $    6,686
  Product development and license fee
    revenues..........................       428        2,235        2,192        4,490        4,237        1,728           3,577
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
      Total revenues..................     4,020        6,713        9,330       14,131       16,833        6,974          10,263
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
Operating expenses:
  Cost of products sold...............     1,952        2,046        2,931        4,164        5,515        2,311           3,071
  Research and development (excluding
    stock-based compensation of $0,
    $306 and $423 for the years ended
    December 31, 1997, 1998 and 1999,
    respectively; $212 and $395 for
    the six months ended June 30, 1999
    and 2000, respectively)...........     1,343        3,140        5,625        6,778       10,618        4,653           6,992
  Selling, general and administrative
    (excluding stock-based
    compensation of $75, $375 and $516
    for the years ended December 31,
    1997, 1998 and 1999, respectively;
    $258 and $483 for the six months
    ended June 30, 1999 and 2000,
    respectively).....................     2,710        4,170        6,787       10,061       14,069        6,113           8,365
  Stock-based compensation............         0            0           75          681          939          470             878
  Other expenses(1)...................     4,554           --           --           --           --           --              --
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
      Total operating expenses........    10,559        9,356       15,418       21,684       31,141       13,547          19,306
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
Loss from operations..................    (6,539)      (2,643)      (6,088)      (7,553)     (14,308)      (6,573)         (9,043)
Interest income (expenses), net.......       (46)         (78)         265          401          856          418             318
Investment income.....................        --           --           --           --          265           --              --
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
Net loss..............................  $ (6,585)  $   (2,721)  $   (5,823)  $   (7,152)  $  (13,187)  $   (6,155)     $   (8,725)
                                        --------   ----------   ----------   ----------   ----------   ----------      ----------
Basic and diluted net loss per
  share(2)............................  $ (27.53)  $    (2.70)  $    (3.95)  $    (4.22)  $    (6.81)  $    (3.53)     $    (3.74)
Shares used in computing basic and
  diluted net loss
  per share...........................   239,212    1,006,730    1,473,474    1,694,782    1,936,907    1,743,759       2,333,493
Unaudited pro forma basic and diluted
  net loss per share(3)...............                                                    $     (.97)                  $     (.62)
Shares used in computing unaudited,
  pro forma basic and diluted net loss
  per share...........................                                                    13,604,750                   14,006,038

                                                              ----------------------------------------------------------------
                                                                               AS OF DECEMBER 31,
                                                              ----------------------------------------------------    JUNE 30,
IN THOUSANDS                                                      1995       1996       1997       1998       1999       2000
                                                              --------   --------   --------   --------   --------   ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  1,959   $  8,591   $  4,762   $ 25,491   $ 16,726   $ 16,156
Working capital.............................................     1,870      9,241      5,314     26,515     15,279     12,713
Total assets................................................     4,692     12,236     10,636     34,416     29,608     30,053
Long-term debt and capital lease obligations, less current
  portion...................................................     2,097        770      1,078        586      1,249      1,929
Accumulated (deficit).......................................   (22,772)   (25,493)   (31,316)   (38,468)   (51,655)   (60,380)
Total stockholders' equity..................................       705      8,997      5,671     29,410     19,300     11,835

------------------------------
(1) Includes write-offs of an intangible asset in the amount of $456,000 and incomplete technology in the amount of $4.1 million in the year ended December 31, 1995. Excludes the results of operations of Protein Engineering Corporation for periods before its acquisition by the company on August 11, 1995.

(2) Weighted average number of shares for the year ended December 31, 1995 reflects shares of Biotage, Inc. prior to the acquisition of Protein Engineering Corporation.

(3) See Note 4 of Notes to Consolidated Financial Statements for a description of the computation of pro forma net income (loss) per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YOU SHOULD READ THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THEIR NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "INTEND," "BELIEVE," "ESTIMATE," "PLAN" AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO US ARE INCLUDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS, PARTICULARLY UNDER THE HEADING "RISK FACTORS."

BACKGROUND

We are a biopharmaceutical company that has developed and patented a method, known as phage display, that we are using to identify a broad range of compounds with potential for the treatment and diagnosis of diseases. We are using phage display to build a broad portfolio of product candidates that we plan to develop and commercialize either ourselves or through collaborations. We are further leveraging this technology platform with collaborative arrangements and licenses that can produce revenues through research funding, patent and/or library license fees, milestone payments and royalties. We are currently engaged in 10 collaborative arrangements with biotechnology and pharmaceutical companies for the discovery and/or development of biopharmaceutical, separations and diagnostic lead compounds, and we have licensed our phage display patents to over 40 companies and institutions on a non-exclusive basis.

We also develop, manufacture and sell chromatography separations systems and products under the Biotage name. We are a leading developer, manufacturer and supplier of chromatography separations systems that use disposable cartridges to separate and purify pharmaceuticals being produced for research and clinical development. Using our phage display technology, we are also developing potential separations products to purify biopharmaceuticals.

We had net losses of approximately $2.7 million in 1996, $5.8 million in 1997, $7.2 million in 1998 and $13.2 million in 1999 and $8.7 million for the six months ended June 30, 2000. As of June 30, 2000, we had an accumulated deficit of approximately $60.4 million. These losses resulted primarily from research and development efforts on phage display-derived products and the development, sales and marketing efforts for our Biotage separations business. For us to be profitable, we must fully develop and commercialize biopharmaceuticals, establish additional collaborative arrangements and achieve greater market penetration for our Biotage products with new and existing separations products.

RECENT DEVELOPMENTS

In February 2000, we entered into a license technology transfer and technology services agreement with Amgen Inc. under which we are developing a new phage library for Amgen. Amgen has broad rights to develop and commercialize therapeutic products using phage display.

In March 2000, we entered into a collaboration and license agreement with Human Genome Sciences, Inc. Under this agreement we and HGSI will use our phage display technology to identify and optimize product leads that bind to therapeutic targets selected by HGSI, as well as to develop new technologies for screening and purifying targets. We granted HGSI a non-exclusive license to our phage display technology and compound libraries to create leads that may be used as peptide drugs, human monoclonal antibody drugs and IN VITRO diagnostic products.

ACQUISITIONS

On July 14, 1999, we acquired all of the capital stock of Target Quest B.V., a Netherlands corporation, in exchange for 412,500 shares of our common stock. We acquired Target Quest B.V. to advance our antibody program with human antibody libraries, product leads and scientific expertise. We accounted for this acquisition as a pooling of interests. Our historical consolidated financial statements have been restated to reflect the combined financial position and the results of operations and cash flows of Dyax and Target Quest B.V. for all periods presented.

Also on July 14, 1999, we acquired the remaining 33% interest in Target Quest, LLC not owned by Target Quest B.V. in exchange for 379,152 shares of our common stock. We accounted for this acquisition as a purchase. Accordingly, we have included the results of operations of Target Quest, LLC in our consolidated financial statements since July 1, 1999. We allocated approximately
$2.1 million of the purchase price to a marketing agreement and are amortizing it over 2.5 years on a straight-line basis.

REVENUE RECOGNITION

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition in Financial Statements", which provides guidance related to revenue recognition based on interpretations and practices promulgated by the SEC. We have retroactively adopted the guidance of Staff Accounting Bulletin 101 for all periods presented in these financial statememts. In connection with this adoption, the Company has adopted a policy of recognizing revenue related to milestone payments on a retrospective basis over the term of related research contracts. This policy is described in further detail in Note 2 of the Notes to Consolidated Financial Statements. As a result, certain revenues related to milestones achieved will be recognized in periods subsequent to the achievement of such milestones. At June 30, 2000, there were no amounts of deferred milestone revenue to be recognized over future periods.

The financial terms of our collaboration agreements often include signing fees, funding for research and development, milestone payments and royalties on any product sales derived from the collaboration. The standard terms of our license agreements generally include signing fees, annual maintenance fees, milestone payments and royalties on sales of products derived using phage display. Signing fees and annual maintenance fees are generally recognized as revenue ratably over the period of the collaborative arrangement or the license. Funding for research and development is recorded as revenue as the related expenses are incurred. Milestone payments, which are not refundable, are recognized as revenue on a retrospective basis. Accordingly, upon achievement of the milestone, a portion of the milestone payment equal to the percentage of the collaboration completed through that date will be recognized. The remainder will be recognized ratably over the remaining term of the collaboration. Royalties on product sales paid by our collaborators and licensees are recorded as revenue when they are earned.

We derive product sales from our Biotage chromatography separations systems and products. We generally recognize product revenues upon product shipment to our customers and satisfaction of all our obligations. For products that require significant installation services, we recognize revenues upon product installation.

Historically, product revenues are highest in the fourth quarter of a year as our customers complete their annual capital expenditure cycles. Non-product revenues have historically fluctuated significantly from quarter to quarter due to variations in the nature and timing of our collaborators and licensees.

Prior to 1999, our collaboration arrangements were primarily funded research programs with smaller upfront signing fees. These arrangements and license agreements typically had 12 to 24 month terms. Beginning in 1999, and continuing through June 2000, we began to enter into collaboration and license arrangements with longer terms. Several of these arrangements have significantly larger signing fees resulting in an increase in deferred revenue. These deferred revenues will be amortized over the terms of the related agreements.

STOCK-BASED COMPENSATION EXPENSES

Through June 30, 2000, we have recorded a deferred compensation expense of approximately $8.0 million, representing the difference between the fair market value of the common stock on the option grant date and the exercise price. These amounts are presented as a reduction of stockholders' equity and are amortized ratably over the vesting period of the options, which is generally four years. These valuations resulted in charges to operations of $75,000, $681,000, $939,000 in 1997, 1998 and 1999 and $878,000 in the six months ended June 30,
2000. We expect to recognize stock-based compensation expense of at least
$1.7 million, $1.8 million, $1.5 million and $1.1 million in 2000, 2001, 2002 and 2003.

RESULTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2000 AND 1999

REVENUES. Total revenues increased 47% to $10.3 million for the six months ended June 30, 2000 from $7.0 million for the comparable period in 1999. Product sales and product development and license revenues accounted for 65% and 35%, respectively, of total revenues in the 2000 period, as compared to 75% and 25% in the 1999 period. For the six months ended June 30, 2000, product sales increased 29% to $6.7 million from $5.2 million in 1999 primarily due to increased market share of our existing product lines, particularly in the Flash chromatography product line. For the six months ended June 30, 2000, as a result of entering into two significant product development collaborations and technology license arrangements and an additional license agreement, our deferred revenue increased to $9.6 million from $2.9 million at December 31, 1999 and our product development and license fee revenue increased 107% to $3.6 million from $1.7 million in the comparable period in 1999.

The deferred revenue of $9.6 million will be recognized on a straight-line basis over the life of the related agreements as follows: $1.9 million; and $3.0 million, $2.0 million; $1.4 million; $1.1 million and $200,000 for the years ending December 31, 2000, 2001, 2002, 2003, 2004 and 2005.

COST OF PRODUCTS SOLD. The cost of products sold increased 35% to $3.1 million in the six months ended June 30, 2000 from $2.3 million in the 1999 period as a result of increased product sales. The cost of products sold as a percentage of product sales increased to 46% in 2000 from 44% in 1999 primarily due to sales of relatively higher cost separations systems.

RESEARCH AND DEVELOPMENT. Research and development expenses increased 49% to $7.0 million in the six months ended June 30, 2000 from $4.7 million in the comparable period in 1999. The increase resulted primarily from expenditures on new collaboration arrangements and compound manufacturing expenditures on the DX-88 project with Genzyme as Phase I clinical trials began in April 2000. We expect that manufacturing expenditures will continue to increase as products progress through clinical trials. Additionally, we increased our development activities on internal efforts to develop products in biopharmaceuticals, separations, diagnostics and industrial enzymes.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 38% to $8.4 million in the six months ended June 30, 2000 from $6.1 million in the 1999 period. These expenses increased due to increased selling and marketing expenses in connection with the growth in product sales and business development expenses to support increased collaboration and licensing activity.

STOCK-BASED COMPENSATION EXPENSES. Stock-based compensation expenses increased 87% to $878,000 in the six months ended June 30, 2000 as compared to $470,000 in the comparable period in 1999, due to increased amortization arising from an increase in the number of options granted under our equity incentive plan in 1999. Stock-based compensation expense represents the difference between the fair market value of the common stock on the option grant date and the option exercise price.

INTEREST AND INVESTMENT INCOME. Interest and investment income decreased 24% to $318,000 in the six months ended June 30, 2000 from $418,000 in 1999 due to lower average cash balance in the 2000 period than in the 1999 period. This reduction was due to the funding of our net losses from our available cash balances.

NET LOSS. Our net loss for the six months ended June 30, 2000 was $8.7 million as compared to our net loss for the six months ended June 30, 1999 of $6.2 million.

YEARS ENDED DECEMBER 31, 1999 AND 1998

REVENUES. Total revenues increased 19% to $16.8 million in 1999 from $14.1 million in 1998. Product sales and product development and license revenues accounted for 75% and 25% respectively, of total revenues in 1999, as compared with 68% and 32% in 1998. For 1999, product sales increased 31% to $12.6 million in 1999 from $9.6 million in 1998 as we introduced new separations products and increased the market share of our existing product line. As a result of new collaborations in 1999, our deferred revenues increased to $2.9 million at December 31, 1999 from $859,000 at December 31, 1998. These product development and license fee revenues are amortized over the expected term of each agreement. Product development and license fee revenues decreased 6% to $4.2 million in 1999 from $4.5 million in 1998. This decrease in revenue in 1999 is primarily due to replacing 1998 shorter term funded research programs with a longer term collaboration and a longer term license arrangement, each of which had significant signing fees. Revenues from these signing fees are deferred and amortized over the terms of the agreements.

COST OF PRODUCTS SOLD. The cost of products sold increased 32% to $5.5 million in 1999 from $4.2 million in 1998 as a result of an increase in product sales over 1998. The cost of products sold as a percentage of product sales remained relatively constant at 44% in 1999 and 43% in 1998.

RESEARCH AND DEVELOPMENT. Research and development expenses increased 57% to $10.6 million for the year ended December 31, 1999 as compared with $6.8 million for the year ended December 31, 1998. The increase was the result of funded research for new research discovery collaborative arrangements, primarily our DX-88 project with Genzyme, together with increases in our ongoing internal efforts to develop products in therapeutics, separations, diagnostics and industrial enzymes.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 40% to $14.1 million in 1999 from $10.1 million in 1998. These expenses increased due to the addition of several executives to the management team and increased selling expenses incurred in connection with the growth in product sales and business development expenses to support the general expansion of our production and research operations.

STOCK-BASED COMPENSATION EXPENSES. Stock-based compensation expense increased 38% to $939,000 in 1999 as compared with $681,000 in 1998, due to a greater number of options granted under our equity incentive plan in 1999. Stock-based compensation expense represents the difference between the fair market value of the common stock on the option grant date and the option exercise price.

INTEREST AND INVESTMENT INCOME. Interest and investment income increased 180% to $1.1 million in 1999 from $401,000 in 1998, due to a higher average cash balance in 1999 than in 1998, which resulted from the private placement of preferred stock in 1998. Investment income in 1999 represents the net proceeds after exercising stock warrants and selling the underlying stock. The warrants were granted to the Company as consideration for a non-exclusive license.

NET LOSS. Our net loss in 1999 was $13.2 million compared to $7.2 million in 1998.

YEARS ENDED DECEMBER 31, 1998 AND 1997

REVENUES. Total revenues increased 51% to $14.1 million in 1998 from $9.3 million in 1997. Product sales and research and license revenues accounted for 68% and 32%, respectively, of total revenues in 1998 as compared with 77% and 23% in 1997. Product sales increased 35% to $9.6 million in 1998 from $7.1 million in 1997. In 1998, we introduced new separations products and increased market share of our existing product line. The 105% increase in research and license revenues to $4.5 million in 1998 from $2.2 million in 1997 resulted primarily from seven additional licenses for phage display granted in 1998 as compared with 1997.

COST OF PRODUCTS SOLD. The cost of products sold increased 42% to $4.2 million in 1998 from $2.9 million in 1997 following increases in product sales from year to year. The cost of goods sold as a percentage of product sales increased to 43% in 1998 from 41% in 1997, principally due to changes in product mix.

RESEARCH AND DEVELOPMENT. Research and development expenses increased 20% to $6.8 million in 1998 from $5.6 million in 1997. The increase was the result of funded research for new research discovery collaborative arrangements established during 1998 and 1997, together with increases in our ongoing internal efforts to develop products in therapeutics, separations, diagnostics and industrial enzymes.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased 48% to $10.1 million in 1998 from $6.8 million in 1997 due to the addition of several executives to the management team, write-offs of expenses incurred in connection with our withdrawn public offering, market research expenses invested in the identification of new therapeutic opportunities, increased selling expenses incurred in connection with our growth in product sales, and expenses necessary to support the general expansion of the our production and research operations.

STOCK-BASED COMPENSATION EXPENSES. Stock-based compensation expenses increased 808% to $681,000 in 1998 as compared with $75,000 in 1997, due to the greater number of options granted under our equity incentive plan in 1998 as compared with 1997. Stock-based compensation expense represents the difference between the fair market value of the common stock on the option grant date and the option exercise price.

INTEREST AND INVESTMENT INCOME. Interest income increased 51% to $401,000 in 1998 from $265,000 in 1997 due to a higher average cash balance in 1998 than in 1997, which resulted from the private placement of preferred stock in 1998.

NET LOSS. Our net loss in 1998 was $7.2 million compared to $5.8 million in 1997.

LIQUIDITY AND CAPITAL RESOURCES

Through June 30, 2000, we funded our operations principally through the sale of equity securities, which provided aggregate net cash proceeds since inception of approximately $68.0 million. We have also generated funds from product sales, product development and license fee revenues, interest income and other sources. As of June 30, 2000, we had cash and cash equivalents of approximately
$16.2 million. Our funds are currently invested in U.S. Treasury obligations.

Our operating activities used cash of $7.9 million in 1999, $8.1 million in 1998, and $5.6 million in 1997. The use of cash in all years primarily resulted from our losses from operations and change in our working capital accounts. In the six months ended June 30, 2000, operations used cash of $852,000 resulting from our operating losses and changes in our working capital accounts.

Our investing activities used cash of $1.8 million in 1999, $893,000 in 1998, and $961,000 in 1997. Our investment activities consisted of purchases of property and equipment.

Our financing activity provided $942,000 in 1999, provided $29.8 million in 1998, and provided $2.9 million in 1997. Our financing activities consisted primarily of the sale of preferred stock to both private investors and strategic partners, which were offset by the net repayment of our capital lease lines and notes payable.


We currently have a $3.0 million loan facility available from Genzyme Corporation that was established as part of the collaboration to bring DX-88 to market. Interest on any outstanding balance accrues at a rate equal to one percent over the prime rate of interest. Additionally, after we have funded the first $6.0 million of development and commercialization costs, we will establish a limited liability company, in which we will own 50% and Genzyme will own 50%, and share equally all subsequent development and commercialization costs under the Genzyme collaboration.


We expect the proceeds of this offering, together with our existing resources, to be sufficient to fund our operations for at least eighteen months. We plan to use the net proceeds from this offering to fund research and development, possible acquisitions of technology and complementary businesses, working capital needs, and other general corporate purposes. At this time, we cannot estimate precisely the allocation of the proceeds among these uses, and we may use some of the proceeds from this offering for other purposes.

TAX LOSS CARRYFORWARDS

We have net operating loss carryforwards available to offset future federal taxable income of $49.7 million as of December 31, 1999, and research credits of $1.2 million available to offset future federal tax. The net operating loss and credit carryforwards expire at various dates through 2019. As a result of certain acquisitions and stock issued over the past five years, the availability of the net operating loss carryforwards may be subject to annual limitation under section 382 of the Internal Revenue Code. We also have United Kingdom operating loss carryforwards for income tax purposes of approximately
$1.4 million as of December 31, 1999, which are indefinitely available to offset future taxable income in the United Kingdom.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

As of June 30, 2000, we had cash and cash equivalents of $16.2 million consisting of cash and highly liquid, short-term investments. Our short-term investments will decline by an immaterial amount if market interest rates increase, and therefore, our exposure to interest rate changes is immaterial. Declines of interest rates over time will, however, reduce our interest income from our short-term investments. Our outstanding capital lease obligations are all at fixed interest rates and therefore have minimal exposure to changes in interest rates.

RECENT PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". The standard established accounting and reporting standards requiring the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and the measure of those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, which defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Because we do not currently hold any derivative instruments and do not currently engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.

In March 2000, the FASB issued FASB Interpretation 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of Accounting Principles Board Opinion 25". FASB Interpretation 44 clarifies the application of Accounting Principles Board Opinion 25 and among other issues clarifies the following: the definition of an employee for purposes of applying Accounting Principles Board Opinion 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FASB Interpretation 44 is effective July 1, 2000, but certain conclusions in FASB Interpretation 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. We do not expect the application of FASB Interpretation 44 to have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW

We are a biopharmaceutical company that has developed and patented a method, known as phage display, that we are using to identify a broad range of compounds with potential for the treatment and diagnosis of diseases. We are also using this method to identify compounds that could be used in purifying and manufacturing biopharmaceuticals and other chemicals. We believe that we and others can use our phage display technology to rapidly and cost-effectively determine the potential medical uses of newly discovered proteins and genes and subsequently discover biopharmaceutical product candidates. Given the quantity of genetic information made available by the recent mapping of most of the human genome, we believe that the advantages of our technology over other technologies should increase in importance. We believe that phage display can have the greatest potential impact on our business through our discovery of proprietary biopharmaceuticals.

We also develop, manufacture and sell chromatography separations systems and products that are used in laboratories and pharmaceutical manufacturing to separate molecules in liquid mixtures. We are a leading developer, manufacturer and supplier of chromatography separations systems that use disposable cartridges to separate and thereby purify pharmaceuticals being produced for research and clinical development. Using our phage display technology, we are also developing potential separations products to purify biopharmaceuticals.

We are using phage display technology to build a broad portfolio of product candidates that we plan to develop and commercialize either ourselves or with partners. We are further leveraging this technology platform with collaborations and licenses that can produce revenues through research funding, license fees, milestone payments and royalties.

- We have used our phage display technology to discover two potential biopharmaceuticals, DX-88 and EPI-HNE4, which we refer to as Reltran-TM-, that are in Phase I clinical trials for some inflammatory diseases, and to identify two proteins, including one human monoclonal antibody, with potential for treating some cancers.

- We are currently engaged in 10 collaborative arrangements with biotechnology and pharmaceutical companies for the discovery and/or development of pharmaceuticals, separations and diagnostic products.

- We have licensed our phage display patents to over 40 companies and institutions on a non-exclusive basis to enable the broad application of our technology in the discovery and development of biopharmaceutical and diagnostic products.

- We are developing phage display-derived separations products, to be combined with our existing Biotage chromatography separations systems, that can purify the increasing number of biopharmaceuticals being developed.

- We have discovery and preclinical programs for IN VIVO imaging products and discovery programs for novel industrial enzymes.

- We continue to develop technology internally and acquire technology rights that are complementary to or expand our existing technology.

We plan to continue to invest substantially in programs using our phage display technology to develop biopharmaceutical and other products. We have accumulated losses since inception as we have invested in our businesses. For us to be profitable, we must fully develop and commercialize biopharmaceuticals, establish additional licenses and collaborative arrangements and achieve greater market penetration for our separations products with new and existing separations products.

BACKGROUND

Traditional drug discovery relied on screening thousands of potential biopharmaceutical candidates one at a time. With the advent of modern biology, scientists were better able to identify an individual target and the role that it played in a specific disease. Until recently, however, identifying and isolating the genetic basis of targets was a laborious and time-consuming process. Scientists were limited to several hundred identified human genes and their encoded proteins to use as targets out of between 50,000 and 100,000 total human genes.

Recent improvements in life science research tools and significant investments of financial and scientific resources have greatly accelerated the identification of human genetic sequence information. Scientists now know the identity of most of the genes in the human genome and estimate that the remainder will be known within one year. However, with few exceptions, scientists do not know the function of newly discovered genes in health and disease. Furthermore, traditional approaches to identifying the genes that cause a disease, producing and purifying the protein products encoded by these genes and screening drug candidate compounds are inadequate to exploit fully the information resulting from the greater number of identified genes.

The mapping of most of the human genome has created a significant potential role for technologies that allow for:

TARGET VALIDATION. The first step in the discovery and development of a biopharmaceutical is to identify a molecular target that is involved in a disease. The binding of a molecule to another molecule, or target, is the mechanism nature uses to modulate biochemical and physiological processes such as cellular growth, differentiation, metabolism and death. When scientists demonstrate that the presence or absence of the target is correlated to the disease state, they conclude that they have validated the target.

DISCOVERY OF BIOPHARMACEUTICAL LEADS. Once scientists identify and validate a disease target, they search for a compound that will bind to this target to achieve a desired effect. In order for a binding compound to be considered a promising biopharmaceutical product candidate it must have a high degree of specificity, which means it can distinguish between the correct target and other closely related molecules. The compound must also bind tightly to the target under appropriate physiological conditions, which is referred to as affinity. To a great extent, the safety and efficacy of a biopharmaceutical product depends on its affinity and specificity for the disease target. Scientists use several drug discovery technologies to identify biopharmaceutical product candidates, known as leads, with appropriate affinity and specificity.

PURIFICATION OF BIOPHARMACEUTICAL PRODUCTS. Once scientists identify a biopharmaceutical product lead, they use separations processes to purify the desired product for further development and commercialization. Traditional separations processes rely on the physical and chemical characteristics of the product and multiple steps are required to purify it. Typically, biopharmaceutical companies use these same purification steps in both the development of a product, as well as in the commercial manufacture of that product. The purification steps often have the greatest cost impact on the overall manufacturing process.

To help solve these needs, new platform technologies are required to validate targets rapidly and improve drug discovery and purification processes. We believe that phage display offers significant advantages over other technologies for addressing these challenges.

OTHER DRUG DISCOVERY TECHNOLOGIES

Scientists use several technology platforms to address the need for rapid drug discovery, including combinatorial chemistry, single target high throughput screening and monoclonal antibodies. These technology platforms play important, though specific, roles in accelerating the productivity and effectiveness of drug discovery and are likely to continue to be used into the foreseeable future.

COMBINATORIAL CHEMISTRY. Combinatorial chemistry involves the creation of large collections of chemical compounds for identifying leads. Combinatorial chemistry has made possible the synthesis of up to millions of molecules in a shorter period of time than previously possible. Over the last decade, the field of combinatorial chemistry has been augmented by computational approaches to facilitate molecular design and synthesis. While both combinatorial chemistry and computational approaches are useful in drug discovery, they are limited by several significant factors:

- libraries of these compounds are expensive to produce and screen;

- library compounds and costly biological reagents are consumed during the screening process; and

- initial leads rarely have the requisite affinity and specificity and therefore require time-consuming and expensive optimization procedures.

SINGLE TARGET HIGH THROUGHPUT SCREENING. High throughput screening is a highly automated method used to test large populations of potential drug candidates for activity to a single target. Typically, scientists use automated equipment to add the target to tens of thousands of miniaturized testing vessels, each containing a different compound, to identify those compounds that bind to the target. Scientists then optimize these binding compounds one step at a time using iterative design, synthesis and testing to achieve desired binding affinity and specificity for the target. This process has produced several drug candidates based on the rapid screening of well-known genetic targets. While this process was acceptable when targets were discovered one at a time, its usefulness is limited now that thousands of potential targets are available.

MONOCLONAL ANTIBODIES. Antibodies are part of the body's principal defense mechanism against disease-causing organisms. Antibodies recognize and bind to a specific target referred to as an antigen. When bound to a target the antibody triggers physiological processes that protect humans against disease. Antibodies are capable of having high affinity and specificity to their target. Monoclonal antibodies are antibodies that are produced from cell or phage clones that produce a single antibody capable of binding to a specific antigen.

Historically, mice have been the source of monoclonal antibodies that have been developed into biopharmaceutical products. Although a mouse monoclonal antibody can be produced to bind to one of a number of antigens, it contains mouse protein sequences that tend to be recognized as foreign by the human immune system, which may impair efficacy or cause life threatening allergic responses in humans. The measure of the immune response that a mouse monoclonal antibody produces in a human is known as its immunogenicity. Using new technical approaches, scientists have been able to replace most of the mouse structure of a mouse antibody with a corresponding human antibody structure to produce monoclonal antibodies that retain the target affinity and specificity of the mouse antibody but do not trigger an immune response in humans. Scientists often refer to these antibodies as "humanized" or chimeric monoclonal antibodies. More recently, scientists have specially engineered laboratory mice to replace mouse antibody genes in the genome of a test group of mice with a portion of the large number of human antibody genes. When immunized with a purified target, these "human-mice" produce fully human antibodies that bind to the target. Scientists often refer to this process as human-mouse technology.

These approaches have yielded multiple successes for antibody-based products. There are currently eight monoclonal antibodies approved for human therapy, and we estimate that there are over 100 other monoclonal antibodies in clinical trials. These approaches, however, are limited by several significant factors:

- they typically require at least four to six months to produce an antibody;

- they are generally able to generate antibodies that bind to only one target per test group of mice;

- they are limited by the range of product candidates that the mouse immune system can generate, including identifying only a limited number of potential antibodies that bind to a target; and

- they are not amenable to subsequent optimization of the identified antibody.

The abundance of potential disease targets within the human genome emphasizes the need and associated opportunity for a more rapid, high throughput, cost effective process for discovering human antibodies and other new biopharmaceutical lead compounds.

PHAGE DISPLAY

In the late 1980s, Dyax scientists invented phage display, a novel method to individually display up to tens of billions of peptides and proteins, including human antibodies and enzymes, on the surface of a small bacterial virus called a phage. Using phage display, we are able to produce and search through large collections, or libraries, of peptides and proteins to rapidly identify those compounds that bind with high affinity and high specificity to targets of interest. We describe the technology of phage display in more detail under the caption "Business--Dyax Technology" later in this prospectus.

Our phage display process generally consists of the following steps:

- generating one or more phage display libraries;

- screening new and existing phage display libraries to select binding compounds with high affinity and high specificity; and

- producing and evaluating the selected binding compounds.

Scientists can use phage display to improve the speed and cost effectiveness of drug discovery and optimization. Phage display offers important advantages over, and can be used synergistically to improve, other drug discovery technologies currently employed to identify binding proteins. Over the past ten years, our scientists, collaborators and licensees have applied this powerful platform technology to a wide range of biopharmaceutical applications. We and our collaborators and licensees are using phage display technology at every stage of the drug discovery process to:

- identify and determine the function of novel targets;

- discover biopharmaceutical leads; and

- purify biopharmaceutical leads and targets for research, development and commercialization.

ADVANTAGES OF OUR PHAGE DISPLAY TECHNOLOGY IN THERAPEUTIC DRUG DISCOVERY

We believe our phage display technology has several advantages over other drug discovery technologies:

DIVERSITY AND ABUNDANCE. Many of our phage display libraries contain billions of potential binding compounds that are rationally-designed variations of a particular peptide or protein framework. Furthermore, we can isolate a diverse family of genes by including, for example, those that encode all human antibodies. The size and diversity of our libraries significantly improve the likelihood of identifying binding compounds with high affinity and high specificity for the target. Once we generate libraries we can reproduce them rapidly and use them for an unlimited number of screenings without depleting them.

SPEED AND COST EFFECTIVENESS. We can construct phage display libraries in a few weeks and screen them in a few days to identify binding compounds. Conventional or combinatorial chemistry approaches require between several months and several years to complete this process. Similarly, mouse and human-mouse technologies generally require four to six months to identify a compound. As a result, our phage display technology can significantly reduce the time and expense required to identify a compound with desired binding characteristics.

PARALLEL SCREENING. In automated format, we can apply our phage display technology to many targets simultaneously to discover specific, high-affinity compounds, including human monoclonal antibodies, for each target. In contrast, human mouse antibody technology identifies antibodies that bind to a single target per test group of mice and cannot be automated. Among antibody technologies, phage display is particularly well-suited for genomic applications, due to the large number of gene targets that need to be screened for specific antibodies.

RAPID OPTIMIZATION. We screen phage display libraries to identify binding compounds with high affinity and high specificity for the desired target and can produce successive generations of phage display libraries to further optimize the leads. We have demonstrated between 10- and 100-fold improvement in binding affinity with second generation phage display libraries. This optimization cannot occur with humanized mouse or human-mouse technology and cannot progress as rapidly or with equivalent diversity with combinatorial chemistry.

COMPLEMENTS OTHER DRUG DISCOVERY TECHNOLOGIES. Phage display works synergistically with other drug discovery technologies, including human mouse technology and high throughput screening, to improve product screening. For example, following immunization of the human mice, we can collect the antibody genes from the mice and use them to build a phage display library for further optimization of the antibody leads. This process allows for more rapid selection of a highly diverse population of therapeutic human antibodies. High throughput parallel screening can be used to expose multiple targets simultaneously to the diversity of proteins expressed by our phage libraries. This combination of phage display with automated, high throughput screening technology allows a multi-target approach to lead discovery that is more efficient than the traditional single-target approach. The resulting increase in discovery throughput and capacity are required for the large number of new genomic targets.

NON-THERAPEUTIC APPLICATIONS OF PHAGE DISPLAY

Our phage display technology has potentially broad applications in a number of other areas:

AFFINITY SEPARATIONS PRODUCTS. Purification of a biopharmaceutical product is a complex, multi-step process, which can be a time-consuming step in the discovery process and is often the most expensive step in the manufacturing process. We believe that our phage display technology is a powerful tool for developing new separations media that can be designed using small stable compounds known as ligands that have high affinity for the biopharmaceutical product. We believe that this "affinity" purification will be more cost effective and efficient than other purification processes. Affinity purification should be particularly useful for purifying the large number of new biopharmaceutical and diagnostic leads and products resulting from advances in genomics.

ENZYME ENGINEERING. Enzymes are proteins that accelerate the rate of chemical reactions in a highly specific manner. They are used in a wide range of pharmaceutical and chemical manufacturing processes. To identify novel enzymes, we use phage display to create libraries with millions of variants of an enzyme and screen these libraries to identify novel enzymes that catalyze a desired reaction.

DIAGNOSTIC AND IMAGING PRODUCTS. Binding compounds are essential to most diagnostic products. Often the binding compounds that we discover for biopharmaceutical and separations targets can be used in diagnostic or imaging products to assess therapeutic effectiveness and monitor disease progression. As biopharmaceuticals are being designed more precisely for specific gene targets, the availability of diagnostic methods to detect the relevant gene target will be essential to correctly matching patients with appropriate therapy.

OUR BUSINESS STRATEGY

Our mission is to use phage display to discover and develop novel products focused on major unmet medical needs. We plan to maximize the value of our phage display technology by pursuing both our internal product discovery and development programs and our collaborative arrangements, and by broadly licensing our phage display patents and libraries. Our combination of business activities is designed to facilitate the transition of our value creation model from technology to products.

The following are the principal elements of our business strategy:

DISCOVER AND DEVELOP PROPRIETARY BIOPHARMACEUTICAL PRODUCTS. We have identified three peptides and one human monoclonal antibody lead that we intend to develop with potential for treating some inflammatory diseases and some cancers. We intend to identify new leads for targets that we discover or license from others. We intend to commercialize these leads ourselves or through collaborative arrangements.

LEVERAGE OUR TECHNOLOGY THROUGH BIOPHARMACEUTICAL PRODUCT COLLABORATIONS. We are leveraging our technology through our 10 current collaborative arrangements with biotechnology and pharmaceutical companies for the discovery and/or development of biopharmaceuticals, separations and diagnostic leads. We intend to enter into additional collaborative arrangements for new lead discovery, and preclinical and clinical evaluation of our current and future biopharmaceutical leads, while seeking to retain product commercialization rights by field or geographic area.

LEVERAGE OUR TECHNOLOGY BY LICENSING OUR PHAGE DISPLAY PATENTS AND
LIBRARIES. We are leveraging our phage display patents by licensing them to over 40 companies and institutions on a non-exclusive basis to encourage the broad application of our technology. We make some of our phage display libraries in limited fields available to some of our licensees in exchange for technology transfer payments, milestone payments and royalties. We intend to enter into additional license agreements for our phage display patents and libraries.

DEVELOP AND MARKET INNOVATIVE SEPARATIONS PRODUCTS. Using phage display, we are developing and intend to market innovative affinity separations products designed to meet the challenges of purifying complex biopharmaceutical products. Through collaborative arrangements with pharmaceutical and biotechnology companies, we are identifying compounds that purify the collaborator's specific biopharmaceutical. We are also developing proprietary affinity separations products for purifying classes of molecules, for example antibodies, that may be used by multiple customers.

DEVELOP NOVEL PRODUCTS IN OTHER AREAS USING PHAGE DISPLAY. We are applying our phage display technology to develop diagnostic products for IN VIVO imaging, as well as to engineer novel enzymes with unique chemical specificity that address important market needs. We have identified two diagnostic leads for imaging of inflammation and blood clots in humans, which is known as "IN VIVO" imaging. We plan to partner the development of any IN VIVO imaging products and may do the same for any industrial enzymes that we discover.

CONTINUE TO EXTEND OUR INTELLECTUAL PROPERTY AND TECHNOLOGY. We plan to continue to develop internally and acquire technology that is complementary to our existing technology. Through our patent licensing program, we will continue to enhance our phage display technology by obtaining access to phage display improvements that our licensees develop.

OUR BIOPHARMACEUTICAL PROGRAMS

We are using phage display technology internally and through collaborative arrangements to discover and develop biopharmaceutical products. Our product development programs target a number of therapeutic areas, including some inflammatory/autoimmune diseases and some cancers.

                        DYAX BIOPHARMACEUTICAL PROGRAMS

------------------------------------------------------------------------------------------------------------------
LEADS                   DISEASE AREA/INDICATION     STATUS                      COLLABORATOR DYAX RETAINED RIGHTS
------------------------------------------------------------------------------------------------------------------
EPI-HNE4                Pulmonary                   Phase I clinical trial      Debiopharm   Outside of Europe
(RELTRAN-TM-)           Inflammation/Cystic
                        Fibrosis

DX-88                   Acute and Chronic           Phase I clinical trial      Genzyme      50% Worldwide
                        Inflammation/Hereditary
                        Angioedema

EPI-PLA2                Cancer/Prostate Cancer      Lead Identified             --           Worldwide

HmAb16                  Cancer                      Lead Identified             --           Worldwide

PULMONARY INFLAMMATORY DISEASE

EPI-HNE4/RELTRAN-TM-. In a number of lung diseases, the body secretes an excess of the enzyme known as neutrophil elastase, or elastase. Excess elastase destroys lung tissue. Using phage display, we have discovered a human neutrophil elastase inhibitor, EPI-HNE4. This inhibitor binds to elastase with high affinity and high specificity, suggesting that it may be a potent treatment for lung disease with very few side effects. Our preclinical studies have indicated that EPI-HNE4 may stop the destruction of lung tissue in the following pulmonary diseases:

- CYSTIC FIBROSIS. There are approximately 40,000 patients in the United States and Europe who suffer from cystic fibrosis. Their average life expectancy is 30 years of age. A genetic mutation causes progressive lung destruction and frequent infections in these patients. Large amounts of elastase are secreted into a chronically infected lung. The elastase directly destroys tissue and initiates a cycle of inflammation and repeated tissue destruction. Current treatments manage symptoms poorly. By blocking elastase, EPI-HNE4 may be the first treatment to stop progressive tissue destruction in cystic fibrosis.

- CHRONIC OBSTRUCTIVE PULMONARY DISEASES. Approximately 16 million Americans suffer from chronic obstructive pulmonary diseases, which include chronic bronchitis and emphysema. Genetic mutations or inhaled irritants, including cigarette smoke, cause these diseases, which are characterized by a progressive deterioration in lung function. Over $14 billion is spent annually to treat this group of diseases, which is the fourth leading cause of death in the United States. Elastase plays a role in the progressive destruction of lung tissue in these diseases. EPI-HNE4 may block elastase and stop further damage, improving the quality of life and life expectancy for these patients.

- ASTHMA. Each year, 500,000 of the approximately 15 million asthmatics in the United States are hospitalized for a potentially life-threatening asthma attack. These severe attacks are caused by excessive airway inflammation in response to an allergen. The inflammation leads to elastase release, which directly activates mucous secretion. Mucous secretion results in airway obstruction and potentially death. No current treatment inhibits mucous production. We believe that EPI-HNE4, by inhibiting elastase, may block mucous secretion and reduce the number of life-threatening asthma attacks.

- ACUTE RESPIRATORY DISTRESS SYNDROME. There are approximately 15,000 patients in the United States who suffer from acute respiratory distress syndrome annually, and mortality rates are approximately 40%. Acute respiratory distress syndrome is a severe disease resulting from the introduction of toxins to the lung. Patients rapidly develop a severe inflammatory response to a lung injury. Elastase has been implicated in the rapid pulmonary deterioration of acute respiratory distress syndrome. EPI-HNE4 may block this tissue destruction and may therefore offer a treatment for this disease.

Our collaborator, Debiopharm S.A., a Swiss pharmaceutical development company, is currently conducting a Phase I clinical trial in Europe with EPI-HNE4. The purpose of this dose-escalating trial is to examine the safety of administering EPI-HNE4 by aerosol to healthy humans. If this trial is successful, Debiopharm plans to initiate further tolerance trials followed by a Phase II clinical trial to examine the efficacy and safety of EPI-HNE4 for cystic fibrosis patients. We and Debiopharm then plan to expand into clinical trials for additional indications, including chronic obstructive pulmonary disease, asthma and acute respiratory distress syndrome.

INFLAMMATORY/AUTOIMMUNE DISEASE

DX-88. Kallikrein is an enzyme, which is a key component responsible for the regulation of inflammatory and blood clotting responses. Excess kallikrein activity is thought to play a role in a number of inflammatory and autoimmune diseases. Using phage display, we have discovered DX-88, a high affinity, high specificity inhibitor of human kallikrein. DX-88 may be a potent inhibitor with few side effects that can be used to treat:

- HEREDITARY ANGIOEDEMA. Between 5,000 and 27,000 patients in the United States suffer from hereditary angioedema, which is a genetic disease that causes painful swelling of the larynx, gastrointestinal tract and extremities. Severe swelling of the larynx may require insertion of an air tube into the airway to prevent asphyxiation. In the United States, the only currently available treatment involves pain control and rehydration. Researchers believe kallikrein is a primary cause of both the pain and swelling in hereditary angioedema. DX-88, a potent kallikrein inhibitor, may decrease the pain and swelling of acute attacks of hereditary angiodema and therefore provide an effective treatment for this disease.

- COMPLICATIONS OF CARDIOPULMONARY BYPASS. In the United States there are 500,000 cardiac surgeries which use cardiopulmonary bypass annually. Cardiopulmonary bypass surgery elicits a whole body inflammatory response, which adversely affects the outcome of surgery. Approximately 25% of cardiopulmonary bypass patients have significant post-operative cardiac, pulmonary, coagulative or kidney dysfunction. Kallikrein has been implicated in cardiopulmonary bypass and is thought to cause pathologic inflammation. Aprotinin, a kallikrein inhibitor derived from cattle, is currently approved for use in cardiopulmonary bypass. DX-88 may have benefits over existing therapies, since the compound is a human protein 1,000 times more potent than aprotinin and is more specific for kallikrein. We believe that DX-88 may offer improved outcomes, require lower doses and result in fewer side effects than current treatments.

- RHEUMATOID ARTHRITIS. Rheumatoid arthritis affects approximately three million patients in the United States. Rheumatoid arthritis is characterized by pain, swelling and stiffness of joints. In most patients, rheumatoid arthritis causes disability due to eventual joint abnormalities. Research has implicated kallikrein in the inflammatory response of rheumatoid arthritis and it is thought to contribute to joint damage. DX-88 may inhibit the inflammatory response in rheumatoid arthritis and inhibit progression of the disease.

We have completed preclinical toxicology studies of DX-88 and have commenced Phase I clinical trials of intravenous administration in healthy subjects in the second quarter of 2000. If the Phase I clinical trials are successful, we will begin Phase II clinical trials in our lead indication, hereditary angiodema. We will then expand into additional indications, including cardiopulmonary bypass and rheumatoid arthritis.

CANCER

EPI-PLA2. Metastatic cancer is cancer that has spread from its solid tumor site of origin. Metastatic cancer kills 550,000 patients a year in the United States and has no effective treatment. The enzyme plasmin plays a key role in the ability of cancer cells to invade other tissues. Using phage display, we have discovered EPI-PLA2, a potent and specific inhibitor of plasmin, which we believe may inhibit this invasion and therefore prevent metastatic spread of cancer.

PROSTATE CANCER. Prostate cancer is the most common cancer in the United States. Approximately 66% of all patients who develop metastatic prostate cancer will die within five years. EPI-PLA2 may decrease metastatic spread and increase survival in patients diagnosed with localized prostate cancer.

We evaluated EPI-PLA2 in cell-based models of prostate cancer metastases in collaboration with an academic research group. Currently, we are preparing sufficient quantities of EPI-PLA2 to determine its IN VIVO efficacy in a mouse model. If the preclinical studies are successful, we may begin clinical trials in prostate cancer. We will then expand into clinical trials in other solid tumors, including lung, breast, ovarian, colorectal and pancreatic cancers.

HMAB16. Cancer cells express unique antigens. We have discovered a biopharmaceutical product candidate that targets a unique antigen expressed only on some breast and ovarian cancer cells. We believe that this antibody will bind specifically to tumor cells and initiate cell death. The antibody can also be linked to a toxin to increase the rate of tumor cell death. Approximately 170,000 patients are diagnosed with breast or ovarian cancer annually in the United States. We expect hmAb16 to selectively kill cancerous cells in these patients, providing an effective alternative to chemotherapy, which is toxic to healthy cells as well as cancer cells.

We have demonstrated that hmAb16 recognizes breast and ovarian cancer cells IN VITRO. We are currently producing adequate amounts of this antibody for preclinical testing in preclinical models of breast and ovarian cancer.

OTHER BIOPHARMACEUTICAL DISCOVERY PROGRAMS

We also plan to pursue other biopharmaceutical discovery programs in the fields of immunology and tumor vasculature biology, among others.

COLLABORATIONS AND LICENSES

We are leveraging our phage display technology in biopharmaceuticals, separations and diagnostics through collaborative discovery and development arrangements with biotechnology and pharmaceutical companies and research institutions. These arrangements are generally corporate collaborative partnerships or funded discovery projects. We share ongoing development rights and/or obligations with our partners in corporate collaborative partnerships. In funded discovery projects, our obligation is usually limited to conducting a discovery project, and we are entitled to milestone and royalty payments if the other party proceeds with development. We expect that we will continue to rely on collaborative partners to fund different product development efforts and new research and development efforts for the foreseeable future. We also generate revenues through licensing our phage display patents and libraries. The following table sets forth selected parties to our collaborations and licensees.

                      SELECTED COLLABORATIONS AND LICENSES

----------------------------------------------------------------------------------------------------------
                                                         LICENSES                  COLLABORATIONS
                                                    -------------------   --------------------------------
COLLABORATOR/LICENSEE                                PATENTS   LIBRARIES  THERAPEUTICS SEPARATIONS DIAGNOSTICS
----------------------------------------------------------------------------------------------------------
BIOTECHNOLOGY COMPANIES:
Amersham Pharmacia Biotech........................                                     -
Amgen.............................................  -          -          -
Cambridge Antibody Technology.....................  -
Chiron............................................  -
Chugai............................................  -
Coulter Pharmaceutical............................                        -
CropTech..........................................                                     -
Debiopharm........................................                        -
EPIX Medical......................................                                                -
Genetics Institute................................                                     -
Genzyme...........................................  -                     -
Human Genome Sciences.............................  -          -          -            -          -
Imclone Systems...................................  -          -
MorphoSys.........................................  -

PHARMACEUTICAL COMPANIES:
Bristol-Myers Squibb..............................  -
DuPont Pharmaceutical.............................  -
Merck.............................................  -
Aventis Pasteur (formerly Pasteur Merieux
  Connaught)......................................                                     -
Pharmacia & Upjohn................................  -

RESEARCH INSTITUTIONS:
The Burnham Institute.............................  -
National Institute of Standards and Technology....                                     -

THERAPEUTICS


DEBIOPHARM. In March 1997, we entered into a research and development agreement with Debiopharm for the clinical development of our neutrophil elastase inhibitors, including EPI-HNE4. Under this agreement, Debiopharm began developing and producing EPI-HNE4 for the treatment of inflammation resulting from cystic fibrosis and other chronic pulmonary inflammatory disorders. Recently Debiopharm has exercised its right to obtain an exclusive commercial license for some therapeutic uses of EPI-HNE4 in the European market, which we are currently finalizing and which will include a right of first refusal for Debiopharm with respect to any license that we may propose for other territories. We have the right to use the regulatory information, including preclinical, clinical and manufacturing data, generated by Debiopharm. We have retained the right to develop the inhibitor ourselves outside of Europe. We also retain all rights to develop and produce EPI-HNE4 in all other fields and territories outside of Europe. We are entitled to receive royalties on revenues received by Debiopharm from the use or sale in the European market of therapeutic products developed using information Debiopharm obtained under this agreement. If we choose to use information owned solely by Debiopharm for therapeutic uses of EPI-HNE4, we will pay to Debiopharm a royalty on revenues that we receive from the use or sale of products outside Europe. We have neither paid nor received any royalties under this agreement to date. Debiopharm has the right to terminate this agreement upon three months prior written notice to us. The term of this agreement is the longer of ten years from the first commercial sale of a product or the life of the applicable patents. Either party may terminate this agreement upon a material breach if uncured within sixty days.



GENZYME. In October 1998, we entered into a collaboration agreement with Genzyme Corporation for the development of DX-88 as a treatment for hereditary angioedema and other inflammatory diseases. Genzyme will oversee development jointly with us and provide a commercialization plan and exclusive marketing and distribution services for all developed products. We are currently undertaking the preclinical testing and manufacturing necessary to initiate a Phase I human clinical trial of DX-88. Genzyme has also provided us with a $3.0 million loan facility and purchased preferred stock for a total purchase price of $3.0 million. After we have funded the first $6.0 million of development and commercialization costs, we will establish a limited liability company, in which we will own 50% and Genzyme will own 50%, and share equally with Genzyme all subsequent development and commercialization costs under this collaboration. We will be entitled to receive potential milestone payments of $10 million for the first FDA approved product derived from DX-88, and up to $15 million for additional disease indications, as well as 50% of the profits from sales of products developed under this collaboration both prior to and after the limited liability company is formed. The term of this collaboration is perpetual unless terminated by either party with prior written notice or upon a material breach by the other party or immediately upon a change of control or bankruptcy of the other party.



HUMAN GENOME SCIENCES, INC. In March 2000, we entered into a collaboration and license agreement with Human Genome Sciences, Inc. Under this agreement HGSI and we will use our phage display technology to identify and optimize product leads that bind to therapeutic targets selected by HGSI. We intend to collaborate with HGSI to use our phage display technology to develop a new high throughput screening technology for HGSI and to develop affinity ligands to purify its development candidates and drug products. We granted HGSI a non-exclusive license to our phage display technology and compound libraries to create leads that may be used as peptide drugs, human monoclonal antibody drugs and IN VITRO diagnostic products. With the exception of selected IN VIVO imaging rights, HGSI will retain the rights to all products that result from this collaboration. In exchange, HGSI is required to pay us a minimum of $16.0 million in committed license fees and research funding during the first three years of the five year research term, $6.0 million of which was paid in March 2000. We will also be entitled to receive potential milestone payments of up to $8 million per therapeutic product developed by HGSI under this collaboration. We will receive royalties on all products developed by HGSI under the collaboration and will share HGSI's revenues on any of those products that it outlicenses. This agreement will terminate upon the expiration of the last to expire of the parties' royalty obligations under the agreement. Either party may terminate this agreement upon failure to pay amounts due for thirty days or upon any material breach if not cured within sixty days.



AMGEN INC. In February 2000, Amgen entered into a license, technology transfer and technology services agreement with us. Under this agreement, we are developing a new phage display library for Amgen. Amgen has a non-exclusive license for some of our other phage display libraries and our phage display patents in the therapeutic field. We have received $1.1 million in license and research fees to date. We will be entitled to receive potential milestone payments of up to $7 million depending upon the number of products that are successfully developed. The term of this agreement is the life of the applicable patents unless terminated by Amgen upon 180 days written notice or by either party with thirty days written notice upon a material breach or bankruptcy of the other party.

DISCOVERY PROJECTS. In addition to the four corporate collaborative partnerships described above, we have also entered into funded discovery projects with several biotechnology companies. Generally in our funded discovery projects, we screen our phage display libraries to identify compounds that bind to a collaborative partner's therapeutic or diagnostic targets of interest. In addition, if the collaborative partner chooses to continue to develop the binding compound into therapeutic leads, then we will be entitled to receive milestone payments and/or royalties on product sales based on the collaborative partner's successful development and marketing of leads as products. To date we have received $5.4 million in revenues from these discovery projects.


SEPARATIONS


AMERSHAM PHARMACIA BIOTECH. In June 1999, we entered into a four-year research, development and marketing collaboration agreement with Amersham Pharmacia Biotech AB to develop affinity chromatography media for use in purification of biopharmaceuticals on a project-by-project basis. Under this agreement, we will use our phage display technology to discover and develop ligands that bind to specific separations targets that Amersham Pharmacia can then commercialize as products. We have received $1.5 million in prepaid royalties under this agreement and will potentially receive future royalty payments on any products developed under this collaboration. Either party may terminate this agreement with sixty days written notice upon a material breach if not cured within sixty days or insolvency of the other party.



GENETICS INSTITUTE. In September 1997, we entered into an agreement with Genetics Institute, Inc. to discover a novel affinity ligand for purification of a recombinant blood factor for treating hemophilia. Genetics Institute has provided us with research and development funding to support the ligand discovery and development work. This collaboration was extended in 1998 and 1999 to develop and optimize affinity media based on our ligands, and during this period, we received several milestone payments on technical achievements. In December 1999, Genetics Institute exercised its option to acquire an exclusive license to use the ligand to manufacture the recombinant product. Under the terms of the proposed license, we will be entitled to license fees, milestone payments and royalties on sales of Genetics Institute's recombinant blood factor. We have received $702,000 under this agreement for license fees and development funding to date. We will be entitled to receive potential milestone payments and license fees of up to $1,000,000 and royalty payments on any products developed under this collaboration. This agreement may be terminated by Genetics Institute upon sixty days written notice or by either party upon a material breach if not cured within sixty days.



CROPTECH. In October 1997, we entered into a four-year joint collaboration agreement with CropTech Corporation to develop novel technologies for the production and separation of large volume protein products, therapeutic glycoproteins and bioactive peptides. The agreement was entered into in connection with a $4.3 million Advanced Technology Program grant from the National Institute of Standards and Technology. Under the agreement, CropTech agreed to use its transgenic plant technology to develop novel expression systems for these therapeutic products, and we agreed to use phage display technology to develop affinity separations systems for use in purifying the protein and peptide products. Either party may terminate this agreement upon three months written notice or upon a material breach if not cured within sixty days.



DISCOVERY PROJECTS. We have ongoing discovery projects with five sponsors, including Aventis Pasteur, which was formerly named Pasteur Merieux Connaught, and Human Genome Sciences, Inc. Typically in funded discovery projects, the corporate sponsors have agreed to fund our use of phage display technology to discover affinity ligands for evaluation in the purification and separations processes of the sponsor's pharmaceutical product candidates. These sponsors are generally obligated to make a milestone payment upon the successful evaluation of the ligand. Upon completion of the discovery phase, the sponsor generally has the option to expand the project to a development phase and/or to negotiate a license agreement for the commercial use of the affinity ligand in conjunction with a media to purify the sponsor's product. Except for Genetics Institute, described above, none of our sponsors' products has yet reached this stage. To date we have received $5.1 million in revenues from these discovery projects.


INDUSTRIAL ENZYMES


NATIONAL INSTITUTE OF STANDARDS AND TECHNOLOGY ENZYME ENGINEERING
PROGRAM. Under a research and development grant from the National Institute of Standards, we are using our phage display technology to engineer novel enzymes. We retain rights to all products and technology developed under this agreement. Under this agreement, the National Institute of Standards and Technology agreed to reimburse all of the direct expenses incurred under the program. We have received $563,000 in research funding under this agreement to date. This three year agreement may be terminated by the mutual consent of the parties or by the National Institute of Standards and Technology if it determines that the purpose of the grant can no longer be served or if it determines that we have not complied with material terms of the grant.


DIAGNOSTICS


EPIX MEDICAL, INC. In June 1997, we entered into a collaboration agreement with EPIX Medical, Inc. Under this agreement, we used our phage display technology to identify peptides for use in blood clot imaging applications and EPIX has funded this research. We received $1.2 million in research funding under this agreement. EPIX has the right to develop imaging agents for the magnetic resonance imaging field and has exclusive commercial rights for that field. We have the right to develop imaging agents for the nuclear medicine field and have exclusive commercial rights for that field. We are entitled to receive royalties from sales of any magnetic resonance imaging products, and EPIX is entitled to receive a percentage of revenues from sales of any nuclear medicine products. We are not currently developing imaging agents in our field and to our knowledge EPIX has not developed any imaging agents in its field. This agreement terminates upon expiration of the parties' royalty obligations under the agreement, unless it is terminated by either party upon three months written notice or upon sixty days written notice for a material breach if not cured within sixty days.


PATENT AND LIBRARY LICENSING PROGRAMS

We have established a broad licensing program of our phage display patents for use in the fields of therapeutics, antibody-based IN VITRO diagnostics and phage display research kits. Through this program, we grant companies and research institutes non-exclusive licenses to practice our phage display patents in their discovery and development efforts in the licensed fields. Since the inception of this licensing program in 1996, we have granted licenses to more than 40 companies and institutions. We believe that the success of our patent licensing program provides support for our patent position in phage display and enhances the usefulness of phage display as an enabling discovery technology. Under these licenses, we have retained rights to practice our phage display technology in all fields. We also make available some of our phage display libraries in limited fields to some of our licensees in exchange for technology transfer payments, milestone payments and royalties.

Our license agreements generally provide for a signing fee, annual maintenance fees, milestone payments based on successful product development and royalties based on any future product sales. In addition, under the terms of our standard license agreement, most licensees have agreed not to sue us for using phage display improvement patents developed by the licensee that are dominated by our phage display patents. We believe that these covenants allow us to practice enhancements to phage display developed by our licensees.

BIOTAGE SEPARATIONS PRODUCTS AND PROGRAMS

Purification of a biopharmaceutical product is a complex, multi-step process, which can often be the most expensive step in product manufacturing. A widely used separations technology, chromatography is used for purification during the discovery, development and manufacture of a biopharmaceutical product. Chromatography separates molecules in a liquid mixture by making use of the different rates at which the molecules in the solution accumulate on the surface of another material known as separations media. In this technology, the molecules in solution pass through a chamber, or column, packed with separations media. The migration rates of different molecules through the column vary due to differences in the strength of binding interactions with the media in the column. This differential separation of molecules can be used to purify a desired product.

BIOTAGE SEPARATIONS PRODUCTS

We develop, manufacture and sell chromatography separations systems under the Biotage trade name. Our customers use our systems in separations processes from the discovery scale, where small amounts of a compound are purified for research work, through the preparative and production scales, where a product is manufactured for commercialization. We have designed our FLASH and BioFLASH systems to use prepacked cartridges at all of these scales for a wide range of chemical and biological materials. Our customers in the pharmaceutical industry use our Parallex and Flex systems for purification of synthetic organic molecules, synthetic peptides, DNA diagnostics and natural products. We customize our Proprep systems to meet the requirements of development and manufacturing scale chromatography applications for the production of biologics.

We are a leading developer and manufacturer of chromatography systems that use disposable cartridges to purify pharmaceuticals being produced for research and clinical development. Our prepacked, disposable cartridges can be packed with a wide range of separations, or chromatography, media from a variety of sources. We believe that cartridge-based chromatography systems provide competitive advantages to our customers compared to manually packed systems, including:

- greater speed and convenience;

- lower cost due to less labor and reduced solvent use;

- improved safety by minimizing exposure of production personnel to media and hazardous solvents; and

- reproducible performance.

The following table summarizes our principal chromatography products:

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                            REPRESENTATIVE
PRODUCTS                              MARKET SEGMENT          PRICE RANGE       APPLICATIONS                CUSTOMERS
---------------------------------------------------------------------------------------------------------------------------------
BioFLASH and Proprep systems          Biopharmaceutical       $30,000-          Protein and peptide         Applied BioSystems
                                      discovery and           $500,000          purification                Genentech
                                      production                                                            Merck
                                                                                Antibody purification       Genzyme

FLASH systems                         Pharmaceutical          $2,000-$250,000   Novel compound              Pfizer
Parallex and Flex                     discovery                                 purification                SmithKline Beecham
systems                                                                                                     Eli Lilly
                                                                                High throughput             Astra-Zeneca
                                                                                compound purification
                                                                                Natural products

Production FLASH                      Pharmaceutical          $60,000-          Production scale            Merck
systems                               production              $975,000          purification                Schering Plough
Kiloprep systems                                                                                            Genprobe
                                                                                Antibodies and DNA          Bachem
                                                                                diagnostics

FLASH, BioFLASH and                   Pre-packed              $6-$15,000        Disposable cartridges for   Most Biotage system
Kiloprep cartridges                   disposable cartridges                     use on all Biotage          customers
                                      for all Biotage                           systems
                                      systems

AFFINITY SEPARATIONS DEVELOPMENT PROGRAMS

Purification of biopharmaceutical products is a complex, multi-step process, which can often be rate-limiting in the discovery and development of new biopharmaceuticals and can be the most expensive step in product manufacturing. In conventional chromatography, separations are based on broad physical properties such as size, charge or solubility in water. The types of available, standard chromatography media have changed little in recent years. Chromatographic separations are achieved by selection of the surface chemistry of the media and the solvent composition, so that different molecules exit the column at different times and therefore can be collected in purified form. For a given separation, the available media generally have unpredictable specificity, and researchers have discovered no practical way to modify the existing media to create specific binding to a particular target. Thus, the development of useful separation processes relies on trial and error that is time consuming and labor intensive.

We believe that our phage display technology is a powerful tool for developing new affinity separations media that can cost-effectively and efficiently purify complex therapeutic products. We plan to combine our Biotage separations systems with affinity chromatography media derived using our phage display technology to provide solutions for the purification of natural products, peptides, proteins, organic compounds and other molecules.

Our phage display technology can be used to generate small, stable binding compounds, known as ligands, that have high affinity and high specificity for the desired compound. Since affinity chromatography can purify the desired biopharmaceutical in one column, one affinity chromatography column can replace multiple conventional chromatography columns that otherwise would be required. We have developed ligands that bind and release in predetermined conditions that can be used for the purification of biopharmaceuticals. We believe that these new affinity separations products can reduce the time, cost and risk associated with purification at the discovery, development and production scale.

We have several ongoing funded affinity separations discovery projects with leading biopharmaceutical companies, including Genetics Institute, Amersham Pharmacia, Human Genome Sciences, and Aventis Pasteur, which was formerly named Pasteur Merieux Connaught. In these projects we are seeking to identify one or more potential binding compounds that can be attached to separations media for development into affinity separations products for purification of the collaborative partner's designated therapeutic product. To date, we have discovered affinity ligands for such products as a viral vaccine, tissue plasminogen activator also known as tPA, a recombinant blood product, blood cells and transgenic animal and plant products. We have delivered affinity separations products containing phage display-derived affinity ligands for testing and evaluation by our partners. In one of these programs, the partner has agreed to proceed with the development of the affinity ligand for use in purification of a biopharmaceutical product. We are continuing to seek collaborative partners in the discovery and development of affinity separations products.

In addition to our custom-designed affinity separations products program, we are developing proprietary affinity separations products, including products under development in a collaborative arrangement with CropTech for broad commercial applications. We believe that these products will have applications in research as well as in the process and manufacturing markets.

INDUSTRIAL ENZYMES. Enzymes are naturally occurring proteins that catalyze or accelerate the rate of chemical reactions in a highly specific manner. Because of their catalytic efficiency, enzymes are used in many commercially important pharmaceutical and chemical processes. Enzymatic processes are often less expensive and involve fewer potential environmental contaminants than chemical processes. Naturally occurring enzymes with the required chemical specificity have not been identified for many potential applications. In addition, current techniques for altering the chemical specificity of an enzyme are costly and inefficient.

Phage display can be used to engineer novel enzymes with new chemical specificity. We believe that these novel enzymes can be used in a wide range of commercial opportunities. Our current enzyme engineering program is focused on developing enzymes which can be used in the process for making intermediate chemical compounds, or building blocks, that are required in the manufacture of drugs.

DIAGNOSTIC IMAGING PRODUCTS AND PROGRAMS

We are using phage display technology internally and through collaborative arrangements to discover and develop products to diagnose cardiovascular and inflammatory diseases and cancer. The following table summarizes our diagnostic discovery and development programs:

--------------------------------------------------------------------------------------------------------
                       DISEASE
LEAD COMPOUND          AREA/INDICATION        STATUS        COLLABORATOR           DYAX RETAINED RIGHTS
--------------------------------------------------------------------------------------------------------
DX-182...............  Cardiovascular         Preclinical   EPIX Medical           Worldwide in nuclear
                       Disease                                                     medicine

EPI-HNE2.............  Inflammation/Infection Preclinical   --                     Worldwide

EPI-PLA2.............  Tumor Metastasis       Preclinical   --                     Worldwide

CEA Peptides.........  Multiple Cancers       Discovery     City of Hope           Worldwide

Multiple Peptides....  Solid Tumor Cancers    Research      Burnham Cancer         Worldwide
                       and other Indications                Research Institute

DIAGNOSTIC IMAGING

Our diagnostic imaging agents consist of detectable markers linked to binding compounds. The binding compound binds to the target of interest, while the marker indicates where the compound has bound. Our diagnostic imaging product candidates have the following characteristics:

- High affinity: bind target and localize to site quickly;

- High specificity: bind only to target; provide clear imaging without background interference; and

- Increased safety: rapidly cleared from the body decreasing patient exposure.

CARDIOVASCULAR IMAGING

DX-182. Imaging of clots in the blood vessels is important for accurate diagnosis and treatment of cardiovascular disease. We collaborated with EPIX Medical, Inc. to use our phage display technology to identify peptides that bind to a component unique to blood clots. When linked to a radioactive isotope, the peptides are intended to travel to and illuminate clots.

PULMONARY EMBOLUS/DEEP VEIN THROMBOSIS. Deep vein thromboses are blood clots in the legs that may break apart and travel to the lungs, creating pulmonary embolism. In the United States, 600,000 patients annually are diagnosed with pulmonary embolism. Up to 100,000 patients die annually due to pulmonary embolism. The high mortality associated with pulmonary embolism is due to the lack of accurate tests to diagnose pulmonary embolism. We expect our peptides to provide rapid imaging of pulmonary embolism and deep vein thromboses. Rapid diagnosis and prompt treatment should dramatically decrease the mortality associated with pulmonary emboli.

We are evaluating a number of peptides in a preclinical model of pulmonary embolism with our collaborators at University of Massachusetts Medical Center. We will choose the peptide with optimal characteristics to advance into clinical trials.

IMAGING INFECTION AND INFLAMMATION

EPI-HNE2. EPI-HNE2 is a binding compound with high affinity and high specificity to the enzyme known as neutrophil elastase. Inflammatory cells secrete neutrophil elastase in response to infection and inflammation. We have linked EPI-HNE2 to technetium-99, a radioactive isotope, and expect the peptide to bind to and image inflammatory and infectious foci. Current agents used to diagnose inflammation and infection lack specificity, which leads to poor imaging due to background interference. We believe that EPI-HNE2 will provide a clear image of inflammatory and infectious disease sites, allowing rapid and accurate diagnosis of multiple diseases.

Diagnostic indications include: inflammatory bowel disease, rheumatoid arthritis, non-localized fever, musculoskeletal infection, chronic endocarditis, aortic graft infections, and catheter infections. We estimate that 300,000 patients annually might be eligible to benefit from such an agent.

We are conducting preclinical studies of EPI-HNE2 with scientists at the University of Massachusetts Medical Center. We have demonstrated detection of inflammatory disease sites in preclinical models of infection in under 30 minutes.

CANCER IMAGING PROGRAMS

TUMOR CELL SURFACE ANTIGENS FOR ONCOLOGY IMAGING. In collaboration with scientists at the City of Hope National Medical Center in Los Angeles, California, we have discovered human monoclonal antibodies and small peptides that specifically bind to a cell surface antigen expressed on over 95% of colorectal carcinomas and on over 50% of both breast and lung cancer tumors. We retain rights to develop products in this area. Our scientists are engaged in improving the binding affinity of the anti-cell surface antigen cyclic peptides prior to evaluation in preclinical models. We believe our cell surface antigen imaging agent may be used in a variety of clinical settings to improve management of colorectal, lung and breast cancer. It may accurately stage patients with primary and recurrent disease. It may also guide surgical removal of small tumors. In addition, it may allow doctors to monitor patient response to therapy.

NEOVASCULAR MARKERS FOR IMAGING METASTATIC CANCERS. We are evaluating EPI-PLA2, our high-affinity inhibitor of the enzyme plasmin, for use as an imaging agent in detecting and localizing sites of new blood vessel formation. A single metastatic imaging agent would eliminate the need to use multiple methods of scanning for cancer in patients with suspected metastases. Such an agent would also guide treatment for 550,000 patients diagnosed with metastatic cancer in the United States each year. We believe that our metastatic imaging agents may improve the diagnosis and management of metastatic cancer.

PEPTIDE-BASED RESEARCH PROGRAM. Through an alliance with The Burnham Institute, a nonprofit research institute, we are evaluating peptides obtained by The Burnham Institute's practice of phage display for possible imaging applications. Several of The Burnham Institute's peptides bind to molecular targets that have been shown to be over-expressed at sites where tumors are inducing the growth of blood vessels. Scientists at The Burnham Institute have discovered a larger number of peptides that bind to molecular targets uniquely expressed by the blood vessels of specific organs, including the lung, ovary, prostate and pancreas.

DYAX TECHNOLOGY

Molecular binding is the key to the function of most biopharmaceutical, diagnostic, industrial enzyme and separations products. The binding of a molecule to a target is the mechanism nature uses to modulate biochemical and physiological processes such as cellular growth, differentiation, metabolism and death. To effect these processes, naturally occurring binding molecules typically distinguish between the correct target and other closely related molecules, called specificity, and bind tightly to the target, called affinity, under appropriate physiological conditions. Biopharmaceutical and diagnostic products bind to targets, including cellular receptors and enzymes, to achieve a desired effect, and are generally selected for their binding affinity and specificity for the target. Binding also plays a significant role in the separations products used to purify material for the development and manufacture of a therapeutic product.

PHAGE DISPLAY

Living organisms, such as viruses, have the ability to display a foreign gene product, or protein, on their surfaces. Based on this ability of organisms to display proteins, our scientists developed our patented phage display technology for displaying large collections of proteins on filamentous "phage," a virus that infects laboratory bacteria. Our phage display technology is a broadly adopted method to display and select proteins with desired binding properties.

Phage display is used to select proteins that bind to one or more targets of interest. The selection is made from a diverse set of up to tens of billions of proteins displayed on the surface of a bacterial virus, bacteriophage, known commonly as "phage." Our phage display process generally consists of the following steps:

GENERATING A PHAGE DISPLAY LIBRARY. The generation of a phage display library is based upon a single protein framework and contains tens of billions of variations of this protein. The first step in generating a library is the selection of the protein framework upon which the library will be created. This selection is based on desired product properties, such as structure, size, stability, or lack of immunogenicity. Scientists then determine which amino acids in the framework will be varied, but they do not vary amino acids that contribute to the chosen protein framework. The scientists also control the exact numbers and types of different amino acids that are varied, so that the resulting phage display library consists of a diverse set of chemical entities, each of which retains the desired physical and chemical properties of the original framework.

                [GRAPHIC: GENERATION OF A PHAGE DISPLAY LIBRARY]

The next step is the creation of a collection of genes encoding the designed variations of the framework protein. Scientists can easily generate diverse collections of up to hundreds of millions of different synthetic DNA sequences. Each new DNA sequence, or gene, encodes a single protein sequence that will be displayed on the surface of the individual phage that contain this gene. The scientists combine the new DNA sequences with phage genome DNA and certain enzymes so that the new DNA is inserted into a specific location of the phage genome. The result is that the encoded protein is displayed on the phage surface as a fusion to one of the existing naturally occurring phage proteins. The phage is a physical link between the displayed protein and its gene.

In addition to the creation of synthetic DNA sequences for a phage display library, scientists can also use naturally occurring genes, such as DNA, which are sequences that represent all of the expressed genes in a cell or organism, as sources of the genes for a library. Our scientists have also inserted genes from antibody expressing human cells into the phage genome. Using these genes, we have constructed phage display libraries that express millions of different human antibodies on the phage surface. From one of these libraries, we can select individual antibody fragments and use them to build highly specific human monoclonal antibodies. Using this process, monoclonal antibodies can be identified in a few weeks.

The scientist then transfers the new phage genome into laboratory bacteria, where the phage genome directs the bacterial cells to produce thousands of copies of each new phage. The resulting collection of phage is the phage display library. Because scientists can reproduce the phage display library by infecting a new culture of laboratory bacteria to produce thousands more copies of each phage, they can use libraries for a potentially unlimited number of screenings.

SCREENING PHAGE DISPLAY LIBRARIES. Once scientists have generated a phage display library they can select binding compounds with high affinity and high specificity by exposing the library to specified targets of interest and isolating the phage that display compounds that bind to the target. For certain applications of phage display, such as separations, scientists can design the binding and release conditions into the selection. Each individual phage contains the gene encoding one potential binding compound, and when its displayed protein is selected in the screening procedure, it can be retrieved and amplified by growth in laboratory bacteria.

To screen a phage display library, the scientist exposes the library to the target under desired binding conditions. The target is normally attached to a fixed surface, such as the bottom of a tube, or a bead, allowing removal of phage whose potential binding compounds do not bind to the target. Once these unbound phage are washed away, the phage containing the selected binding compounds can be released from the target. Since the phage are still viable, they can be amplified rapidly by again infecting bacteria with them. The phage's capacity to replicate itself is an important feature that makes it particularly well-suited for rapid discovery of specific binding compounds. Scientists can amplify a single phage by injecting it into standard laboratory bacteria to produce millions of identical copies in one day.

If the affinity of the compounds identified in an initial screening is not sufficiently high, information derived from the binding compounds identified in the initial screening can be used to design a new focused library. The binding and screening of a second generation library, known as affinity maturation, can lead to increases of 10- to 100-fold in the affinity of the binding compounds for the target.

                [GRAPHIC: SCREENING OF A PHAGE DISPLAY LIBRARY]

EVALUATION OF SELECTED BINDING COMPOUNDS. Screening phage display libraries generally results in the identification of one or more groups of related binding compounds such as peptides, antibodies or enzymes. These groups of compounds are valuable in providing information about which chemical features are necessary for binding to the target with affinity and specificity, as well as which features can be altered without affecting binding. Using DNA sequencing, scientists can determine the amino acid sequences of the binding compounds and identify the essential components of desired binding properties by comparing similarities and differences in such sequences. If desired, scientists can further optimize the binding compounds by building additional phage display libraries based on these key components and repeating this process. We can complete the entire selection process in one week. Scientists can produce small amounts of the binding compound by growing and purifying the phage. For production of larger amounts, scientists can remove the gene from the phage DNA and place it into a standard recombinant protein expression system. Alternatively, if the identified binding compound is sufficiently small, scientists can chemically synthesize it. These binding compounds can be evaluated for desired properties including affinity, specificity and stability under conditions that will be encountered in its intended use. From each group of compounds, scientists can identify, develop and test a lead with desired properties as a biopharmaceutical, diagnostic or affinity separations product.

The entire phage display process is nearly identical whether scientists are searching for a product to be used for biopharmaceuticals, diagnostics and/or separations, which allows for an efficient use of scientific resources across a broad array of phage display applications. In addition, in some instances a single binding compound may be used as a biopharmaceutical, diagnostic and/or separations product.

OTHER TECHNOLOGIES

ENZYME TECHNOLOGY. The catalytic properties of enzymes are controlled by the binding interactions of these proteins with the molecules on which they act, called substrates. Our phage display technology is a powerful tool to engineer proteins with desired binding properties. In order to apply phage display to the engineering of enzymes, we have produced phage libraries displaying enzymes in which the substrate binding sites have been varied. We can rapidly screen these libraries to find novel enzymes that bind to and convert the desired substrate. We have developed several libraries and additional libraries are planned.

We believe that enzymes produced through our phage display technology will enable the production of new molecules for the pharmaceutical industry.

COMPETITION

We compete in industries characterized by intense competition and rapid technological change. New developments occur and are expected to continue to occur at a rapid pace. Discoveries or commercial developments by our competitors may render some or all of our technologies or potential products obsolete or non-competitive.

Our phage display technology is one of several technologies available to generate libraries of compounds that can be used to discover and develop new products. The primary competing technology platforms that pharmaceutical, diagnostics and biotechnology companies use to identify molecules that bind to a desired target are combinatorial chemistry, single target high throughput screening and antibody technologies. Further, we license our phage display patents and libraries to other parties in the fields of therapeutic and antibody-based IN VITRO diagnostic products on a non-exclusive basis, and, therefore, our licensees may compete with us in the development of specific therapeutic and diagnostic products.

We are aware of several pharmaceutical and biotechnology companies that use in their own operations combinatorial chemistry, single target high throughput screening or antibody technologies to identify molecules that bind to a desired target. In addition, several companies are in the business of providing these technology platforms to other companies to generate libraries of compounds for screening. Pharmacopeia, Inc. and Arqule, Inc. provide combinatorial chemistry technology, Tularik Inc. and Aurora Biosciences Corporation provide single target high throughput screening, and Abgenix, Inc., Mederex, Inc., Kirin Brewing Co., Ltd., and Protein Design Labs, Inc., as well as our licensees Cambridge Antibody Technology Group plc and Morphosys AG, provide antibody discovery services.

Our biopharmaceutical and IN VIVO diagnostic imaging agents under development are expected to address one or more indications in the biopharmaceutical or diagnostic markets. We will face significant competition in these markets. Also, several companies are using conventional antibody technology and other means to identify products for use as imaging agents, which may compete with any future imaging products that we develop. Our goal is to focus our development efforts on selected disease markets in which we believe there is an unmet need.

Chromatography is only one of several types of separations processes, including centrifugation and filtration, used in the manufacture of biopharmaceutical products. We will continue to face intense competition from other suppliers of separations products. The principal competitors in our target markets include Amersham Pharmacia, Millipore Corporation, Bio-Rad Laboratories Inc.,
Isco, Inc., Gilson, Inc., Prometrics Life Sciences, Inc. and Waters Corporation. In addition, many pharmaceutical companies have historically assembled their own chromatography systems. Our only competitor in the prepacked disposable cartridge market where we market our FLASH and BioFLASH cartridges is Isco, which has started selling non-interchangeable cartridges. Others may be able to use conventional or combinatorial chemistry approaches, or develop new technology, to identify binding molecules for use in separating and purifying products, including molecules which may compete with our affinity ligands.

PATENTS AND PROPRIETARY RIGHTS

Our success is significantly dependent upon our ability to obtain patent protection for our products and technologies, to defend and enforce our issued patents, including patents related to phage display, and to avoid the infringement of patents issued to others. Our policy generally is to file for patent protection on methods and technology useful for the display of binding molecules, on biopharmaceutical, diagnostic and separation product candidates, and on chromatography product improvements and applications.

Our proprietary position in the field of phage display is based upon patent rights, technology, proprietary information, trade secrets and know-how. Our patents and patent applications for phage display include U.S. Patent Nos. 5,837,500, which expires June 29, 2010, 5,571,698, which expires June 29, 2010,
5,403,484, which expires April 4, 2012 and 5,223,409, which expires June 29, 2010, European Patent No. 436,597, which expires September 1, 2009 and an allowed European patent application, issued patents in Canada and Israel, and pending patent applications in the United States and other countries. These phage display patent rights contain claims covering inventions in the field of the surface display of proteins and certain other peptides, including surface display on bacteriophage.

For our therapeutic, imaging and affinity products, we file for patent protection on groups of peptides, proteins and antibody compounds we identify using phage display. These patent rights now include U.S. Patent No. 5,666,143, which expires September 2, 2014, claiming sequences of peptides that have neutrophil elastase inhibitory activity, including the sequence for EPI-HNE4; and U.S. Patent Nos. 5,994,125, which expires January 11, 2014, 5,795,865, which expires August 18, 2015, and 6,057,287, which expires August 18, 2015, claiming sequences of peptides that have human kallikrein inhibitory activity, including the sequence for DX-88, and polynucleotide sequences encoding these peptides.

To protect our chromatography separations products, we rely primarily upon trade secrets and know-how, as well as the experience and skill of our technical personnel. We also have several patents and patent applications claiming specific inventions relating to our proprietary chromatography systems and cartridges.

There are no legal challenges to our phage display patent rights or our other patent rights now pending in the United States, but we cannot assure you that a challenge will not be brought in the future. We plan to protect our patent rights in a manner consistent with our product development and business strategies. If we bring legal action against an alleged infringer of any of our patents, we expect the alleged infringer to claim that our patent is invalid, not infringed, or not enforceable for one or more reasons, thus subjecting that patent to a judicial determination of infringement, validity and enforceability. In addition, in certain situations, an alleged infringer could seek a declaratory judgment of non-infringement, invalidity or unenforceability of one or more of our patents. We cannot assure you that we will have sufficient resources to enforce or defend our patents against any such challenges or that a challenge will not result in an adverse judgment against us or the loss one or more of our patents. Uncertainties resulting from the initiation and continuation of any patent or related litigation, including those involving our patent rights, could have a material adverse effect on our ability to maintain and expand our licensing program and collaborations, and to compete in the marketplace.

Our first phage display patent in Europe, European Patent No. 436,597, was opposed by two parties in late 1997. The oppositions primarily relate to whether the written description of the inventions in our European patent is sufficient under

European patent law. A hearing on these oppositions was held on April 6, 2000 and our patent was revoked. We plan to appeal this decision to the Technical Board of Appeals. This appeal will suspend the Opposition Division's decision and reinstate our patent pending the decision of the Technical Board of Appeals. Although we will be able to enforce this patent during the appeal, any infringement action we file will likely be stayed pending the results of the appeal. The appeal could take several years to resolve. We also have a second patent application related to our phage display technology pending in the European Patent Office. During the continued prosecution of this application, the Examining Division will consider the grounds on which the Opposition Division revoked our first patent. We cannot assure you that we will prevail in the appeal proceedings or during prosecution of our second European patent application or in any other opposition or litigation contesting the validity or scope of our European patents. We will not be able to prevent other parties from using our phage display technology in Europe if we are not successful in the reinstatement of our first European patent and if the European Patent Office does not grant us another patent that we can maintain after any opposition.

Our phage display patent rights are central to our non-exclusive patent licensing program. We offer non-exclusive licenses under our phage display patent rights to companies and non-profit institutes in the fields of therapeutics and IN VITRO diagnostics. In jurisdictions where we have not applied for, obtained or maintained patent rights, we will be unable to prevent others from developing or selling products or technologies derived using phage display. In addition, in jurisdictions where we have phage display patent rights, we cannot assure you that we will be able to prevent others from selling or importing products or technologies derived using phage display.

Presently, we are engaged in a United States court proceeding relating to patents owned by a third party. George Pieczenik and I.C. Technologies
America, Inc. sued us in New York for patent infringement of United States patents Nos. 5,866,363, 4,528,266 and 4,359,535. The amended complaint filed March 13, 2000 alleged that our licensing of our phage display patents rights infringed these patents. In addition, plaintiffs have contended that we make, use, sell or offer to sell methods and products that infringe the patents. The New York Court has granted our motion to dismiss for lack of jurisdiction. Plaintiffs have asked for reconsideration of that dismissal and filed a similar complaint against us in Massachusetts. Although we cannot predict the outcome of this litigation, we believe that the lawsuit is unlikely to have a material adverse effect on our business.

We are aware that other parties have patents and pending applications to various products and processes relating to phage display technology. Through licensing our phage display patent rights, we have secured a limited ability to practice under some of the third party patent rights relating to phage display technology. These rights are a result of our standard license agreement, which contains a covenant by the licensee that it will not sue us under the licensee's phage display improvement patents. In addition, we may seek affirmative rights of license or ownership under patent rights relating to phage display technology owned by other parties. If we are unable to obtain and maintain such covenants and licenses on reasonable terms it could have a material adverse effect on our business.

We have filed, and in the future we may file more, oppositions or other challenges to patents issued to others. To date, we have filed oppositions against two European patents relating to the phage display field. In the first of these oppositions, the Opposition Division maintained the opposed patent in amended form. A hearing is scheduled on the second opposition in September 2000. We do not believe these European patents cover any of our present activities, but we cannot predict whether the claims in these patents may, in their current or future form, cover our future activities. If any of these patents do cover any of our activities, then our activities in Europe may be affected unless licenses are available to them on reasonable terms.

Patent positions are complex in the fields of biotechnology, biopharmaceutical and diagnostic products and separation processes and products. In order for us to commercialize a process or product, we may need to license the patent rights of other parties. We are aware of certain patents for which we may need to obtain licenses to commercialize some of our products and technologies. While we believe that we will be able to obtain such licenses, we cannot assure you that these licenses, or licenses to other patent rights that we identify as necessary in the future, will be available on reasonable terms, if at all. If we decide not to seek a license, or if licenses are not available on reasonable terms, we may become subject to infringement claims or other legal proceedings, which could result in substantial legal expenses. If we are unsuccessful in these actions, adverse decisions may prevent us from commercializing the affected process or products.

In all of our activities, we substantially rely on proprietary materials and information, trade secrets and know-how to conduct research and development activities and to attract and retain collaborative partners, licensees and customers. Although we take steps to protect these materials and information, including through the use of confidentiality and other agreements with our employees, consultants and in academic and commercial relationships, we cannot assure you that these steps will be adequate, that these agreements will not be violated, that there will be an available or sufficient remedy for any such violation or that others will not also develop similar proprietary information.

GOVERNMENT REGULATION

The production and marketing of any of our future biopharmaceutical or diagnostic products will be subject to numerous governmental laws and regulations on safety, effectiveness and quality, both in the United States and in other countries where we intend to sell the products. In addition, our research and development activities in the United States are subject to various health and safety, employment and other laws and regulations.

UNITED STATES FDA APPROVAL

In the United States, the U.S. Food & Drug Administration subjects products intended for IN VITRO diagnostic use and IN VIVO diagnostic and therapeutic use in humans to rigorous regulation. In addition, products intended for use in the manufacture of these products, such as separations equipment, are subject to certain FDA manufacture and quality standards.

The steps required before a new pharmaceutical or IN VIVO diagnostic product can be sold in the United States include:

- preclinical tests;

- submission of an Investigative New Drug Application to the FDA which must become effective before initial human clinical testing can begin;

- human clinical trials to establish safety and effectiveness of the product, which normally occurs in three phases monitored by the FDA;

- submission and approval by the FDA of a New Drug or Biologics License Application; and

- compliance with the FDA's Good Manufacturing Practices regulations and facility and equipment validation and inspection.

The requirements for testing and approval for IN VITRO diagnostic products may be somewhat less onerous than for pharmaceutical products, but similar steps are required. All our biopharmaceutical or diagnostic product leads, including our neutrophil elastase inhibitor Reltran-TM-, our plasma kallikrein inhibitor DX-88, or the products of our collaborators and licensees, will need to complete successfully the FDA-required testing and approvals.

Some of our separations products are intended for use in the manufacturing processes of clinical grade and commercial grade therapeutic and diagnostic products. These separations products, therefore, must be manufactured and delivered in accordance with Good Manufacturing Practices requirements, and other applicable rules and regulations. The customer may also be required to comply with other quality and inspection regulations prior to use. We have not yet produced any separations products under Good Manufacturing Practices conditions. There can be no assurance that we or our customers will be successful in complying with FDA and other regulations to permit the full clinical and commercial use of our separations products.

FOREIGN REGULATORY APPROVAL

In many countries outside the United States governmental authorities similar to the FDA must approve the testing and marketing of pharmaceutical and diagnostic products. These approval procedures vary from country to country and can involve additional testing. The time required may differ from that required for FDA approval. Although there are some procedures for unified filings for some European countries with the sponsorship of the country which first granted marketing approval, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, there can be substantial delays in obtaining required approvals from foreign regulatory authorities after the relevant applications are filed.

In Europe, for example, marketing authorizations, which may apply to our products and our collaborators and licensees, may be submitted at a centralized, a decentralized or a national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization, which is valid in all European Union member states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. Additionally, national laws of European Community member states govern clinical trials, manufacturing procedures, advertising and promotion and pricing and reimbursement. The export of unapproved products to foreign countries for testing, approval, or marketing is subject to United States law and that of the importing country, and may require FDA approval.

ENVIRONMENTAL, HEALTH, SAFETY AND OTHER REGULATIONS

In addition to the laws and regulations that apply to the development, manufacture and sale of our products, our operations are subject to numerous foreign, federal, state and local laws and regulations. Our research and development activities involve the controlled use, storage, handling and disposal of hazardous materials, chemicals and radioactive compounds and, as a result, we are required to comply with regulations and standards of the Occupational Safety and Health Act, Nuclear Regulatory Commission and other safety and environmental laws. Although we believe that our activities currently comply with all applicable laws and regulations, the risk of accidental contamination or injury cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, which could have a material adverse affect on our business, financial condition and results of operations.

MANUFACTURING

We manufacture and sell chromatography systems and cartridges. Subcontractors manufacture components for chromatography systems to our specifications. We purchase commercial media for certain prepacked cartridges, which we repack and sell in disposable cartridges. A small number of components of our chromatography systems are currently purchased from single sources. However, we believe that alternative sources for these components are readily available, if necessary, and that we will be able to enter into acceptable agreements to obtain these components from such alternate sources at similar costs with only a temporary disruption or delay in production.

For our new affinity separations products, we plan to supply separations media containing phage display-derived affinity ligands directly to customers and collaborative partners, and may from time to time license a third party to supply its own requirements. For those affinity separations products which we are developing for use in a customer's or collaborative partner's clinical or commercial manufacturing processes, we will need to manufacture the products under highly controlled conditions. We have not yet established a facility to manufacture affinity separations products under these conditions, and we may not be able to do so by the time such facility is needed. We are currently contracting the production of affinity ligands from manufacturers who have appropriate facilities; however, should this situation change, our inability to obtain these components could have a material adverse effect on our business, financial condition or results of operations.

In addition, we currently plan to rely on third party manufacturers for production of our biopharmaceutical leads for both development and commercial quantities. We are currently contracting the production of DX-88 from manufacturers who have facilities that comply with Good Manufacturing Practices. We cannot assure you that these third parties will be able to complete successfully on our behalf the required preclinical studies, clinical development, regulatory approval, manufacturing and marketing of any such biopharmaceutical products.

SALES AND MARKETING

For the biopharmaceutical and diagnostic products that result from our research and development efforts, we primarily plan to commercialize these products through licensing, marketing, offering and other arrangements with pharmaceutical and diagnostic companies. If we decide to market and sell any of these products ourselves, we do not expect to establish direct sales capability until shortly before the products are approved for commercial sale.

Our Biotage separations business has a sales and marketing group of 20 people in the United States and Europe. We also sell these products via stocking distributors. In selected countries we sell Biotage products via independent distributors. As new products are introduced and the market for our Biotage products grows, we anticipate increasing our direct marketing and sales capacity.

For the custom affinity separations products business, we have ongoing marketing efforts to develop new collaborative arrangements. For other affinity ligand products that we may develop outside of a collaborative arrangement, we plan to market and sell the ligands, either as stand-alone products or integrated with separations media and equipment, through a combination of direct sales, distributors and other marketing arrangements.

FACILITIES

We currently lease and occupy 30,100 square feet of laboratory and office space in Cambridge, Massachusetts under three leases, as well as 28,200 square feet of manufacturing, office and storage space in Charlottesville, Virginia. The leases for the Cambridge facilities expire in December 2000, June 2001 with monthly options to extend the lease term through December 2001, and June 2002. The lease for the Charlottesville facility expires in April 2002. We also lease approximately 4,000 square feet of office space in the United Kingdom to support marketing efforts for our Biotage label products and 3,100 square feet of laboratory and office space in the Netherlands to support research efforts. We believe that our current space is adequate for our needs through 2001 and that we will be able to obtain additional space, as needed, on commercially reasonable terms.

LEGAL PROCEEDING

Except for the proceedings described in the Patents and Proprietary Rights section above, we are not a party to any material legal proceedings.

EMPLOYEES

As of July 25, 2000, we had 152 employees, including 28 Ph.Ds and one M.D. Approximately 62 of our employees are in research and development, 25 in manufacturing, 35 in sales and marketing and 30 in administration. Our workforce is predominantly non-unionized, and we believe that our relations with employees are good.

STRATEGIC AND SCIENTIFIC ADVISORS

We have a Strategic Advisory Committee as well as scientific advisory boards for the therapeutics and diagnostics and for separations research programs. Members of the Strategic Advisory Committee meet with our management on a quarterly basis and, like the members of the scientific advisory boards, are available to our management and scientific staff on an as-needed basis for consultation in their respective areas of expertise. All of the advisors are employed by and/or have consulting arrangements with other entities and are expected to devote only a small portion of their time to Dyax. No advisor is employed by Dyax. Advisors' other commitments to or consulting or advisory contracts with their employers or other entities may conflict or compete with their obligations to Dyax.

Our advisors are paid an annual retainer for attending meetings, reimbursed for their expenses and have been granted options to purchase common stock under our 1995 Equity Incentive Plan. We have entered into consulting agreements with a number of the Scientific Advisory Board members. The agreements generally are subject to termination by either party with advance notice.

------------------------------------------------------------------------------------------------------
                                                                                              ADVISOR
NAME                                           PROFESSIONAL AFFILIATION                       SINCE
------------------------------------------------------------------------------------------------------
STRATEGIC ADVISORS

Charles L. Cooney, Ph.D.*....................  Professor, Department of Chemical and            1992
                                               Biochemical Engineering and Executive
                                               Officer, Department of Chemical Engineering,
                                               Massachusetts Institute of Technology.

Peter Feinstein..............................  Managing Director, Feinstein Kean Healthcare     1997
                                               and Kendall Strategies Inc.

James W. Fordyce.............................  Managing General Partner, Prince Ventures LP,    1997
                                               and President, Albert and Mary Lasker
                                               Foundation.

John G. Gorman, M.D..........................  Professor of Pathology, New York University      1998
                                               School of Medicine and Former Director, Blood
                                               Bank, NYU.

Harvey F. Lodish, Ph.D.......................  Professor of Biology, Massachusetts Institute    1997
                                               of Technology and Member, Whitehead Institute
                                               for Biomedical Research.

Erkki Ruoslahti, M.D., Ph.D..................  President and Chief Executive Officer,           1999
                                               Burnham Institute.

William A. Scott, Ph.D.......................  President and Chief Executive Officer,           1997
                                               Physiome Sciences, Inc., and previously
                                               Senior Vice President of Exploratory and Drug
                                               Discovery Research, Bristol-Myers Squibb
                                               Pharmaceutical Research Institute.

Thomas P. Stossel, M.D.**....................  American Cancer Society Professor of             1995
                                               Medicine, Harvard Medical School, and Senior
                                               Physician, Hematology-Oncology Division,
                                               Brigham and Women's Hospital.

Henri A. Termeer.............................  Chairman, President and Chief Executive          1997
                                               Officer, Genzyme Corporation.

Christopher T. Walsh, Ph.D...................  Hamilton Kuhn Professor, Department of           1997
                                               Biological Chemistry and Molecular
                                               Pharmacology, Harvard Medical School.

George M. Whitesides, Ph.D.**................  Mallinckrodt Professor of Chemistry, Harvard     1995
                                               University.

Peter Wirth, Esq.............................  Executive Vice President and Chief Legal         1997
                                               Officer, Genzyme Corporation.

------------------------------------------------------------------------------------------------------
                                                                                              ADVISOR
NAME                                           PROFESSIONAL AFFILIATION                       SINCE
------------------------------------------------------------------------------------------------------
SCIENTIFIC ADVISORS--THERAPEUTICS AND IMAGING

Thomas J. Brady, M.D.........................  Director, Nuclear MRI Center, Massachusetts      1996
                                               General Hospital; Professor of Radiology,
                                               Harvard Medical School.

Leonard Guarente, Ph.D.......................  Professor of Biology, Massachusetts Institute    1995
                                               of Technology.

Jordan Gutterman, M.D........................  Virginia Cockrell Professor of Medicine,         1996
                                               University of Texas, M.D. Anderson Cancer
                                               Center.

Phillip W. Robbins, Ph.D.....................  Professor of Biochemistry, Massachusetts         1995
                                               Institute of Technology.

Thomas M. Roberts, Ph.D......................  Chair, Department of Cancer Biology at Dana      1995
                                               Farber Cancer Institute; Chair, Division of
                                               Medical Sciences and Professor of Pathology,
                                               Harvard Medical School.

H. William Strauss, M.D......................  Chief, Division of Nuclear Medicine, Stanford    1998
                                               University.

Ralph Weissleder, M.D., Ph.D.................  Director, Center for Molecular Imaging           1998
                                               Research, Massachusetts General Hospital.

Andrew Wright, Ph.D..........................  Professor of Microbiology, Tufts University      1995
                                               Medical School.

SCIENTIFIC ADVISORS--SEPARATIONS

Hubert Koster, Ph.D..........................  Professor of Chemistry and Biochemistry,         1997
                                               University of Hamburg; President and Chief
                                               Executive Officer, Sequenom, Inc.

Jack Johanssen, Ph.D.........................  President and CEO, Boston Probes, Inc.           1997

Irving W. Wainer, Ph.D.......................  Professor of Pharmacology, Georgetown            1996
                                               University Medical Center; Director,
                                               Georgetown University Bioanalytical Center.

 * Dr. Cooney is also a member of Scientific Advisors--Therapeutics and Imaging, and Scientific Advisors--Separations.

**  Drs. Stossel and Whitesides are members of our Scientific
    Advisors--Therapeutic and Imaging.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The table below lists our executive officers and directors as of July 25, 2000:
--------------------------------------------------------------------------------

NAME                                            AGE        POSITION
---------------------------------------------------------------------------------------------------------
Henry E. Blair................................     56      Chairman of the Board, President and Chief
                                                           Executive Officer
Gregory D. Phelps.............................     51      Vice Chairman of the Board
L. Edward Cannon, Ph.D........................     53      Executive Vice President, President,
                                                           Therapeutic and Imaging Division
David Patteson................................     44      President of Biotage Products, Separations
                                                           Division
Stephen S. Galliker...........................     53      Executive Vice President, Finance and
                                                           Administration, and Chief Financial Officer
Robert Charles Ladner, Ph.D...................     55      Senior Vice President and Chief Science
                                                           Officer
Constantine E. Anagnostopoulos, Ph.D. (1).....     77      Director
James W. Fordyce (1)..........................     54      Director
Thomas L. Kempner (2).........................     73      Director
Henry R. Lewis, Ph.D. (1)(2)..................     74      Director
John W. Littlechild...........................     48      Director
Alix Marduel, M.D.............................     43      Director
David J. McLachlan (2)........................     61      Director

------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee


HENRY E. BLAIR has served as the Chairman of the Board and President of Dyax since the merger of Protein Engineering Corporation with Dyax in August 1995 and as acting Chief Executive Officer from August 1995 until his appointment as Chief Executive Officer in April 1997. He also served as a director and officer of Dyax since its formation in 1989. Mr. Blair is also a director of and consultant to Genzyme Corporation, a biotechnology company, which he co-founded in 1981. Mr. Blair also co-founded Biocode, Inc. and GelTex
Pharmaceuticals, Inc. In addition, he is a director of Genzyme Transgenics Corporation and a member of the Board of Overseers at both Tufts University School of Medicine and the Lahey Hitchcock Clinic.


GREGORY D. PHELPS has been Vice Chairman and a director of Dyax since
August 1998. Mr. Phelps was an executive officer of Genzyme from 1991 to 1997, most recently as Executive Vice President. At Genzyme, he supervised the company's therapeutics business, research and development and corporate development activities. Mr. Phelps served as Chief Executive Officer of Viagene, Inc., a biotechnology company, from 1988 to 1990. Mr. Phelps presently serves as a director of Ostex International, Inc. and as a director of Atlantic BioPharmaceuticals, Inc.

L. EDWARD CANNON, PH.D. has served as Executive Vice President of Dyax and President of the Therapeutics and Diagnostics Division since 1995. He served as the Chief Executive Officer and held other senior management roles at Protein Engineering Corporation from October 1992 to August 1995 and served as a director of Dyax since its merger with Protein Engineering Corporation until July 2000. Dr. Cannon founded Hygeia Sciences, Inc. in 1980 and served as its Chief Scientific Officer and Senior Vice President from 1986 to 1991.


DAVID PATTESON has been President of Biotage Products, Separations Division, since he joined Dyax in November 1998. From 1994 until he joined Dyax, Mr. Patteson was an executive at Siebe plc, a diversified engineering and electronics company, most recently as Vice President and General Manager, Siebe Measurement and Controls Division. Prior to joining Siebe, Mr. Patteson was President of Perstorp Analytical, Inc., a laboratory and process analytical instruments company.

STEPHEN S. GALLIKER has served Dyax as Executive Vice President Finance and Administration, and Chief Financial Officer since September 1999. He was Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, from July 1996 to September 1999 and was Excel's Vice President, Finance and Administration from September 1997. Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments from September 1992 to June 1996. At Ultracision, Inc., Mr. Galliker was Chief Financial Officer and Vice President of Finance until November 1995 and Chief Operating Officer from December 1995 to June 1996.

ROBERT CHARLES LADNER, PH.D. joined Dyax as Senior Vice President and Chief Science Officer in August 1995. He was a co-founder of Protein Engineering Corporation where he served as Senior Vice President and Scientific Director from 1987 until its merger with Dyax. Previously, Dr. Ladner served as Senior Scientist of Genex Corp., where he was an inventor of single chain antibodies.

CONSTANTINE E. ANAGNOSTOPOULOS, PH.D. has been a director of Dyax since 1991. He is a Managing General Partner of Gateway Associates L.P., a venture capital management firm which is the general partner of Gateway Venture Partners II and Gateway Venture Partners III. Dr. Anagnostopoulos was formerly a corporate officer of Monsanto Company. He is also a director of Genzyme Corporation.

JAMES W. FORDYCE has been a director of Dyax since August 1995. Since 1981, he has served as a general partner of Prince Ventures Partners LP, a venture capital management firm, and its affiliated partnerships. Prince Venture Partners IV is a venture capital limited partnership, managed by Prince Ventures LP, which specializes in early stage investments in companies involved in the medical and life science areas. He is also President of the Albert and Mary Lasker Foundation.

THOMAS L. KEMPNER has been a director of Dyax since August 1995 and previously was a director of Protein Engineering Corporation. Mr. Kempner is the Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking, registered broker/dealer and registered investment advisory firm. He is also President of Loeb Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is also a director of Alcide Corporation, CCC Information Services Group, Inc., Evercel, Inc., FuelCell Energy, IGENE BioTechnology, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation, and Roper Starch Worldwide, Inc.

HENRY R. LEWIS, PH.D. has been a director of Dyax since August 1995 and previously was a director of Protein Engineering Corporation. Mr. Lewis is a consultant to several companies. From 1986 to February 1991, Mr. Lewis was the Vice Chairman of the board of directors of Dennison Manufacturing Company, a manufacturer and distributor of products for the stationery, technical paper and industrial and retail systems markets. From 1982 to 1986, he was a Senior Vice President of Dennison Manufacturing Company. Mr. Lewis is also a director of Genzyme Corporation.

JOHN W. LITTLECHILD has been a director of Dyax since 1998. Mr. Littlechild is a general partner of HealthCare Partners, V, which is the general partner of HealthCare Ventures V, L.P. He also serves in a similar capacity with other related entities. Mr. Littlechild is also a member of HealthCare Ventures LLC a venture management company that, among other things, provides management services to HealthCare Ventures V, L.P., and its related entities. From 1984 to 1991, Mr. Littlechild was a Senior Vice President of Advent International Corporation, a venture capital company in Boston and London. Prior to working at Advent in Boston, Mr. Littlechild was involved in establishing Advent in the United Kingdom. Mr. Littlechild serves on the board of directors of various health care and biotechnology companies, including AVANT
Immunotherapeutics, Inc., and Diacrin, Inc., which are biotechnology companies, and Orthofix International N.V., a medical device company.

ALIX MARDUEL, M.D. has been a director of Dyax since October 1998. Since 1997, she has been a general partner of Alta Partners, a venture capital partnership investing in information technologies and life science companies. Prior to joining Alta Partners, from 1990 to 1997 Dr. Marduel managed investments in medical companies for Sofinnova, Inc., a venture capital company.

DAVID J. MCLACHLAN has been a director of Dyax since May 1999. Mr. McLachlan has been a consultant to Genzyme Corporation since June 1999. He was Genzyme's Chief Financial Officer and Executive Vice President from 1989 to 1999. He currently serves as a director of Aronex Pharmaceuticals, Inc., a biotechnology company; Hearx, Ltd., a hearing care company; and the Massachusetts Biotechnology Council.

BOARD OF DIRECTORS

The size of the board of directors is currently set at eleven members. There are no family relationships among any of the directors or executive officers.

Our certificate of incorporation gives the holders of each series of the Class A Series 3, Class A Series 4, and Class A Series 5 Preferred Stock the right to elect one director. These rights will terminate upon the closing of this offering, when all outstanding preferred stock converts automatically into common stock. All directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve until the next annual meeting of the board of directors, or until their earlier death, resignation or removal.

AUDIT COMMITTEE

The Audit Committee provides the board of directors with an independent review of our financial health and of the reliability of our financial controls and financial reporting systems. The Audit Committee, which consists of Dr. Lewis (Chair), Mr. Kempner and Mr. McLachlan, reviews our financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and our independent accountants prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our internal accounting controls and financial affairs.

COMPENSATION COMMITTEE

The Compensation Committee determines the compensation of our executive officers, including the Chief Executive Officer. The Compensation Committee also administers our Amended and Restated 1995 Equity Incentive Plan and loans to officers. The Compensation Committee consists of Mr. Fordyce (Chair),
Dr. Anagnostopoulos, and Dr. Lewis.

DIRECTOR COMPENSATION

Directors who are also our employees receive no additional compensation for serving as directors. Our non-employee directors receive $12,000 per year as compensation for their services as directors. We pay non-employee directors who serve as the chairman of a committee of the board of directors an additional $3,000 per year. In addition, all of our non-employee directors are eligible to receive stock options under the Company's Amended and Restated 1995 Equity Incentive Plan.

In October 1998, we granted Dr. Anagnostopoulos, Mr. Fordyce, Mr. Kempner and Mr. Lewis options to purchase 19,560 shares of common stock at an exercise price of $2.00 per share in substitution for options we granted to them in January 1998. The shares underlying these options immediately vested with respect to 13,040 shares and the remaining 6,520 shares vested on June 29, 2000.

In November 1999, we granted options to all of our non-employee directors to purchase shares of our common stock at an exercise price of $2.00 per share.
Dr. Anagnostopoulos, Mr. Fordyce, Mr. Kempner and Mr. Lewis were granted options to purchase 5,000 shares which will vest on the earlier of our 2001 annual stockholders' meeting or June 30, 2001. We granted Mr. Littlechild and
Dr. Marduel options to purchase 20,000 shares, which were vested immediately with respect to 10,000 shares, with an additional 5,000 shares that vested on June 29, 2000, and the remaining 5,000 shares to vest on the earlier of our 2001 annual stockholders' meeting or June 30, 2001. We also granted Mr. McLachlan an option to purchase 15,000 shares, which were vested immediately with respect to 5,000 shares, with an additional 5,000 shares that vested on June 29, 2000, and the remaining 5,000 shares to vest on the earlier of our 2001 annual stockholders' meeting or June 30, 2001.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned during the fiscal year ended December 31, 1999 for our Chief Executive Officer and our four most highly compensated executive officers. We refer to these persons as the named executive officers. For additional compensation information, see the section of this prospectus entitled "Employment Agreements."

                                                --------------------------------------------------
                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                      ------------------
                                                ANNUAL COMPENSATION     SECURITIES
                                                -------------------    UNDER-LYING          ALL OTHER
NAME AND PRINCIPAL POSITION                       SALARY      BONUS   OPTIONS/SARS         COMPENSATION(1)
----------------------------------------------  --------   --------   ------------------   ------------
Henry E. Blair................................  $324,869   $100,000         30,000          $     131
  President and Chief Executive Officer

Gregory D. Phelps.............................   228,916     50,000         15,000                 84
  Vice-Chairman of the Board

Robert A. Dishman, Ph.D.(2)...................   210,421     41,250         15,000           25,941(3)
  Executive Vice President

L. Edward Cannon, Ph.D........................   197,558     50,000         48,000                 84
  Executive Vice President

Keith Ehrlich(4)..............................   101,539     11,953              0           63,513(5)
  Former Senior Vice President, Finance and
  Administration and Former Chief Financial
  Officer

Stephen S. Galliker(6)........................    51,210     16,667        137,500                 21
  Executive Vice President and Chief Financial
  Officer

------------------------

(1) Represents group term life insurance premiums paid by us.

(2) Dr. Dishman served as an executive officer and director until July 2000. We currently employ him as a strategic advisor in our separations business.

(3) Consists of a group life insurance premium of $131 plus $25,810 in interest forgiven on a loan made to Dr. Dishman in 1998.


(4) Mr. Ehrlich's employment with us terminated on July 31, 1999.


(5) Consists of $63,462, which we paid to Mr. Ehrlich as part of his severance package, and $51, which represents group term life insurance premiums paid by us.

(6) Mr. Galliker joined us in August 1999. His initial salary is $185,000 per year. Upon joining us Mr. Galliker purchased 25,000 shares of common stock and 22,500 shares of restricted common stock at fair market value. The 25,000 shares of common stock vested immediately upon purchase and the 22,500 shares of restricted stock vest in 24 substantially equal monthly installments beginning October 1, 1999.

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains certain information regarding options we granted to our named executive officers during the twelve months ended December 31, 1999.

                                     -----------------------------------------------------------------------
                                                   INDIVIDUAL GRANTS
                                     ---------------------------------------------
                                                 PERCENT OF
                                                   TOTAL                              POTENTIAL REALIZABLE
                                                 OPTIONS/SARS                        VALUE AT ASSUMED ANNUAL
                                     NUMBER OF   GRANTED TO                           RATES OF STOCK PRICE
                                     SECURITIES  EMPLOYEES                           APPRECIATION FOR OPTION
                                     UNDERLYING       IN       EXERCISE                      TERM(2)
                                     OPTION/SARS  FISCAL       OR BASE    EXPIRATION -----------------------
NAME                                 GRANTED     YEAR(1)        PRICE         DATE           5%          10%
-----------------------------------  ---------   -----------   --------   --------   ----------   ----------
Henry E. Blair.....................   30,000         3.3%       $2.00     10/29/09   $  558,478   $  848,880
Gregory D. Phelps..................   15,000         1.7         2.00     10/29/09      279,239      424,440
Robert A. Dishman, Ph.D............   15,000         1.7         2.00     10/29/09      279,239      424,440
L. Edward Cannon, Ph.D.............   33,000         3.6         2.00     7/14/09       614,325      933,768
                                      15,000         1.7         2.00     10/14/09      279,239      424,440
Keith Ehrlich......................       --          --           --          --            --           --
Stephen S. Galliker................   52,500         5.8         2.00      9/9/09       977,336    1,485,540
                                      75,000         8.3         2.00      9/9/09     1,396,195    2,122,200
                                      10,000         1.1         2.00     10/29/09      186,159      282,960

------------------------

(1) Based on an aggregate of 906,220 options that we granted in the year ended December 31, 1999 to our employees and consultants, including the named executive officers.

(2) The dollar amounts under these columns are the result of calculations at rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying common stock. The potential realizable values are calculated on the basis of an assumed initial public offering price of $14.00 per share, assume that the market price appreciates from this price at the indicated rate for the entire term of each option and that each option is exercised and sold on the last day of its term at the appreciated price.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

The following table below contains certain information concerning options held by our named executive officers as of December 31, 1999.

                                     ----------------------------------------------------------------------
                                                            Number of Securities
                                                                 Underlying          Value Of Unexercised
                                     SHARES                      Unexercised             In-The-Money
                                     ACQUIRED                  Options/SARs At          Options/SARs At
                                       ON         VALUE        Fiscal Year-End        Fiscal Year-End(1)
                                     EXERCISE    REALIZED   ---------------------   -----------------------
NAME                                   (#)         ($)      Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------  ---------   --------   --------   ----------   ----------   ----------
Henry E. Blair.....................       --          --     35,030      68,870     $  432,809   $  836,973
Gregory D. Phelps..................       --          --     62,125     110,875        745,500    1,330,500
Robert A. Dishman, Ph.D............       --          --     77,395      28,143        928,740      337,716
L. Edward Cannon, Ph.D.............       --          --    100,654      70,034      1,338,622      848,835
Keith Ehrlich......................    1,266           0     69,887           0        838,644            0
Stephen S. Galliker................       --          --     11,668     125,832        140,016    1,509,984

------------------------

(1) Based on the difference between the option exercise price and the assumed initial public offering price of $14.00 per share of common stock.

EMPLOYMENT AGREEMENTS

Our only executive officers with employment agreements are Dr. Ladner, Mr. Galliker and Mr. Phelps.

Dr. Ladner's employment agreement terminates in August 2001. He is entitled to receive a minimum base salary of $172,000 under his employment agreement. If we terminate Dr. Ladner without cause, we must pay him his annual base salary for one year and 50% of his vested options will become exercisable.

Mr. Galliker is entitled to receive a minimum base salary of $185,000 under his employment agreement. We will also pay Mr. Galliker a housing allowance of $15,000 a year until he finds permanent housing in the Cambridge area.
Mr. Galliker received three option grants, giving him options to purchase a total of 137,500 shares of our common stock at an exercise price of $2.00 per share. These options become exercisable as to 3,750 shares per month during the first two years of Mr. Galliker's employment and as to approximately 1,771 shares per month during the third and fourth years of his employment. Pursuant to the terms of his agreement, Mr. Galliker purchased 22,500 shares of restricted common stock. We have the right to repurchase these shares from Mr. Galliker if his employment with us terminates, but this repurchase right lapses in monthly installments over a two-year period, and will lapse in its entirety upon the closing of this offering. Mr. Galliker also purchased 25,000 shares of common stock at $2.00 per share which are not subject to a repurchase option. We have a right of first refusal if Mr. Galliker transfers these shares. If we terminate Mr. Galliker's employment without cause, we must continue to pay him at his current salary for six months, reduced by any compensation that Mr. Galliker earns for other work performed during this six-month period. The agreement also provides that 50% of Mr. Galliker's unvested shares of restricted common stock and 50% of his unvested options will become immediately exercisable following a change in control of the company if his employment is terminated or he resigns because the terms of his employment have been adversely changed.

Mr. Phelps is entitled to an annual base salary of $200,000 under his employment agreement. In addition, we granted Mr. Phelps options to purchase a total of 148,000 shares of common stock at an exercise price of $2.00 per share. In consideration of this grant, Mr. Phelps agreed to cancel an option to purchase 48,000 shares that he had previously received while he was a consultant. These options become exercisable in substantially equal monthly installments over a four-year period. Mr. Phelps's employment agreement provides that if we terminate him for any reason, 50% of his unvested options will become immediately exercisable. The agreement also provides that 50% of Mr. Phelps' unvested options will become immediately exercisable following a change in control of the company if he is terminated or quits because the terms of his employment have been adversely changed.

STOCK PLANS

AMENDED AND RESTATED 1995 EQUITY INCENTIVE PLAN

We adopted our 1995 Equity Incentive Plan in August 1995. We amended and restated the plan in January 1998. The Amended and Restated 1995 Equity Incentive Plan gives us flexibility in awarding equity incentives by permitting multiple types of incentives. The plan's purposes are:

- to attract and retain our key employees, consultants and directors; and

- to enable those employees, consultants and directors to participate in our long-term growth.

Our equity plan provides for the grant of stock options, stock appreciation rights, performance shares, restricted stock or stock units for the purchase of an aggregate of 3,364,200 shares of our common stock of which 322,414 shares remain available for future grants, subject to adjustment to reflect stock splits and similar capital changes, to officers, employees and other individuals. The board of directors has appointed the compensation committee to administer this equity plan. The compensation committee selects the participants and establishes the terms and conditions of each option or other equity right granted under the 1995 Equity Incentive Plan The compensation committee has broad discretion to set these terms, except that all incentive stock options must have an exercise price at least equal to 100% of the fair market value of the underlying shares on the date of grant, and the term of any incentive stock option may not exceed ten years. The purpose of these restrictions is to ensure that incentive stock options qualify for favorable tax treatment under
Section 422 of the Internal Revenue Code.

As of July 25, 2000, we had outstanding under our 1995 Equity Incentive Plan options to purchase 2,320,516 shares of common stock, of which options to purchase 1,197,234 shares were exercisable as of that date. We had issued an aggregate of 721,270 shares under the plan, consisting of 481,430 shares issued upon exercise of stock options and 239,840 shares of restricted common stock. As of July 25, 2000, 322,414 shares of common stock remained available for future grants under this plan. The board of directors and stockholders have approved an increase in the number of shares reserved for issuance under the 1995 Equity Incentive Plan to 4,500,000 shares effective upon the completion of this offering.

1998 EMPLOYEE STOCK PURCHASE PLAN

We adopted the 1998 Employee Stock Purchase Plan in January 1998. Under this plan, our employees may purchase shares of our common stock at a discount from fair market value. We have reserved 97,800 shares of common stock for issuance under this plan. To date, we have not issued any shares under this plan.

The 1998 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan, within the meaning of Section 423 of the Internal Revenue Code. The compensation committee has discretion to grant rights to purchase stock under the plan and to determine other terms and conditions of grants under the plan. The purchase price per share of common stock is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date. Employees may pay the purchase price through payroll deductions, periodic lump-sum payments, or a combination of both. Eligible employees participate voluntarily, and they may withdraw from any offering at any time before stock is purchased. The 1998 Employee Stock Purchase Plan will terminate on January 30, 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee determines salaries, incentives and other compensation for our directors and officers. The compensation committee also administers incentive compensation and benefit plans. For more information, see the discussion of "Stock Plans" earlier in this section. The compensation committee currently consists of Dr. Anagnostopoulos, Dr. Lewis, and Mr. Fordyce. For more information, see the sections of this prospectus entitled "Principal Stockholders" and "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Blair serves as an outside director of and consultant to Genzyme Corporation. Two of our other directors, Constantine Anagnostopoulos and Henry Lewis, are also directors of Genzyme. We sublease a portion of our facilities in Cambridge, Massachusetts, from Genzyme pursuant to a lease we entered into on September 21, 1996. This sublease was amended on December 31, 1997, and has been extended on two occasions. The most recent extension expires on June 30, 2001. We have an option to extend that period until the end of 2001. The size of the facilities we sublease from Genzyme is 16,183 square feet, and the rent is currently $40 per square foot. We believe these terms are neither more nor less favorable than we would have received if we had leased a comparable facility from a third party.

In October 1998, we loaned $1,300,000 to Henry Blair, our Chairman and Chief Executive Officer, in connection with a purchase of real property. This loan was secured by Mr. Blair's interest in the real property and by his shares of our capital stock. Interest accrues on the unpaid principal balance at the rate of one and a half percent less than the base rate of Fleet National Bank, provided that the interest rate will not be less than the minimum rate required to avoid imputed interest for federal tax purposes. As modified pursuant to a resolution of the board of directors in March 2000, this loan is due and payable whenever the Compensation Committee determines that repayment is in the best interest of Dyax, and in any event (i) if Mr. Blair ceases to be our Chairman and Chief Executive Officer; (ii) if our cash and marketable investments total less than $10,000,000; or (iii) on the last trading date under our then applicable insider trading policy during the trading period immediately after the second quarterly earnings announcement made after the expiration of his lock-up agreement. As of July 25, 2000, the full principal amount remained outstanding under this loan.

In October 1999, when Stephen Galliker, our Executive Vice President and Chief Financial Officer, joined us, he purchased 47,500 shares of common stock.
Mr. Galliker paid $2.00 per share, for an aggregate purchase price of $95,000. We have a right to repurchase 22,500 of the shares from Mr. Galliker at his purchase price if he ceases to be employed by us, but this right lapses in monthly installments over a two-year period from October 1, 1999.

Mr. Fordyce was elected to our board of directors in August 1995 pursuant to voting rights that our charter grants to holders of our Class A convertible preferred stock. These voting rights will terminate following the automatic conversion of all outstanding shares of our Class A convertible preferred stock into shares of common stock, which will occur in connection with this offering. See "Description of Capital Stock." Mr. Fordyce is a general partner of Prince Ventures Partners LP, which is the general partner of Prince Venture Partners
IV. Prince Venture Partners IV is one of our stockholders. In August 1995, we sold 375,000 shares of Class A Series 3 convertible preferred stock to Prince Venture Partners IV at a purchase price of $2.00 per share. In October 1996, we sold 478,556 shares of Class A Series 4 convertible preferred stock to Prince Venture Partners IV at a purchase price of $3.13 per share. In September 1997, Prince Venture Partners IV purchased from a group of related stockholders
(1) 119,946 shares of Class A Series 1 convertible preferred stock at a purchase price of $1.73 per share; and (2) 20,413 shares of common stock at a purchase price of $0.50 per share.

Dr. Anagnostopoulos, who is one of our directors, is a general partner of Gateway Associates, L.P., which is the general partner of Gateway Venture Partners. Gateway Venture Partners is one of our stockholders. In August 1995, we issued 191,409 shares of Class A Series 1 convertible preferred stock to Gateway Venture Partners III, L.P., in connection with a recapitalization that took place at that time. Also in August 1995, we sold 150,000 shares of Class A Series 3 convertible preferred stock to Gateway Venture Partners III, L.P., at a purchase price of $2.00 per share. In October 1996, we sold 75,000 shares of Class A Series 4 convertible preferred stock to Gateway Venture Partners III, L.P., at a purchase price of $3.13 per share.

Mr. Kempner, who is one of our directors, is the President of Pinpoint Partners Corporation, which is the general partner of each of Loeb Investment Co. 106, Loeb Investment Co. 106A, Loeb Investment Co. 106B and Loeb Investment Co. 106C For purposes of simplicity, we refer to these organizations collectively as the "Loeb Investment Partnerships." All of these entities own stock in our company. In August 1995, we issued an aggregate of 279,990 shares of Class A Series 2 convertible preferred stock to the Loeb Investment Partnerships in connection with our merger with Protein Engineering Corporation. Also in August 1995, we sold an aggregate of 150,000 shares of Class A Series 3 convertible preferred stock to certain of the Loeb Investment Partnerships at a purchase price of $2.00 per share. In October 1996, we sold an aggregate of 286,845 shares of Class A Series 4 convertible preferred stock to certain of the Loeb Investment Partnerships at a purchase price of $3.13 per share. In March 1997, we sold an aggregate of 32,644 shares of Class A Series 4 convertible preferred stock to certain of the

Loeb Investment Partnerships at a purchase price of $3.13 per share. In October 1998, we sold 255,137 shares of Class A Series 5 convertible preferred stock to certain of the Loeb Investment Partnerships at a purchase price of $5.45 per share.

Mr. Littlechild, who is one of our directors, is a general partner of HealthCare Ventures V, L.P., which is one of our stockholders. In August 1998, we sold 1,651,376 shares of Class A Series 5 convertible preferred stock to HealthCare Ventures V, L.P., at a purchase price of $5.45 per share. In connection with this transaction, and pursuant to rights held by the holders of our Class A Series 5 convertible preferred stock, Mr. Littlechild was elected to our board of directors.

Dr. Marduel, who is one of our directors, is a general partner of Alta Partners. The principals of Alta Partners control Alta BioPharma Partners LP, Alta Embarcadero BioPharma LLC, and Dyax Chase Partners (AltaBio) LLC. In
October 1998, we sold an aggregate of 1,376,147 shares of Class A Series 5 convertible preferred stock at a price of $5.45 per share to these entities. In connection with these transactions, and pursuant to rights held by the holders of our Class A Series 5 convertible preferred stock, Dr. Marduel was elected to our board of directors.

                             PRINCIPAL STOCKHOLDERS

The table below provides certain information about beneficial ownership of our stock as of July 25, 2000, and as adjusted to reflect the sale of 4,000,000 shares of common stock that we anticipate selling in connection with this offering. The table shows information for:

- each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of our common stock;

- each of our directors;

- each of our named executive officers; and

- all of our directors and executive officers as a group.

Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all shares of common stock beneficially owned by them, subject to community property laws, where applicable.


The "Percentage Ownership" column below is based on a total of 2,518,252 shares of common stock outstanding before the offering and 18,102,711 shares of common stock outstanding after the offering and gives effect to the conversion of 14,696,987 shares of preferred stock into 11,584,459 shares of common stock. For purposes of the table below, we treat shares of common stock subject to options that are currently exercisable or exercisable within 60 days after July 25, 2000 to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person, but we do not treat the shares as outstanding for the purpose of computing the percentage ownership of any other stockholder.


                                                     --------------------------------------------------
                                                                                 PERCENTAGE OWNERSHIP
                                                     SHARES BENEFICIALLY       ------------------------
                                                              OWNED             BEFORE         AFTER
                                                     PRIOR TO OFFERING         OFFERING      OFFERING
                                                     -------------------       -----------   ----------
HealthCare Ventures V, L.P.(1).....................       1,651,376               11.7%          9.1%
The Entities Affiliated with Alta Partners(2)......       1,376,147(2)             9.8%          7.6%
Loeb Investment Partnerships(3)....................         906,044(3)             6.4%          5.0%
New York Life Insurance Company(4).................         726,908                5.2%          4.0%
Henry E. Blair.....................................         721,767(5)             5.1%          4.0%
Gregory D. Phelps..................................          96,541(6)               *             *
L. Edward Cannon, Ph.D.............................         117,945(7)               *             *
Robert A. Dishman, Ph.D............................         279,937(8)             2.0%          1.5%
Stephen S. Galliker................................          90,834(9)               *             *
David Patteson.....................................          23,958(10)              *             *
Keith Ehrlich+.....................................          71,153(11)              *             *
Constantine E. Anagnostopoulos, Ph.D...............         306,252(12)            2.2%          1.7%
James W. Fordyce...................................         677,372(13)            4.8%          3.7%
Thomas L. Kempner..................................         926,107(14)            6.6%          5.1%
Henry R. Lewis, Ph.D...............................          62,907(15)              *             *
John W. Littlechild................................       1,666,376(16)           11.8%          9.2%
Alix Marduel.......................................       1,391,147(17)            9.9%          7.7%
David J. McLachlan.................................          10,000(18)              *             *
All current executive officers and directors as a
  group
  (13 persons).....................................       5,864,870(19)           43.7%         34.3%

------------------------

*   Indicates beneficial ownership of less than one percent.

** The address of the directors and executive officers is One Kendall Square, Cambridge, MA 02139


+ Mr. Ehrlich resigned as Senior Vice President, Finance & Administration and Chief Financial Officer of the Company as of July 31, 1999.

(1) The stockholder's address is One Kendall Square, Building 300, Cambridge, MA 02139. The natural persons who control the 1,651,376 shares owned by HealthCare Ventures V, L.P. are John W. Littlechild, William Crouse,
    Harold R. Werner, and James H. Cavanaugh, Ph.D.

(2) Consists of 855,393 shares held by Alta Biopharma Partners LP, 32,242 shares held by Alta Embarcadero Biopharma LLC, and 488,512 shares held by Dyax Chase Partners (AltaBio) LLC. As general partners and managing members of these entities, the principals of Alta Partners exercise control over voting and investment decisions with respect to these shares. The principals of Alta Partners are Jean Deleage, Garrett Gruener, Dan Janney, Alix Marduel, Guy Nohra and Marino Polestra. The shareholder's address is One Embarcadero Center, Suite 4050, San Francisco, CA 94111.

(3) Includes: (i) 125,813 shares owned by Loeb Investment Co. 106, (ii) 218,988 shares owned by Loeb Investment Co. 106A, (iii) 97,800 shares owned by Loeb Investment Co. 106B, and (iv) 463,444 shares owned by Loeb Investment Co. 106C. Pinpoint Partners Corporation, the general partner of each of the named Loeb partnerships, exercises sole voting and investment control with respect to all shares held by each of the Loeb partnerships. The natural person who has the power to control such shares is Thomas L. Kempner. The stockholder's address is c/o Irwin Rowe, 61 Broadway, 24th Floor, New York, NY 10006.

(4) The stockholder's address is 51 Madison Avenue, New York, NY 10010.

(5) Includes (i) 114,100 shares which are held in trust for the benefit of Mr. Blair's spouse and child, as to which Mr. Blair disclaims beneficial ownership, and (ii) 52,346 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(6) Includes 27,728 shares of common stock issuable to Mr. Phelps upon exercise of outstanding options exercisable within the 60-day period following
    July 25, 2000.

(7) Consists of 117,945 shares of common stock issuable to Dr. Cannon upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(8) Includes 86,892 shares of common stock issuable to Dr. Dishman upon exercise of outstanding options exercisable within the 60-day period following
    July 25, 2000.

(9) Includes 47,083 shares of common stock issuable to Mr. Galliker upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(10) Consists of 23,958 shares of common stock issuable to Mr. Patteson upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(11) Includes 69,887 shares of common stock issuable to Mr. Ehrlich upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(12) Includes 285,811 shares held by Gateway Venture Partners.
    Dr. Anagnostopoulos is a general partner of Gateway Associates, L.P., the general partner of Gateway Venture Partners. He disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the entities. Also includes 19,560 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(13) Includes 648,032 shares held by Prince Venture Partners IV. Mr. Fordyce is a general partner of Prince Ventures Limited Partnership, the general partner of Prince Venture Partners IV. He disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the entities. Also includes 10,799 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following
    July 25, 2000.

(14) Includes 906,044 shares of common stock held by the Loeb partnerships named in note (3) above. Mr. Kempner is the President of Loeb Partners Corporation, the general partner of each of the Loeb partnerships. Also includes 20,063 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(15) Includes 22,549 shares of common stock issuable to Dr. Lewis upon exercise of outstanding options exercisable within the 60-day period following
    July 25, 2000.

(16) Includes 1,651,376 shares held by HealthCare Venture V, L.P.
    Mr. Littlechild is the general partner of HealthCare Partners LP, which is the general partner of Health Care Venture V, L.P. Mr. Littlechild disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited partnerships. Also includes 15,000 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(17) Includes 855,393 shares held by Alta Biopharma Partners LP, 32,242 shares held by Alta Embarcadero Biopharma LLC, and 488,512 shares held by Dyax Chase Partners (AltaBio) LLC. The principals of Alta Partners exercise control over voting and investment decisions with respect to these securities. Dr. Marduel is a general partner of Alta Partners. She disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the entities. Also includes 15,000 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(18) Consists of 10,000 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

(19) Includes 533,977 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following July 25, 2000.

                          DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 20,000,000 shares of common stock, par value $0.01 per share, and 15,312,391 shares of preferred stock, $0.01 par value per share. Upon completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. These totals give effect to the amendment and restatement of our Restated Certificate of Incorporation to delete references to the Class A Series 1, Series 2, Series 3, Series 4 and Series 5 convertible preferred stock.

On July 25, 2000, the following numbers of shares of common and preferred stock were outstanding:


Common Stock................................................    2,518,252 shares
Class A Series 1 Preferred Stock............................    1,942,936 shares
Class A Series 2 Preferred Stock............................      703,970 shares
Class A Series 3 Preferred Stock............................    2,000,000 shares
Class A Series 4 Preferred Stock............................    4,297,137 shares
Class A Series 5 Preferred Stock............................    5,752,944 shares



All of the outstanding preferred stock will convert into 11,584,459 shares of common stock upon completion of this offering. Upon completion of this offering, we expect to have approximately 18,102,711 shares of common stock outstanding. As of July 25, 2000, we had approximately 350 stockholders.


The following summary of certain provisions of our common and preferred stock does not purport to complete. You should refer to our restated certificate of incorporation and our by-laws, both of which are included as exhibits to the registration statement we have filed with the SEC in connection with this offering. The summary below is also qualified by provisions of applicable law.

COMMON STOCK

Holders of common stock are entitled to one vote per share on matters on which our stockholders vote. There are no cumulative voting rights. Holders of common stock are entitled to receive dividends, if declared by our board of directors, out of funds that we may legally use to pay dividends. See the section of this prospectus entitled "Dividend Policy" for further information. If we liquidate or dissolve, holders of common stock are entitled to share ratably in our assets once our debts and any liquidation preference owed to any then-outstanding preferred stockholders are paid. No shares of preferred stock will be outstanding immediately after the closing of this offering. All shares of common stock that are outstanding as of the date of this prospectus and, upon issuance and sale, all shares we are selling in this offering, will be fully-paid and nonassessable.

PREFERRED STOCK

We are currently authorized to issue 15,312,391 shares of preferred stock. Upon completion of this offering, all issued and outstanding shares of preferred stock will convert into a total of 11,584,459 shares of common stock. Immediately after this conversion, the outstanding shares of preferred stock will be cancelled, and the total number of shares of preferred stock that we are authorized to issue will be reduced to 1,000,000 shares.

Upon completion of this offering, our board of directors will have the authority to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights of each series. These rights may include dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences, sinking fund terms, and the number of shares that constitute any series. The board of directors may exercise this authority without any further action by our stockholders.

We believe the power to issue preferred stock will provide our board of directors with flexibility in connection with certain possible corporate transactions. The issuance of preferred stock, however, could adversely affect the voting power of holders of our common stock, restrict their rights to receive payment upon liquidation, and have the effect of delaying, deferring, or preventing a change in control. We have no present plans to issue any shares of preferred stock.

WARRANTS

In connection with our merger with Protein Engineering Corporation in 1995, we issued warrants to purchase a total of 27,022 shares of common stock at an exercise price of $3.97 per share. We issued these warrants in substitution for warrants that Protein Engineering Corporation issued previously. The warrants will expire on August 10, 2000. The exercise price for each warrant is subject to adjustment in the event of a stock split, stock dividend, combination, or similar transaction.

REGISTRATION RIGHTS

The holders of the 11,584,459 shares of common stock to be issued upon conversion of all series of our Class A convertible preferred stock are entitled to demand that we register those shares, known as registrable shares, under the Securities Act commencing one year after the closing of this offering. In addition, if we propose to register any more of our securities under the Securities Act after the closing of this offering, either for our own account or for the account of other security holders, the holders of these rights are entitled to notice of that further registration and are entitled to have their registrable shares included in it. These rights, however, are subject to conditions and limitations, including thresholds as to minimum values of shares required for a demand registration and the right of the underwriters of a registered offering of Dyax to limit the number of shares included in the offering. Holders of registrable shares can require us to file the registration at our expense and, subject to some conditions and limitations, we are required to use our best efforts to effect the registration. Furthermore, holders of these rights may require us to file additional registration statements on Form S-3 for the sale their registrable shares at any time after the first anniversary of the closing of this offering if they are not then able to sell all of their shares under Rule 144. Holders of these rights did not have the right to have their registrable shares registered under the Securities Act as part of this offering.

ANTI-TAKEOVER MEASURES

DELAWARE LAW

Section 203 of the Delaware General Corporation Law is applicable to takeovers of Delaware corporations. Subject to exceptions enumerated in Section 203,
Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that the stockholder becomes an interested stockholder unless:

- prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, though some shares may be excluded from the calculation; and

- on or subsequent to that date, the business combination is approved by the board of directors of the corporation and by the affirmative votes of holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Except as specified in Section 203, an interested stockholder is generally defined to include any person who, together with any affiliates or associates of that person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, any time within three years immediately prior to the relevant date. Under certain circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may elect not to be governed by this section, by adopting an amendment to the certificate of incorporation or by-laws, effective 12 months after adoption. Our certificate of incorporation and by-laws do not opt out from the restrictions imposed under
Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring is to negotiate in advance with the board because the stockholder approval requirement would be avoided if a majority of the directors then in office excluding an interested stockholder approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. These provisions may have the effect of deterring hostile takeovers or delaying changes in control, which could depress the market price of our common stock and deprive stockholders of opportunities to realize a premium on shares of common stock held by them.

CHARTER AND BY-LAW PROVISIONS

In addition to the board of directors' ability to issue shares of preferred stock, our restated certificate of incorporation and by-laws contain the following provisions that may have the effect of discouraging unsolicited acquisition proposals:

- our restated certificate of incorporation classifies the board of directors into three classes with staggered three-year terms;

- our by-laws include a provision prohibiting stockholder action by written consent;

- under the certificate of incorporation and by-laws, our board of directors may enlarge the size of the board and fill the vacancies;

- our restated certificate of incorporation requires the approval of 66 2/3% of the outstanding capital stock to merge the company into another entity, sell all or substantially all of our assets, or engage in any other business combination not approved by the board of directors;

- our restated certificate of incorporation provides that some of its provisions may only be changed by an affirmative vote of 66 2/3% of our outstanding capital stock;

- our by-laws provide that a stockholder may not nominate candidates for the board of directors at any annual or special meeting unless that stockholder notifies us of its intention a specified period in advance and provides us with certain required information;

- our by-laws provide that special meetings of stockholders may only be called by the President or by the board of directors; and

- stockholders who wish to bring business before the stockholders at our annual meeting must provide advance notice.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no market for our common stock. We cannot assure you that a liquid trading market for our common stock will develop or be sustained after this offering. Future sales of substantial amounts of common stock in the public market after this offering, or the anticipation of those sales, could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.


After the closing of this offering, we will have 18,102,711 shares of common stock outstanding, assuming that there are no exercises of currently outstanding warrants or options and that the underwriters do not exercise their over-allotment option. Of these 18,102,711 shares, the 4,000,000 shares sold in this offering will be freely tradable, unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act.



The remaining 14,102,711 shares of common stock will be owned by our existing shareholders and are deemed "restricted shares" under Rule 144 and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144. Stockholders holding an aggregate of 14,005,090 of these shares of our common stock prior to this offering have agreed to enter into lock-up agreements described below, or are subject to agreements among the stockholders that restrict resale of their shares for 180 days after the closing of this offering. Of the 97,621 shares not subject to these restrictions, approximately 28,070 shares will be eligible for sale immediately under Rule 144(k), approximately 52,528 additional shares will become eligible for resale under Rules 144 and 701 on the 91st day after the effective date of this prospectus and 16,946 shares will become eligible for sale from time to time before the expiration of the 180-day period. At the end of the 180-day period, approximately 13,982,973 shares will be eligible for sale under Rules 144 and 701, and the remaining shares will become eligible from time to time thereafter.



In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year is entitled to sell within any three-month period up to that number of shares that does not exceed the greater of: (1) one percent of the number of shares of common stock then outstanding, which will be approximately 181,027 shares after this offering, or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain "manner of sale" provisions and notice requirements and to the requirement that the issuer has made current public information about itself available. Under Rule 144(k), a person who is not deemed to have been an affiliate of the issuer at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation, or notice provisions of Rule 144.


Our directors and executive officers, along with all of our other current stockholders, will have entered into lock-up agreements. Pursuant to these agreements, our stockholders agree, with limited exceptions, not to sell, offer to sell, contract to sell, grant any option to sell, exercise any registration rights, grant an option to purchase, effect a short sale, or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of common stock or any option to purchase common stock or any securities exchangeable for or convertible into common stock for a period of 180 days after the date of this prospectus.

Ninety days after the date of this prospectus, we plan to file registration statements under the Securities Act to register:

- approximately 2,642,930 shares of common stock issuable under our Amended and Restated 1995 Equity Incentive Plan; and

- approximately 97,800 shares of common stock issuable under our 1998 Employee Stock Purchase Plan.

Upon registration, after expiration of any lock-up agreements, these shares will be eligible for immediate sale upon exercise, except for shares acquired by affiliates, which will be subject to the requirements of Rule 144 described above.

                                  UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement covering the common stock to be offered in this offering. J.P. Morgan Securities Inc., Lehman Brothers Inc. and Pacific Growth Equities, Inc. are acting as representatives of the underwriters. Each underwriter has agreed to purchase the number of shares of common stock set forth opposite its name in the following table.

                                                              -------------
                                                                NUMBER OF
UNDERWRITERS                                                       SHARES
                                                                ---------
J.P. Morgan Securities Inc..................................
Lehman Brothers Inc.........................................
Pacific Growth Equities, Inc................................

                                                                ---------
  Total.....................................................    4,000,000
                                                                =========

The underwriting agreement provides that if the underwriters take any of the shares presented in the table above, then they must take all of these shares. No underwriter is obligated to take any shares allocated to a defaulting underwriter except under limited circumstances.

The underwriters are offering the shares of common stock, subject to the prior sale of shares, and when, as and if these shares are delivered to and accepted by them. The underwriters will initially offer to sell shares to the public at the initial public offering price shown on the cover page of this prospectus. The underwriters may sell shares to securities dealers at a discount of up to
$   per share from the initial public offering price. Any of these securities dealers may resell shares to other brokers or dealers at a discount of up to
$   per share from the initial public offering price. After the initial public offering, the underwriters may vary the public offering price and other selling terms.

If the underwriters sell more shares than the total number shown in the table above, the underwriters have the option to buy up to an additional 600,000 shares of common stock from us to cover these sales. They may exercise this option during the 30-day period from the date of this prospectus. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The following table shows the per share and total underwriting discounts that we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                              ---------------------
                                                                     NO        FULL
                                                               EXERCISE    EXERCISE
                                                              ---------   ---------
Per share...................................................  $           $
  Total.....................................................  $           $

The underwriters may purchase and sell shares of common stock in the open market in connection with this offering. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or slowing a decline in the market price of the common stock while this offering is in progress. The underwriters may also impose a penalty bid, which means that an underwriter must repay to the other underwriters a portion of the underwriting discount received by it. An underwriter may be subject to a penalty bid if the representatives of the underwriters, while engaging in stabilizing or short covering transactions, repurchase shares sold by or for the account of that underwriter. These activities may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

The representatives have advised us that, on behalf of the underwriters, they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. The short position resulting from those short sales will be deemed a "covered" short position to the extent that it does not exceed the 600,000 shares subject to the underwriters' over-allotment option and will be deemed a "naked" short position to the extent that it exceeds that number. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

A prospectus in electronic format will be made available on an Internet site maintained by one or more of the underwriters participating in this offering.

We estimate that the total expenses of this offering payable by us, excluding underwriting discounts, will be $1.08 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


We and our executive officers, directors and holders of 14,005,090 shares of our common stock are subject to agreements among the stockholders that restrict resale of their shares for 180 days from the date of this prospectus and/or have agreed that, with limited exceptions, during the period beginning from the date of this prospectus and continuing to and including the date 180 days after the date of this prospectus, that we will not, directly or indirectly, offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than pursuant to employee stock option plans existing on the date of this prospectus, without the prior written consent of J.P. Morgan Securities Inc.


At our request, the underwriters have reserved shares of common stock for sale to our directors, officers, employees, consultants and family members of the foregoing. We expect these persons to purchase no more than 5 percent of the common stock offered in this offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares.

Our shares of common stock have been approved for listing on the Nasdaq National Market under the symbol "DYAX."

It is expected that delivery of the shares will be made to investors on or about
         , 2000.

There has been no public market for the common stock prior to this offering. We and the underwriters will negotiate the initial offering price. In determining the price, we and the underwriters expect to consider a number of factors in addition to prevailing market conditions, including:

- the history of and prospects for our industry and for biotechnology companies generally;

- an assessment of our management;

- our present operations;

- our historical results of operations;

- the trend of our revenues and earnings; and

- our earnings prospects.

We and the underwriters will consider these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the underwriters can assure investors that an active trading market will develop for the common stock, or that the common stock will trade in the public market at or above the initial offering price.

One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions with us and our affiliates.

                                 LEGAL MATTERS

Palmer & Dodge LLP, Boston, Massachusetts, will pass upon the validity of the common stock offered by this prospectus for us. Nathaniel S. Gardiner, Esq., a partner of Palmer & Dodge LLP, is our corporate secretary. Debevoise & Plimpton, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

The consolidated financial statements of Dyax Corp. as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Statements relating to United States patent matters involving our patented phage display technology in the portions of this prospectus entitled risk factors and business, insofar as they constitute summaries of matters of United States patent law, have been reviewed and approved by Yankwich & Associates, as experts in patent law.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Although we have disclosed the material terms of any contracts, agreements, or other documents that are referenced in this prospectus, you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements, or other documents. When we complete this offering, we will be required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street N.W., Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street N.W., Washington, DC 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call (212) 656-5060.

You should rely only on the information contained in the registration statement, including its exhibits. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, the securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover. The information may have changed since that date.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................     F-2
Consolidated Balance Sheets as of December 31, 1998 and 1999
  and June 30, 2000 Actual (unaudited) and June 30, 2000
  Pro Forma (unaudited).....................................     F-3
Consolidated Statements of Operations for the years ended
  December 31, 1997, 1998 and 1999 and for the six months
  ended June 30, 1999 (unaudited) and June 30, 2000
  (unaudited)...............................................     F-4
Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1997, 1998 and 1999 and
  for the six months ended June 30, 2000 (unaudited)........     F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997, 1998 and 1999 and for the six months
  ended June 30, 1999 (unaudited) and June 30, 2000
  (unaudited)...............................................     F-6
Notes to Consolidated Financial Statements..................     F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Dyax Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Dyax Corp. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
March 29, 2000

                                   DYAX CORP.
                          CONSOLIDATED BALANCE SHEETS

                                                             -----------------------------------------------
                                                                                                          PRO FORMA
                                                                                                       STOCKHOLDERS'
                                                                AS OF DECEMBER 31,         JUNE 30,       EQUITY AT
                                                             -------------------------   -----------       JUNE 30,
                                                                    1998          1999          2000           2000
                                                             -----------   -----------   -----------   ------------
                                                                                  (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents................................  $25,491,000   $16,726,000   $16,156,000
  Accounts receivable, net of allowances for doubtful
    accounts of $129,000 at December 31, 1998 and 1999 and
    June 30, 2000..........................................    2,913,000     3,098,000     3,533,000
  Inventories..............................................    2,305,000     2,912,000     2,655,000
  Other current assets.....................................      226,000       335,000       802,000
                                                             -----------   -----------   -----------
    Total current assets...................................   30,935,000    23,071,000    23,146,000
Fixed assets, net..........................................    1,595,000     2,709,000     3,533,000
Notes receivable, officers.................................    1,336,000     1,745,000     1,753,000
Goodwill and other intangibles, net........................      387,000     1,990,000     1,545,000
Other assets...............................................      163,000        93,000        76,000
                                                             -----------   -----------   -----------
    Total assets...........................................  $34,416,000   $29,608,000   $30,053,000
                                                             ===========   ===========   ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses....................    3,312,000     5,850,000     6,048,000
  Current portion of deferred revenue......................      859,000     1,603,000     3,725,000
  Current portion of capital leases........................      249,000       339,000       660,000
                                                             -----------   -----------   -----------
    Total current liabilities..............................    4,420,000     7,792,000    10,433,000
Capital leases.............................................      586,000     1,249,000     1,929,000
Deferred revenue...........................................           --     1,267,000     5,856,000
                                                             -----------   -----------   -----------
    Total liabilities......................................    5,006,000    10,308,000    18,218,000
Commitments (Notes 9 and 10)

Stockholders' equity:
  Class A convertible preferred stock, $.01 par value;
    15,312,391 shares authorized; 14,696,987 shares issued
    and outstanding at December 31, 1998 and 1999, and
    June 30, 2000 actual, $57,301,000 liquidation
    preference at June 30, 2000; and no shares issued and
    outstanding at June 30, 2000 on a pro forma basis......   57,426,000    57,426,000    57,426,000   $         --
  Common stock, $.01 par value; 20,000,000 shares
    authorized; 1,873,851, 2,353,790 and 2,507,562 shares
    issued at December 31, 1998 and 1999 and June 30,
    2000, respectively; and 14,092,021 shares issued at
    June 30, 2000 on a pro forma basis.....................       19,000        24,000        25,000        141,000
Additional paid-in capital.................................   12,536,000    18,938,000    20,544,000     77,854,000
Receivable from officer for common stock purchase..........     (418,000)     (418,000)     (418,000)      (418,000)
Accumulated (deficit)......................................  (38,468,000)  (51,655,000)  (60,380,000)   (60,380,000)
Treasury stock (1,378 common shares at cost)...............           --            --            --             --
Deferred compensation......................................   (1,562,000)   (4,907,000)   (5,397,000)    (5,397,000)
Accumulated other comprehensive loss.......................     (123,000)     (108,000)       35,000         35,000
                                                             -----------   -----------   -----------   ------------
    Total stockholders' equity.............................   29,410,000    19,300,000    11,835,000   $ 11,835,000
                                                             -----------   -----------   -----------   ------------
    Total liabilities and stockholders' equity.............  $34,416,000   $29,608,000   $30,053,000
                                                             ===========   ===========   ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                   DYAX CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  -----------------------------------------------------------
                                                          YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                                                  ----------------------------------------   --------------------------
                                                         1997          1998           1999          1999           2000
                                                  -----------   -----------   ------------   -----------   ------------
                                                                                                    (UNAUDITED)
Revenues:
  Product sales.................................  $ 7,138,000   $ 9,641,000   $ 12,596,000   $ 5,246,000   $  6,686,000
  Product development and license fee
    revenues....................................    2,192,000     4,490,000      4,237,000     1,728,000      3,577,000
                                                  -----------   -----------   ------------   -----------   ------------
Total revenues..................................    9,330,000    14,131,000     16,833,000     6,974,000     10,263,000
Operating expenses:
  Cost of products sold.........................    2,931,000     4,164,000      5,515,000     2,311,000      3,071,000
  Research and development (excluding
    stock-based compensation of $0, $306,000 and
    $423,000 for the years ended December 31,
    1997, 1998 and 1999, respectively; $212,000
    and $395,000 for the six months ended
    June 30, 1999 and 2000, respectively).......    5,625,000     6,778,000     10,618,000     4,653,000      6,992,000
  Selling, general and administrative (excluding
    stock-based compensation of $75,000,
    $375,000 and $516,000 for the years ended
    December 31, 1997, 1998 and 1999,
    respectively; $258,000 and $483,000 for the
    six months ended June 30, 1999 and 2000,
    respectively)...............................    6,787,000    10,061,000     14,069,000     6,113,000      8,365,000
  Stock-based compensation......................       75,000       681,000        939,000       470,000        878,000
                                                  -----------   -----------   ------------   -----------   ------------
Total operating expenses........................   15,418,000    21,684,000     31,141,000    13,547,000     19,306,000
                                                  -----------   -----------   ------------   -----------   ------------
Loss from operations............................   (6,088,000)   (7,553,000)   (14,308,000)   (6,573,000)    (9,043,000)
                                                  -----------   -----------   ------------   -----------   ------------
  Interest income (expense), net................      265,000       401,000        856,000       418,000        318,000
  Investment income.............................           --            --        265,000            --             --
                                                  -----------   -----------   ------------   -----------   ------------
Net loss........................................  $(5,823,000)  $(7,152,000)  $(13,187,000)  $(6,155,000)  $ (8,725,000)
                                                  -----------   -----------   ------------   -----------   ------------

Other comprehensive income (loss):
  Foreign currency translation adjustments......     (171,000)       18,000         15,000       (80,000)       143,000
                                                  -----------   -----------   ------------   -----------   ------------
  Other comprehensive income (loss).............     (171,000)       18,000         15,000       (80,000)       143,000
                                                  -----------   -----------   ------------   -----------   ------------
Comprehensive loss..............................  $(5,994,000)  $(7,134,000)  $(13,172,000)  $(6,235,000)  $ (8,582,000)
                                                  ===========   ===========   ============   ===========   ============

Basic and diluted net loss per share............  $     (3.95)  $     (4.22)  $      (6.81)  $     (3.53)  $      (3.74)
Shares used in computing basic and diluted net
  loss per share................................    1,473,474     1,694,782      1,936,907     1,743,759      2,333,493
Unaudited pro forma basic and diluted net loss
  per share (Note 4)............................                              $       (.97)                $       (.62)
Shares used in computing unaudited pro forma
  basic and diluted net loss per share (Note
  4)............................................                                13,604,750                   14,006,038

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                   DYAX CORP.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
             AND FOR THE SIX MONTHS ENDED JUNE 30, 2000 (UNAUDITED)

                                                     -----------------------------------------------------------------------
                                                                           CONVERTIBLE PREFERRED STOCK
                                                     -----------------------------------------------------------------------
                                                                             CLASS A
                                                     --------------------------------------------------------
                                                      SERIES 1   SERIES 2    SERIES 3    SERIES 4    SERIES 5
                                                        SHARES    SHARES       SHARES      SHARES      SHARES         AMOUNT
                                                     ---------   --------   ---------   ---------   ---------   ------------
Balance at December 31, 1996 as previously
  reported.........................................  1,942,936   703,970    2,000,000   3,514,377          --   $ 24,821,000
Pooling of interests with Target Quest, BV.........
                                                     ---------   -------    ---------   ---------   ---------   ------------
Balance at December 31, 1996 as restated...........  1,942,936   703,970    2,000,000   3,514,377          --     24,821,000
Issuance of preferred stock........................                                       782,760                  2,437,000
Issuance of Target Quest BV common stock...........
Exercise of stock options under the 1989 plan......
Exercise of stock options under the 1995 plan......
Issuance of restricted stock under the 1995 plan...
Deferred compensation..............................
Compensation expense associated with stock
  options..........................................
Foreign currency translation adjustment............
Net Loss...........................................
                                                     ---------   -------    ---------   ---------   ---------   ------------
Balance at December 31, 1997.......................  1,942,936   703,970    2,000,000   4,297,137          --     27,258,000
Issuance of preferred stock........................                                                 5,752,944     30,168,000
Exercise of stock options under the 1995 plan......
Issuance of restricted stock under the 1995 plan...
Loan to purchase common stock......................
Deferred compensation..............................
Compensation expense associated with stock
  options..........................................
Cancellation of shares.............................
Foreign currency translation adjustment............
Net Loss...........................................
                                                     ---------   -------    ---------   ---------   ---------   ------------
Balance at December 31, 1998.......................  1,942,936   703,970    2,000,000   4,297,137   5,752,944     57,426,000
Shares issued for acquisition of Target Quest,
  LLC..............................................
Exercise of stock options under the 1995 plan......
Issuance of restricted stock under the 1995 plan...
Deferred compensation..............................
Compensation expense associated with stock
  options..........................................
Foreign currency translation adjustment............
Net Loss...........................................
                                                     ---------   -------    ---------   ---------   ---------   ------------
Balance at December 31, 1999.......................  1,942,936   703,970    2,000,000   4,297,137   5,752,944     57,426,000
Exercise of stock options under the 1995 plan......
Deferred compensation..............................
Compensation expense associated with stock
  options..........................................
Foreign currency translation adjustment............
Net Loss...........................................
                                                     ---------   -------    ---------   ---------   ---------   ------------
Balance at June 30, 2000 (unaudited)...............  1,942,936   703,970    2,000,000   4,297,137   5,752,944   $ 57,426,000
                                                     =========   =======    =========   =========   =========   ============

                                                     ------------------------------------------------------------------------

                                                                                                     RECEIVABLE
                                                              COMMON STOCK                                 FOR
                                                     -------------------------------    ADDITIONAL      COMMON
                                                                     PAR    TREASURY       PAID-IN       STOCK    ACCUMULATED
                                                        SHARES     VALUE       STOCK       CAPITAL    PURCHASE      (DEFICIT)
                                                     ---------   --------   --------   -----------   ---------   ------------
Balance at December 31, 1996 as previously
  reported.........................................  1,021,409   $10,000         --    $ 9,629,000               $(25,493,000)
Pooling of interests with Target Quest, BV.........    412,500     4,000                    (4,000)
                                                     ---------   -------    --------   -----------   ---------   ------------
Balance at December 31, 1996 as restated...........  1,433,909    14,000         --      9,625,000               (25,493,000)
Issuance of preferred stock........................
Issuance of Target Quest BV common stock...........                                         20,000
Exercise of stock options under the 1989 plan......         93
Exercise of stock options under the 1995 plan......    142,466     2,000                    46,000
Issuance of restricted stock under the 1995 plan...    114,100     1,000                    87,000
Deferred compensation..............................                                      1,750,000
Compensation expense associated with stock
  options..........................................                                          7,000
Foreign currency translation adjustment............
Net Loss...........................................                                                               (5,823,000)
                                                     ---------   -------    --------   -----------   ---------   ------------
Balance at December 31, 1997.......................  1,690,568    17,000         --     11,535,000               (31,316,000)
Issuance of preferred stock........................
Exercise of stock options under the 1995 plan......    105,197     1,000                    81,000
Issuance of restricted stock under the 1995 plan...     78,240     1,000                   359,000
Loan to purchase common stock......................                                                  (418,000)
Deferred compensation..............................                                        561,000
Compensation expense associated with stock
  options..........................................
Cancellation of shares.............................       (154)
Foreign currency translation adjustment............
Net Loss...........................................                                                               (7,152,000)
                                                     ---------   -------    --------   -----------   ---------   ------------
Balance at December 31, 1998.......................  1,873,851    19,000         --     12,536,000   (418,000)   (38,468,000)
Shares issued for acquisition of Target Quest,
  LLC..............................................    379,152     4,000                 1,969,000
Exercise of stock options under the 1995 plan......     53,287     1,000                    54,000
Issuance of restricted stock under the 1995 plan...     47,500                              95,000
Deferred compensation..............................                                      4,284,000
Compensation expense associated with stock
  options..........................................
Foreign currency translation adjustment............
Net Loss...........................................                                                              (13,187,000)
                                                     ---------   -------    --------   -----------   ---------   ------------
Balance at December 31, 1999.......................  2,353,790    24,000         --     18,938,000   (418,000)   (51,655,000)
Exercise of stock options under the 1995 plan......    153,772     1,000         --        238,000
Deferred compensation..............................                                      1,368,000
Compensation expense associated with stock
  options..........................................
Foreign currency translation adjustment............
Net Loss...........................................                              --                               (8,725,000)
                                                     ---------   -------    --------   -----------   ---------   ------------
Balance at June 30, 2000 (unaudited)...............  2,507,562   $25,000         --    $20,544,000   $(418,000)  $(60,380,000)
                                                     =========   =======    ========   ===========   =========   ============

                                                     -----------------------------------------

                                                                   ACCUMULATED
                                                        DEFERRED         OTHER
                                                         COMPEN-   COMPREHENSIVE
                                                          SATION          LOSS           TOTAL
                                                     -----------   -------------   -----------
Balance at December 31, 1996 as previously
  reported.........................................           --     $  30,000     $ 8,997,000
Pooling of interests with Target Quest, BV.........                                         --
                                                     -----------     ---------     -----------
Balance at December 31, 1996 as restated...........           --        30,000       8,997,000
Issuance of preferred stock........................                                  2,437,000
Issuance of Target Quest BV common stock...........                                     20,000
Exercise of stock options under the 1989 plan......                                         --
Exercise of stock options under the 1995 plan......                                     48,000
Issuance of restricted stock under the 1995 plan...                                     88,000
Deferred compensation..............................  $(1,750,000)                           --
Compensation expense associated with stock
  options..........................................       68,000                        75,000
Foreign currency translation adjustment............                   (171,000)       (171,000)
Net Loss...........................................                                 (5,823,000)
                                                     -----------     ---------     -----------
Balance at December 31, 1997.......................   (1,682,000)     (141,000)      5,671,000
Issuance of preferred stock........................                                 30,168,000
Exercise of stock options under the 1995 plan......                                     82,000
Issuance of restricted stock under the 1995 plan...                                    360,000
Loan to purchase common stock......................                                   (418,000)
Deferred compensation..............................     (561,000)                           --
Compensation expense associated with stock
  options..........................................      681,000                       681,000
Cancellation of shares.............................
Foreign currency translation adjustment............                     18,000          18,000
Net Loss...........................................                                 (7,152,000)
                                                     -----------     ---------     -----------
Balance at December 31, 1998.......................   (1,562,000)     (123,000)     29,410,000
Shares issued for acquisition of Target Quest,
  LLC..............................................                                  1,973,000
Exercise of stock options under the 1995 plan......                                     55,000
Issuance of restricted stock under the 1995 plan...                                     95,000
Deferred compensation..............................   (4,284,000)                           --
Compensation expense associated with stock
  options..........................................      939,000                       939,000
Foreign currency translation adjustment............                     15,000          15,000
Net Loss...........................................                                (13,187,000)
                                                     -----------     ---------     -----------
Balance at December 31, 1999.......................   (4,907,000)     (108,000)     19,300,000
Exercise of stock options under the 1995 plan......                                    239,000
Deferred compensation..............................   (1,368,000)                           --
Compensation expense associated with stock
  options..........................................      878,000                       878,000
Foreign currency translation adjustment............                    143,000         143,000
Net Loss...........................................                                 (8,725,000)
                                                     -----------     ---------     -----------
Balance at June 30, 2000 (unaudited)...............  $(5,397,000)    $  35,000     $11,835,000
                                                     ===========     =========     ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                   DYAX CORP.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         --------------------------------------------------------------------
                                                                                                        SIX MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                         ----------------------------------------   -------------------------
                                                                1997          1998           1999          1999          2000
                                                         -----------   -----------   ------------   -----------   -----------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $(5,823,000)  $(7,152,000)  $(13,187,000)  $(6,155,000)  $(8,725,000)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization......................      309,000       455,000        629,000       297,000       408,000
    Loss on disposal of fixed assets...................       39,000            --             --            --            --
    Amortization of goodwill and other intangibles.....       24,000        24,000        474,000        17,000       445,000
    Compensation expense associated with stock
      options..........................................       75,000       681,000        939,000       470,000       878,000
  Changes in operating assets and liabilities:
    Accounts receivable................................     (703,000)     (919,000)      (203,000)   (1,287,000)     (515,000)
    Inventories........................................     (835,000)     (141,000)      (613,000)     (328,000)      206,000
    Notes receivable, officers.........................           --    (1,336,000)      (409,000)     (100,000)       (8,000)
    Other assets.......................................     (128,000)     (231,000)       (41,000)     (122,000)     (450,000)
    Accounts payable and accrued expenses..............      597,000     1,128,000      2,528,000      (238,000)      198,000
    Deferred revenue...................................      805,000      (653,000)     2,013,000     1,589,000     6,711,000
                                                         -----------   -----------   ------------   -----------   -----------
Net cash (used in) provided by operating activities....   (5,640,000)   (8,144,000)    (7,870,000)   (5,857,000)     (852,000)
                                                         -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets.............................     (961,000)     (893,000)    (1,762,000)     (914,000)   (1,232,000)
                                                         -----------   -----------   ------------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from issuance of preferred stock,
    including $3.0 million from a related party in 1998
    (see Note 14)......................................    2,437,000    30,168,000             --            --            --
  Proceeds from the issuance of restricted common stock
    and exercise of stock options......................      156,000        25,000        150,000         4,000       239,000
  Proceeds from sale-leaseback of equipment............      446,000       355,000      1,077,000       596,000     1,186,000
  Repayment of capital lease obligations...............     (121,000)     (753,000)      (285,000)      (88,000)     (173,000)
                                                         -----------   -----------   ------------   -----------   -----------
Net cash provided by financing activities..............    2,918,000    29,795,000        942,000       512,000     1,252,000
Effect of foreign currency translation on cash
  balances.............................................     (146,000)      (29,000)       (75,000)     (185,000)      262,000
                                                         -----------   -----------   ------------   -----------   -----------
Net increase (decrease) in cash and cash equivalents...   (3,829,000)   20,729,000     (8,765,000)   (6,444,000)     (570,000)
Cash and cash equivalents at beginning of the period...    8,591,000     4,762,000     25,491,000    25,491,000    16,726,000
                                                         -----------   -----------   ------------   -----------   -----------
Cash and cash equivalents at end of the period.........  $ 4,762,000   $25,491,000   $ 16,726,000   $19,047,000   $16,156,000
                                                         ===========   ===========   ============   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid........................................  $    74,000   $    98,000   $     81,000   $    37,000   $    94,000
  Income taxes paid....................................  $        --   $        --   $     58,000   $    58,000   $        --

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Acquisition of property and equipment under capital
    leases.............................................  $   446,000   $   355,000   $  1,077,000   $   596,000   $ 1,186,000
  Deferred compensation................................  $ 1,750,000   $   561,000   $  4,284,000   $        --   $ 1,368,000
  Issuance of promissory note in conjunction with
    purchase of restricted common stock................  $        --   $   454,000   $         --   $        --   $        --
  Fair value of common stock issued in purchase
    acquisitions.......................................  $        --   $        --   $  1,973,000   $        --   $        --

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

                                   DYAX CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)
1.  NATURE OF BUSINESS

Dyax Corp. (the "Company") is a biopharmaceutical company that has developed and patented phage display technology with broad applications in the discovery and development of compounds for the treatment and diagnosis of diseases and for the purification and manufacture of biopharmaceuticals and other chemicals. Through the use of phage display technology, Dyax's scientists, collaborators and licensees seek to discover proteins and peptides, including human antibodies, that bind tightly to specific molecular targets. The Company believes that its technology has significant advantages over other technologies for rapidly and cost effectively determining the potential medical uses of newly discovered proteins and genes, discovering biopharmaceutical product candidates, and purifying any resulting biopharmaceuticals. The Company also develops, manufactures and sells chromatography separations systems and products under the Biotage trade name.

The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

2.  ACCOUNTING POLICIES

BASIS OF CONSOLIDATION: The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Biotage
(UK), Ltd., a United Kingdom sales subsidiary, Target Quest BV, a Netherlands research subsidiary and Target Quest LLC, a U.S. based sales and marketing subsidiary. All intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts of assets and liabilities reported and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The significant estimates and assumptions in these financial statements include revenue recognition, receivable collectibility, inventory valuation, useful lives with respect to long lived assets, valuation of common stock and related stock options, accrued expenses and tax valuation reserves. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK: Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade accounts receivable. At December 31, 1999, approximately 70% of the Company's cash and cash equivalents was invested in a single U.S. government securities fund held by one financial institution.

The Company provides most of its products and services to pharmaceutical and biomedical companies worldwide. Concentrations of credit risk with respect to trade receivable balances are limited due to the diverse number of customers comprising the Company's customer base. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for potential credit loss. Activity for fiscal 1997, 1998 and 1999 included provisions of $40,000, $48,000 and $0, respectively, and $0 for each of the six month periods ended June 30, 1999 and 2000. Receivable write offs in 1997, 1998, 1999 and for each of the six month periods ended June 30, 1999 and 2000 were nominal.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist principally of cash and a U.S. government securities fund. The Company currently invests its excess cash in a single U.S. government securities fund held by a financial institution. The Company has periodically maintained balances in various operating accounts in excess of federally insured limits.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

INVENTORIES: Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method. Inventories are reviewed for slow moving, obsolete and excess items on a quarterly basis and, if necessary, a provision is recorded in the results of operations.

FIXED ASSETS: Property and equipment are recorded at cost and depreciated over the estimated useful lives of the related assets using the straight-line method. Laboratory and production equipment and furniture and office equipment are depreciated over a three to seven year period. Leasehold improvements are stated at cost and are amortized over the lesser of the non-cancelable term of the related lease or their estimated useful lives. Leased equipment is depreciated over the lesser of the life of the lease or their estimated useful lives. Maintenance and repairs are charged to expense as incurred. When assets are retired or otherwise disposed of, the cost of these assets and related accumulated depreciation and amortization are eliminated from the balance sheet and any resulting gains or losses are included in operations in the period of disposal.

GOODWILL: Goodwill, which represents the excess purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over its useful life, currently 2.5 to 15 years. These amortization periods will be evaluated by management on a continuing basis, and will be adjusted if the lives are impaired. As of December 31, 1998 and 1999, and June 30, 2000, accumulated amortization of goodwill and other intangibles was $113,000, $565,000 and $1,010,000, respectively.

IMPAIRMENT OF LONG-LIVED ASSETS: The Company reviews long-lived assets, including goodwill, for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

REVENUE RECOGNITION: Product revenue, which is derived from sales of Biotage chromatography separations systems and products, is recognized upon shipment to the customer and satisfaction of all obligations. For products that require significant installation services, revenue is recognized upon product installation. One customer accounted for approximately 12% and 10% of product revenue in 1997 and 1998, respectively, although the largest customer was different in each year. No customer accounted for more than 10% of sales in 1999. The Company is not dependent on any single customer for a significant portion of its ongoing revenues.

The Company enters into product development agreements with collaborative partners for the development of therapeutic, diagnostic and separations products. The terms of the agreements may include non-refundable signing fees, funding for research and development, payments based on the achievement of certain milestones and royalties on any product sales derived from collaborations. Non-refundable signing fees, with respect to product development agreements and collaborations, for which the Company has no future obligations, are recognized ratably over the term of the agreement. Collaborative research, product development and government grant revenues, where the amounts recorded are not refundable if research efforts are unsuccessful, are recognized as the related expenses are incurred. Milestone payments, which are not refundable, are recognized as revenue on a retrospective basis. Accordingly, upon achievement of the milestone, a portion of the milestone payment equal to the percentage of the collaboration completed through that date will be recognized. The remainder will be recognized as services are performed, generally straight-line, over the remaining term of the collaboration. Sales royalties are recognized when earned.

The Company evaluates all collaborative agreements on a monthly basis to determine the appropriate revenue recognition for that period. The evaluation includes all of the potential revenue components from each specific collaborative agreement. All accounting estimates are consistent with the policies stated above. Revenue recorded on government grants are consistent with guidelines issued by the governing body issuing the grant.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

The Company licenses its patent rights covering phage display on a non-exclusive basis in the fields of therapeutics, antibody-based IN VITRO diagnostics and research products. Standard terms of the license agreements, which require no further active performance by the Company, generally include non-refundable signing fees, non-refundable annual maintenance fees, milestone payments and royalties on product sales. Signing fees and annual maintenance fees are recognized in equal monthly installments over the one year period to which the payment applies. Milestone payments under non-exclusive phage display patent licenses are recognized when the milestone is achieved and royalties are recognized when they are earned.

Revenue from National Institute of Standards and Technology grants, to conduct research and development, is recognized as eligible costs are incurred, up to the funding limit. Eligible grant related costs which have been incurred in advance of cash receipts are recorded as receivables.

Payments received that have not met the appropriate criteria for revenue recognition are recorded as deferred revenue.

PRODUCT WARRANTY: The Company provides customers with up to a twelve-month warranty on its chromatography products from the date of customer startup or up to a fourteen-month warranty from the date of shipment, whichever is less. Estimated warranty obligations, which are included in the results of operations, are evaluated and provided for at the time of sale. Product warranty costs were not significant for any period presented.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

INCOME TAXES: The Company utilizes the asset and liability method of accounting for income taxes as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the current statutory tax rates.

TRANSLATION OF FOREIGN CURRENCIES: Assets and liabilities of the Company's foreign subsidiaries are translated at year-end exchange rates. Amounts included in the statements of operations are translated at the average exchange rate for the year. The resulting currency translation adjustments are made directly to a separate component of stockholders' equity. Gains and losses that result from transactions in foreign currencies, which are included in the statement of operations, have not been material.

COMPREHENSIVE INCOME (LOSS):  The Company accounts for comprehensive income
(loss) under SFAS No. 130, "Reporting Comprehensive Income." The statement established standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. The statement required that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

INTERIM FINANCIAL INFORMATION (UNAUDITED): The financial statements for the six months ended June 30, 1999 and 2000 are unaudited but include all adjustments (consisting only of normal recurring adjustments), which the Company considers necessary for a fair statement of the operating results and cash flows for such periods.

NET LOSS PER SHARE: The Company accounts for and discloses earnings per share ("EPS") under SFAS No. 128, "Earnings per Share". This statement specified the computation, presentation and disclosure requirements of EPS to simplify the existing computational guidelines and increased comparability on an international basis. This statement replaced primary EPS with basic EPS, the principle difference being the exclusion of common stock equivalents in the computation of basic EPS. In addition, this statement required the dual presentation of basic and diluted EPS on the face of the statement of operations.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

Under SFAS No. 128, the Company is required to present two EPS amounts, basic and diluted. Basic EPS is calculated based on income available to common stockholders and the weighted-average number of common shares outstanding during the reporting period. Diluted EPS may include additional dilution from potential common stock, such as stock issuable pursuant to the exercise of stock options and warrants outstanding, the conversion of preferred stock and conversion of debt, unless their inclusion would be antidilutive.

BUSINESS SEGMENTS: The Company discloses business segments under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The statement established standards for reporting information about operating segments in annual financial statements of public enterprises and in interim financial reports issued to shareholders. It also established standards for related disclosures about products and services, geographic areas and major customers.

RECENT PRONOUNCEMENTS: In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements", which provides guidance related to revenue recognition based on interpretations and practices promulgated by the SEC. The Company has retroactively adopted the guidance of SAB 101 for all periods presented in these financial statements.

In June 1998, the Financial Accounting Standards Board, ("FASB") issued SFAS
No. 133, "Accounting for Derivative Instruments and Hedging Activities". The standard established accounting and reporting standards requiring the recognition of all derivative instruments as either assets or liabilities in the statement of financial position and the measure of those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, which defers the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Because the Company does not currently hold any derivative instruments and does not currently engage in hedging activities, we expect the adoption of SFAS No. 133 will not have a material impact on our financial position or operating results.

In March 2000, the FASB issued FASB Interpretation ("FIN") 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of Accounting Principles Board ("APB") Opinion 25". FIN 44 clarifies the application of APB Opinion 25 and among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company does not expect the application of FIN 44 to have a material impact on the Company's financial position or results of operations.

PRO FORMA STOCKHOLDERS' EQUITY (UNAUDITED): In March 2000, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission for the Company to sell shares of its common stock in an initial pubic offering. If the initial public offering contemplated by this Registration Statement is consummated under the terms presently anticipated, all outstanding shares of convertible preferred stock at June 30, 2000 will convert into 11,584,459 shares of common stock and certain shares of the unvested restricted stock will vest. The unaudited pro forma presentation of stockholders' equity has been prepared assuming all preferred stock was converted into common stock at June 30, 2000.

RECLASSIFICATIONS: Certain reclassifications may have been made to the prior years financial statements to conform to current presentation.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

3.  BUSINESS COMBINATIONS

On July 14, 1999, the Company acquired all of the capital stock of Target Quest, B.V., a Netherlands corporation, in exchange for 412,500 shares of Dyax common stock. Management determined that the fair value of these shares at the time of the acquisition was $5.21 per share. The acquisition was accounted for as a pooling of interests. Target Quest, B.V. is a research business specializing in the development of human antibodies. Target Quest, B.V.'s revenues are derived from collaborative agreements and government grants. It is reflected in the Therapeutics/Diagnostics segment. The Company's historical consolidated financial statements have been restated to reflect the combined financial position and results of operations and cash flows of Dyax and Target Quest, B.V. for all periods presented.

The results of operations for Dyax and Target Quest, B.V. and the combined amounts presented for periods preceding the acquisition were as follows:

                                                              ----------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                     1997          1998           1999
                                                              -----------   -----------   ------------
Net Revenue:
  Dyax......................................................  $ 9,235,000   $13,739,000   $ 16,408,000
  Target Quest, B.V.........................................       95,000       392,000        425,000
                                                              -----------   -----------   ------------
                                                              $ 9,330,000   $14,131,000   $ 16,833,000
                                                              ===========   ===========   ============

Net Income (Loss):
  Dyax......................................................  $(5,833,000)  $(7,176,000)  $(13,429,000)
  Target Quest, B.V.........................................       10,000        24,000        242,000
                                                              -----------   -----------   ------------
                                                              $(5,823,000)  $(7,152,000)  $(13,187,000)
                                                              ===========   ===========   ============

For the six month period ended June 30, 1999, Target Quest B.V. had revenues of $490,000 and net income of $206,000, before elimination of intercompany activity.

Also on July 14, 1999, the Company acquired the 33% share of Target Quest, LLC, that was not owned by Target Quest, B.V., in exchange for 379,152 shares of Dyax common stock. The acquisition of the remaining 33% interest of Target
Quest, LLC, together with the acquisition of Target Quest, B.V., which owned 67% of Target Quest, LLC, gave the Company 100% ownership of Target Quest, LLC. The acquisition was accounted for as a purchase and accordingly, the results of its operations have been included in the consolidated financial statements commencing on July 1, 1999, the effective accounting date of the acquisition. The entire excess purchase price of approximately $2,078,000 was allocated to a marketing agreement between Target Quest, LLC and Target Quest B.V. This amount is being amortized over the 2.5 years of the marketing rights on a straight line basis and is included in goodwill and other intangible assets on the accompanying balance sheet. Target Quest, LLC was formed in late 1998, but did not commence operations until 1999. For the six month period ended June 30, 1999, Target Quest, LLC had revenues of $293,000 and a net loss of $310,000.

The following unaudited pro forma results of operations for the year ended December 31, 1999, give effect to the Company's acquisition of Target Quest, LLC, as if the transaction had occurred at the beginning of the year. The pro forma results of

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

operations do not purport to represent (i) what the Company's results of operations actually would have been if the acquisition had occurred at the beginning of the period or (ii) what such results will be for any future periods.

                                                              -----------------------------
                                                              UNAUDITED PRO FORMA RESULTS
                                                                      FOR THE YEAR
                                                              ENDED DECEMBER 31, 1999
                                                                      ------------
Net Revenue.................................................          $ 16,930,000
Net Loss....................................................          $(13,290,000)

4.  NET LOSS PER SHARE AND UNAUDITED PRO FORMA NET LOSS PER SHARE

Net loss per share is computed under SFAS No. 128. Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. Diluted loss per share does not differ from basic loss per share since potential common shares from the conversion of preferred stock and exercise of stock options and warrants are antidilutive for all periods presented and therefore are excluded from the calculation of diluted net loss per share. Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance, and assuming certain shares of unvested restricted stock become vested upon an initial public offering.

The following sets forth the computation of net loss per share:

                                        -----------------------------------------------------------------------
                                                YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                        ----------------------------------------   ----------------------------
                                               1997          1998           1999          1999             2000
                                        -----------   -----------   ------------   -----------      -----------
Numerator:
  Net loss............................  $(5,823,000)  $(7,152,000)  $(13,187,000)  $(6,155,000)     $(8,725,000)
                                        ===========   ===========   ============   ===========      ===========

Denominator:
Weighted average common shares, basic
  and diluted.........................    1,473,474     1,694,782      1,936,907     1,743,759        2,333,493
                                        ===========   ===========   ============   ===========      ===========

Net loss per share:
  Basic and diluted...................  $     (3.95)  $     (4.22)  $      (6.81)  $     (3.53)     $     (3.74)
                                        ===========   ===========   ============   ===========      ===========

The following potentially dilutive common shares were excluded because their effect was antidiliutive:

                                               -------------------------------------------------------------
                                                          DECEMBER 31,                      JUNE 30,
                                               -----------------------------------   -----------------------
                                                    1997         1998         1999         1999         2000
                                               ---------   ----------   ----------   ----------   ----------
Convertible preferred stock..................  5,831,515   11,584,459   11,584,459   11,584,459   11,584,459
Stock options................................    970,711    1,603,143    2,335,455    1,818,877    2,333,472
Warrants.....................................     27,022       27,022       27,022       27,022       27,022
Unvested restricted stock....................     92,707      142,423      133,585      128,161       97,399

Pro forma net loss per share is computed using the weighted average number of shares of common stock outstanding, including potentially dilutive common shares arising from convertible preferred stock (using the if-converted method), which will automatically convert into common stock upon an initial public offering, as if converted at the original date of issuance for both basic and diluted earnings per share and including certain shares of unvested restricted stock that will become vested upon an initial public offering.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

The following sets forth the computation of unaudited pro forma net loss per share:

                                                              -------------------------------
                                                                 YEAR ENDED       SIX MONTHS
                                                               DECEMBER 31,            ENDED
                                                                       1999    JUNE 30, 2000
                                                               ------------     ------------
Numerator:
  Net loss..................................................   $(13,187,000)    $ (8,725,000)
                                                               ============     ============

Denominator:
  Weighted average common shares, basic and diluted.........     13,604,750       14,006,038
                                                               ============     ============

Pro forma net loss per share:
  Basic and diluted.........................................   $       (.97)    $       (.62)
                                                               ============     ============

The following potentially dilutive common shares were excluded from the pro forma calculation because their effect was antidilutive:

                                                              -----------------------
                                                              DECEMBER 31,  JUNE 30,
                                                              ----------   ----------
                                                                    1999         2000
                                                              ----------   ----------
Stock options...............................................  2,335,455     2,333,472
Warrants....................................................     27,022        27,022
Unvested restricted stock...................................     35,659        21,396

5.  INVENTORY

Inventories consist of the following:

                                                              ------------------------------------
                                                                   DECEMBER 31,         JUNE 30,
                                                              -----------------------   ----------
                                                                    1998         1999         2000
                                                              ----------   ----------   ----------
Raw materials...............................................  $1,596,000   $2,191,000   $1,667,000
Work in process.............................................      17,000      169,000      345,000
Finished products...........................................     692,000      552,000      643,000
                                                              ----------   ----------   ----------
                                                              $2,305,000   $2,912,000   $2,655,000
                                                              ==========   ==========   ==========

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

6.  FIXED ASSETS

Fixed assets consist of the following:

                                                              ------------------------------------
                                                                   DECEMBER 31,          JUNE 30,
                                                              -----------------------   ----------
                                                                    1998         1999         2000
                                                              ----------   ----------   ----------
Laboratory and production equipment.........................  $1,584,000   $1,855,000   $2,157,000
Furniture and office equipment..............................     783,000      868,000      902,000
Leasehold improvements......................................     732,000    1,032,000    1,027,000
Leased laboratory, production and office equipment..........     801,000    1,878,000    2,779,000
                                                              ----------   ----------   ----------
Total.......................................................   3,900,000    5,633,000    6,865,000
Less: accumulated depreciation..............................  (2,305,000)  (2,924,000)  (3,332,000)
                                                              ----------   ----------   ----------
                                                              $1,595,000   $2,709,000   $3,533,000
                                                              ==========   ==========   ==========

There was $90,000, $323,000 and $521,000 of accumulated amortization of leased assets at December 31, 1998 and 1999, and June 30, 2000 respectively.

7.  NOTES RECEIVABLE, OFFICERS

During 1998, in connection with the sale of 78,240 shares of restricted common stock and the exercise of options to purchase 37,490 shares of common stock, the Company agreed to loan to an officer an aggregate of $454,000 in a non-cash transaction pursuant to promissory notes, of which $418,000 was used to purchase the related common stock and is included as a reduction to stockholders' equity. The remaining $36,000 balance of the loan, the proceeds of which were to pay certain tax liabilities in connection with the exercise of the options, is included in notes receivable, officers. The notes, which bear interest at 5.69% per annum and which are each collateralized by a corresponding pledge of the shares of common stock purchased under the restricted stock award and received upon exercise of the stock options, are due and payable on the earlier of February 18, 2002 or the last trading date under the Company's then applicable insider trading policy during the trading period immediately after the second quarterly earnings announcement made after the expiration of his lock-up agreement. As long as the officer remains employed by the Company, the Company will forgive all interest accrued on the notes on February 18 annually, or through the date of any earlier termination of employment. (see Note 11)

In October 1998, the Company provided a mortgage loan and pledge agreement in the amount of $1,300,000 to its President and Chief Executive Officer, who is also Chairman of the Company's Board of Directors, to purchase a residence within commuting distance of the Company's headquarters. The loan bears interest at the Prime Rate less 1.5% (7.00% at December 31, 1999) and is collateralized by the real estate acquired with the loan proceeds and 825,159 shares of Series A Preferred Stock owned by this officer. The agreement requires that aggregate collateral value of at least 150% of the outstanding loan principal be maintained throughout the life of the loan. Payments in the amount of $8,220 are due monthly to the Company and all remaining unpaid principal and accrued interest is payable at the earlier of (i) the date on which the Chairman of the Company and Chief Executive Officer ceases to hold those offices; (ii) if the Company's cash and marketable investments total less than $10,000,000; or
(iii) on the last trading date under the Company's then applicable insider trading policy during the trading period immediately after the second quarterly earnings announcement made after the expiration of his lock-up agreement, or
(vi) upon the occurrence of an event of default under the loan and pledge agreement.

In June 1999, the Company provided a loan to an officer of the Company in the amount of $100,000. The note, which bears interest at the Prime Rate plus one percent per annum and which is secured by marketable securities, is payable in

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

June 2004, subject to acceleration, and becomes due immediately if the officer's employment is terminated other than by the Company without cause. As long as the officer remains employed by the Company, the Company will forgive $20,000 and all accrued interest on June 14 annually. Upon the officer's death or permanent disability, the remaining principal of the loan plus all accrued interest will be forgiven.

Aggregate accrued interest receivable under notes receivable, officers was $30,000, $35,000 and $26,000 at December 31, 1998 and 1999 and June 30, 2000,
respectively. For the year ended December 31, 1999 and the six-month period ended June 30, 2000, interest due on obligations from employees was forgiven in the amount of $25,810 for each period. The Company has not forgiven any principal. The Company records interest income monthly and records compensation expense for the total amount forgiven annually, after all conditions for forgiveness are met.

In connection with the acquisition of 33% of Target Quest, LLC in July 1999, the Company granted lines of credit to former members of the limited liability company to pay federal and state taxes incurred as a result of the sale of their membership interests. The lines of credit are collaterized by common shares of Dyax stock. Any amounts borrowed on the lines of credit are payable at the earliest of (i) an occurrence of default, (ii) the first anniversary of the closing of a public offering of Dyax common stock and (iii) any transaction involving the sale or exchange of substantially all of the borrower's shares of Dyax common stock. As of December 31, 1999 and June 30, 2000, the Company has recorded notes receivable of $309,000 and $317,000, respectively, under the lines of credit.

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                                              ------------------------------------
                                                                   DECEMBER 31,          JUNE 30,
                                                              -----------------------   ----------
                                                                    1998         1999         2000
                                                              ----------   ----------   ----------
Accounts payable............................................  $2,101,000   $3,864,000   $3,731,000
Accrued wages and related taxes.............................     759,000    1,283,000    1,323,000
Accrued warranty and installation costs.....................     160,000      146,000      146,000
Other accrued liabilities...................................     292,000      557,000      848,000
                                                              ----------   ----------   ----------
Total.......................................................  $3,312,000   $5,850,000   $6,048,000
                                                              ==========   ==========   ==========

9.  CAPITAL LEASES

The Company had a capital lease agreement providing the Company with a $3,000,000 lease facility for qualified fixed assets. In 1998 and 1999, the Company sold to the lessor and leased back $355,000 and $1,077,000, respectively, of laboratory, production and office equipment under this lease facility in non-cash transactions. The lease facility expired in December 1999.

A new capital lease agreement, signed in February 2000, provides a $2,000,000 lease facility, which includes prior commitments. In June 2000, the Company sold to the lessor and leased back $900,000 of laboratory production and office equipment under this lease facility in a non-cash transaction. The lease facility is available for future draw downs until December 2000.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

Minimum future payments under the Company's capital leases as of December 31, 1999 were as follows:

                                                              ----------
2000........................................................  $  464,000
2001........................................................     464,000
2003........................................................     463,000
2004........................................................     348,000
2005 and thereafter.........................................     163,000
                                                              ----------
Total future minimum lease payments.........................   1,902,000
Less: amount representing interest..........................    (314,000)
                                                              ----------
Present value of future minimum lease payments..............   1,588,000
Less: current portion.......................................    (339,000)
                                                              ----------
Capital leases-long term....................................  $1,249,000
                                                              ==========

10. COMMITMENTS AND CONTINGENCIES

The Company has operating leases for laboratory and office facilities in Cambridge, Massachusetts through June 2002 and operating leases for production, laboratory and office facilities in Charlottesville, Virginia through April 2002. The Charlottesville lease has a renewal option with an escalation clause. The Company also leases office space in the United Kingdom under an operating lease which permits the Company to renew after each five-year period; however, should the Company elect not to renew, there is a termination fee equal to one year's rent, which has been included in the following commitment schedule as part of the last year's payment under the current five-year term. In addition, the Company leases various laboratory and office equipment and facilities under operating leases with one to five year terms.

Minimum future lease payments under non-cancelable operating leases as of December 31, 1999 are as follows:

                                                              ----------
2000........................................................  $1,498,000
2001........................................................  $  890,000
2002........................................................  $  211,000
2003........................................................  $   75,000
2004........................................................  $   75,000

Rent expense for the years ended December 31, 1997, 1998 and 1999 was approximately $925,000, $1,161,000 and $1,498,000, respectively, and $718,000 and $832,000 for the six months ended June 30, 1999 and 2000, respectively.

The Company's first phage display patent in Europe was opposed by two parties in late 1997. The oppositions primarily relate to whether the written description of the inventions in the Company's European patent is sufficient under European patent law. A hearing on these oppositions was held on April 6, 2000 and, although the Company has not yet received the written opinion of the Opposition Division, the patent was revoked. The Company plans to appeal this decision to the Technical Board of Appeals. This appeal will suspend the Opposition Division's decision and reinstate the Company's patent pending the decision of the Technical Board of Appeals. Although Dyax will be able to enforce this patent during the appeal, any infringement action that is filed will likely be stayed pending the results of the appeal. The appeal could take several years to resolve. The Company also has a second patent application related to the Company's phage display technology pending in the European Patent Office. During the continued prosecution of this application, the Examining Division will consider the grounds on which the Operations Division revoked the Company's first patent. The Company cannot assure that it will prevail in the appeal proceedings, in any other opposition or litigation contesting the validity or scope of the European patents, or

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

during the prosecution of the second European patent application. If the Company is not successful in the defense of the European patent, or if additional valid and enforceable patents do not result from the Company's pending European patent applications, the Company will not be able to prevent other parties from using phage display in Europe.


The Company is engaged in a United States court proceeding relating to patents owned by a third party. The third party has sued the Company in New York for patent infringement of three United States patents. The amended complaint filed March 13, 2000 alleged that the Company's licensing of its phage display patents rights infringed these patents. In addition, plaintiffs have contended that the Company makes, uses, sells or offers to sell methods and products that infringe the patents. The New York court has granted the Company's motion to dismiss for lack of jurisdiction. The plaintiffs have asked for reconsideration of that dismissal and filed a similar complaint against the Company in Massachusetts. The amount of a loss, if any, cannot be reasonably estimated.


11. STOCKHOLDERS' EQUITY

COMMON STOCK: Effective as of March 23, 1998, the Company implemented a reverse stock split for all common stock outstanding whereby each stockholder received
0.652 share for each share of common stock, $0.01 par value. All periods presented were retroactively restated to reflect the reverse stock split.

PREFERRED STOCK: In March 1997, the Company issued 782,760 shares of Class A Series 4 Preferred Stock, $0.01 par value per share, at $3.13 per share. Net proceeds were $2,437,000 after deducting related expenses of $13,000.

Commencing in August 1998 and concluding in November 1998, the Company issued 5,752,944 shares of Class A Series 5 Preferred Stock, $0.01 par value per share, at $5.45 per share. Net proceeds were $30,168,000 after deducting related expenses of $1,186,000.

Class A, Series 1, 2, 3 and 4, preferred shares are convertible at the option of the holder, at any time, into common shares on a 0.652 share of common stock for one share of preferred stock, Series 5 is convertible on a one-for-one basis. The conversion ratio may be adjusted to provide protection against future dilution. Also, Class A preferred shares are automatically convertible into common shares, on a basis of 0.652 share of common stock for one share of Preferred Stock as to Series 1, 2, 3 and 4 and an equal number of common shares for shares of Preferred Stock as to Series 5, upon the closing of a public offering of common stock by the Company, where the price per share is at least $15.00 per share, with net proceeds to the Company of at least $20,000,000. Holders of Class A Preferred Stock are entitled to receive non-cumulative dividends at the same rate as common stock holders. Holders of Class A Preferred Stock are entitled to one vote per share and, for certain events such as certain preferred stock transactions, modifying rights, preferences, privileges or limitations of Class A Preferred Stock, amending the Certificate of Incorporation or certain significant corporate transactions, a majority vote of Class A Preferred Stock holders is required. In addition, Class A Series 3, 4 and 5 Preferred Stock holders are each entitled to vote as a separate class for the election of one Director by each of these three Series. Holders of Class A Series 1, 2, 3, 4 and 5 Preferred Stock have liquidation preferences in the aggregate amounts of $4,247,000, $4,250,000, $4,000,000, $13,450,000 and
$31,354,000, respectively. As of June 30, 2000 the Company has reserved sufficient shares of common stock for the conversion of all Series of Preferred Stock into an aggregate of 11,584,459 shares of common stock.

STOCK OPTIONS: The Company's 1995 Equity Incentive Plan (the "Plan") is an equity plan under which equity awards, including awards of incentive and nonqualified stock options to purchase shares of common stock and restricted shares to employees and consultants of the Company may be granted by action of the Compensation Committee of the Board of Directors. Options are generally granted at the current fair market value, although in certain circumstances granted below fair market value, on the date of grant as determined by the Board of Directors, generally vest ratably over a 48 month period, and expire within ten years from date of grant. During 1999, the Board of Directors increased the common stock options

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

available for grant under the Plan to 3,364,200. On October 9, 1998, the Company's Board of Directors authorized the amendment of all stock options granted during 1998, 295,809 shares, under the Plan to provide for such options to have an amended exercise price equal to the then fair value of $2.00 per share, which amendment was deemed to be the cancellation of the existing options and the grant of new options pursuant to the plan. At June 30, 2000, there were 2,653,466 shares of common stock reserved for issuance under outstanding and future grants under the Plan of which 319,994 shares remained available for future grant. Since the Plan's inception, 710,734 shares have been issued under the plan.

Stock option activity for the 1995 Equity Incentive Plan is summarized as follows:

                                                              ----------------------
                                                                           WEIGHTED
                                                                              AVG.
                                                                 OPTION    EXERCISE
                                                                 SHARES      PRICE
                                                              ---------      -----
Outstanding at December 31, 1996............................    500,744      $0.30
Granted.....................................................    629,050       1.28
Exercised...................................................   (142,466)      0.33
Canceled....................................................    (16,617)      0.36
                                                              ---------
Outstanding at December 31, 1997............................    970,711       0.93

Granted.....................................................  1,067,571       2.95
Exercised...................................................   (105,197)      0.78
Canceled....................................................   (329,942)      4.98
                                                              ---------
Outstanding at December 31, 1998............................  1,603,143       1.45

Granted.....................................................    906,220       2.04
Exercised...................................................    (53,287)      1.02
Canceled....................................................   (120,621)      1.48
                                                              ---------
Outstanding at December 31, 1999............................  2,335,455       1.69
Granted.....................................................    189,825       5.98
Exercised...................................................   (153,772)      1.56
Canceled....................................................    (38,036)      1.74
                                                              ---------
Outstanding at June 30, 2000 (unaudited)....................  2,333,472       2.05
                                                              =========

Summarized information about stock options outstanding at December 31, 1999 is as follows:

------------------------------------------------------------------------------
                              OPTIONS OUTSTANDING         OPTIONS EXERCISABLE
                        -------------------------------   --------------------
                                               WEIGHTED-              WEIGHTED-
                                    REMAINING  AVERAGE                AVERAGE
RANGE OF EXERCISE          NUMBER   CONTRACTUAL EXERCISE     NUMBER   EXERCISE
PRICES                  OUTSTANDING  LIFE       PRICE     EXERCISABLE  PRICE
---------------------   ---------   --------   --------   ---------   --------
0.3$0 to $0.99....       387,034      6.4       $0.45       331,097    $0.40
1.5$3       ......       345,420      7.8       $1.53       188,241    $1.53
2.0$0 to $2.50....      1,603,001     9.3       $2.02       489,496    $2.05
                        ---------                         ---------
                        2,335,455                         1,008,834

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

The weighted average fair value of options granted under the Plan during 1997, 1998 and 1999, as determined under the minimum value method was $0.40, $0.73 and $0.63, respectively. Total options exercisable at December 31, 1997, 1998, 1999 and June 30, 2000 were 233,165, 499,509, 1,008,834 and 1,187,400, respectively.

SFAS No. 123, "Accounting for Stock-Based Compensation", requires that companies either recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value, or provide pro forma disclosure of net income in the notes to the financial statements. The Company has adopted the disclosure provisions of SFAS No. 123 and applies APB Opinion No. 25 and related interpretations in accounting for its plan. If compensation costs for the Company's employee and director stock-based compensation plan had been determined based on the fair value at the grant dates as calculated in accordance with SFAS No. 123, the Company's net loss and net loss per share for the years ended December 31, 1997, 1998 and 1999 would have increased to the pro forma amounts shown below:

                                                              ----------------------------------------
                                                                      YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------
                                                                     1997          1998           1999
                                                              -----------   -----------   ------------
Net loss as reported........................................  $(5,823,000)  $(7,152,000)  $(13,187,000)
Pro forma net loss..........................................  $(5,843,000)  $(7,277,000)  $(13,412,000)
Basic and diluted net loss per share as reported............  $     (3.95)  $     (4.22)  $      (6.81)
Pro forma basic and diluted net loss per share..............  $     (3.97)  $     (4.29)  $      (6.92)

The fair value of each stock option granted is estimated on the grant date using the minimum value method with the following weighted average assumptions:

                                                              ------------------------------
                                                                  YEAR ENDED DECEMBER31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Expected option term........................................     6.0        6.0        6.0
Risk-free interest rate.....................................    6.31%      4.56%      6.19%
Expected dividend yield.....................................    None       None       None

Because the determination of the fair value of all options granted after the Company becomes a public entity will include an expected volatility factor, additional option grants are expected to be made subsequent to December 31, 1999 and most options vest over several years, the above pro forma effects are not necessarily indicative of the pro forma effects on future years.

In 1997, 1998 and 1999 and the six months ended June 30, 2000, the Company recorded $1,750,000, $561,000 (including $285,000 related to the sale of shares of common stock to an officer of the Company), $4,284,000 and $1,368,000, respectively, of deferred compensation related to stock option grants to employees. The deferred compensation represents differences between the estimated fair value of common stock on the date of grant and the exercise price. The deferred compensation is being amortized and charged to operations over the vesting period of the related options. Total stock option-related compensation expense for 1997, 1998 and 1999 was $75,000, $681,000 and $939,000,
respectively, and $470,000 and $878,000 for the six months ended June 30, 1999 and 2000, respectively.

RESTRICTED STOCK PURCHASE AGREEMENTS: In March 1997, the Company issued 114,100 shares of common stock at a purchase price of $0.77 per share to an officer under its 1995 Equity Incentive Plan, subject to a stock restriction agreement whereby the Company has the right, but not the obligation, to repurchase the unvested portion of the shares of common stock at the original purchase price per share in the event of termination of the officer's employment with the Company. Shares subject to

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

this agreement vest monthly over a 48-month period. At December 31, 1999 and June 30, 2000, there were 35,659 and 21,396, respectively, unvested common shares at a weighted average fair value, as determined under the minimum value method, of $0.23 per share. The restriction may be terminated at any time at the Company's election.

In February 1998, the Company issued 78,240 shares of its common stock at a purchase price of $4.60 per share to an officer under its 1995 Equity Incentive Plan, subject to a stock restriction agreement whereby the Company has the right, but not the obligation, to repurchase the unvested portion of the shares of common stock at the original purchase price per share upon termination of the officer's employment with the Company. Shares subject to this agreement vest monthly over a 24-month period, beginning in February 2000, except that unvested shares will vest in full upon the closing of an initial public offering of the Company's common stock or upon the sale of the Company during the officer's employment with the Company or within 180 days after termination without cause. At December 31, 1999 and June 30, 2000, there were 78,240 and 61,940, respectively, unvested shares at a weighted average fair value, as determined under the minimum value method, of $1.40 per share. The restriction may be terminated at any time at the Company's election. The Company recorded $285,000 of deferred compensation during 1998 in connection with the sale of shares of common stock to the officer based upon an estimated fair value at the date of issuance of $8.25 per share. The deferred compensation amount is being charged to operations either over a 24-month period beginning in February 2000 or in its entirety upon the closing of an initial public offering of the Company's common stock.

During the fourth quarter of 1999, the Company issued 47,500 shares of common stock, under two separate agreements, at a purchase price of $2.00 per share, to an officer under its 1995 Equity Incentive Plan, subject to stock restriction agreements whereby the Company has the right of first refusal with respect to these shares. The first agreement involved 25,000 shares, which vested immediately. The second agreement involved 22,500 shares, which vest monthly over a 24-month period with certain acceleration provisions, and are subject to the Company's right to repurchase the unvested portion of the shares of common stock at the original purchase price per share in the event of termination of the officer's employment with the Company. One half of any unvested shares of restricted common stock and one half of any unvested options automatically vest upon any merger, consolidation or other sale resulting in a change in control of the company if the officer's employment is terminated or he resigns because the terms of his employment agreement have been adversely changed. At December 31, 1999 and June 30, 2000, there were 19,686 and 14,063, respectively, unvested common shares at a weighted average fair value, as determined under the minimum value method, of $0.61 per share. The restriction may be terminated at any time at the Company's election.

WARRANTS: At December 31, 1997, 1998, 1999 and June 30, 2000, the Company had outstanding warrants to purchase 27,022 shares of the Company's common stock at $3.97 per share. In 1997, warrants for 18,910 shares expired and the remaining warrants expire on August 10, 2000. An equal number of shares of common stock have been reserved for the exercise of outstanding warrants at June 30, 2000.

1998 EMPLOYEE STOCK PURCHASE PLAN: In January 1998, the Company adopted the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), under which employees may in the future purchase shares of Common Stock at a discount from fair market value. There are 97,800 shares of Common Stock reserved for issuance under the Purchase Plan. To date the Company has not offered or issued shares of Common Stock under the Purchase Plan. Rights to purchase Common Stock under the Purchase Plan are granted at the discretion of the Compensation Committee, which determines the frequency and duration of individual offerings under the Purchase Plan and the dates when stock may be purchased. Eligible employees participate voluntarily and may withdraw from any offering at any time before stock is purchased. The purchase price per share of Common Stock in an offering is 85% of the lesser of its fair market value at the beginning of the offering period or on the applicable exercise date and may be paid through payroll deductions, periodic lump sum payments or a combination of both.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

12. EMPLOYEE SAVINGS AND RETIREMENT PLAN

The Company has an employee savings and retirement plan (the "Plan"), qualified under section 401(k) of the Internal Revenue Code, covering substantially all of the Company's employees. Employees may elect to contribute a portion of their pretax compensation to the Plan up to the annual maximum allowed under the Plan. The Plan does not provide for a fixed matching contribution by the Company, however, for each plan year the Company may contribute to the Plan at its discretion. No contributions to the Plan were made by the Company in 1997, 1998, 1999 or the six months ending June 30, 1999 or 2000.

13. INCOME TAXES

For the years ended December 31, 1997, 1998 and 1999, the Company had income tax provisions of $0, $0 and $58,000, respectively.

Temporary differences that give rise to significant deferred tax assets as of December 31, 1997, 1998 and 1999 are as follows:

                                                              ---------------------------------------
                                                                     1997          1998          1999
                                                              -----------   -----------   -----------
Deferred Tax Asset:
Allowance for doubtful accounts.............................  $    32,000   $    52,000   $    52,000
Inventory costs.............................................       86,000        69,000       106,000
Depreciation and amortization...............................       97,000       139,000       120,000
Accrued expenses............................................           --            --       140,000
Other.......................................................      116,000        96,000        79,000
Net operating loss carryforwards............................   12,890,000    15,288,000    20,251,000
Research credit carryforwards...............................      742,000       897,000     1,168,000
Valuation allowance.........................................  (13,963,000)  (16,541,000)  (21,916,000)
                                                              -----------   -----------   -----------
Net deferred tax asset......................................           --            --            --
                                                              ===========   ===========   ===========

As of December 31, 1999, the Company has federal net operating loss ("NOL") and research and experimentation credit carryforwards of approximately $49,744,000 and $1,167,000, respectively, which may be available to offset future federal income tax liabilities and expire at various dates through 2019. As required by SFAS No. 109, management has evaluated the positive and negative evidence bearing upon the realizabilty of its deferred tax assets, which are comprised principally of net operating loss and research and experimentation credit carryforwards. Management has determined that it is more likely than not the Company will be unable to recognize the benefits of federal and state deferred tax assets and, as a result, a valuation allowance of approximately $21,916,000 has been established at December 31, 1999.

Ownership changes, as defined in the Internal Revenue Code, may limit the amount of net operating loss carryforwards that can be utilized annually to offset future taxable income. Subsequent ownership changes could further affect the limitation in future years.

As of December 31, 1999, the Company's UK subsidiary had NOL carryforwards of approximately $1,361,000, which are indefinitely available to offset future taxable income in the United Kingdom.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

14. RELATED PARTY TRANSACTIONS

The President, Chief Executive Officer and Chairman of the Board of the Company also serves as an outside director of and consultant to Genzyme Corporation ("Genzyme") and as an outside director of Genzyme Transgenics Corporation. In 1996, the Company entered into a sublease agreement with Genzyme for laboratory and office facilities in Cambridge, Massachusetts, which was extended to June 2001. A total of $590,000, $615,000 and $615,000 was recorded as rent expense during 1997, 1998 and 1999, respectively. Rent expense of $307,000 was recorded in both the six month periods ended June 30, 1999 and 2000. During 1996, the Company signed two patent license agreements with Genzyme under the Company's standard license terms. The Company recorded license revenues of $51,000, $50,000 and $50,000 in 1997, 1998 and 1999, respectively, and $25,000 in each of the six-month periods ended June 30, 1999 and 2000, respectively, in connection with the signing and maintenance fees on these two agreements. During 1998, the Company had two funded discovery projects with Genzyme Transgenic Corporation and one funded discovery project with Genzyme Diagnostics Corporation resulting in recorded revenues of $145,000 and $123,000 in 1997 and 1998, respectively. The funded discovery projects were all concluded during 1998.


In June 1998, the Company and Genzyme also entered into a joint development and commercialization agreement for one of the Company's proprietary therapeutic compounds for the treatment of chronic inflammatory diseases, with initial development to be focused on the treatment of hereditary angioedema. Under the agreement, the Company will initially fund up to $6.0 million dollars of development costs. Thereafter the parties will establish a limited liability company, in which the Company will own 50% and Genzyme will own 50%, and fund equally all development and commercialization costs. Through December 31, 1999, the Company funded approximately $1.8 million of development costs, exclusive of any allocation of general and administrative expenses. Genzyme has extended to the Company a $3.0 million line of credit, which the Company may use to fund a portion of such development costs or for any of the Company's other research and development programs. At December 31, 1999, the Company had not utilized any of the available line of credit. In addition, the Company will be entitled to receive significant milestone payments and up to 50% of the profits from sales of products developed under this collaboration both prior to and after the limited liability company is formed. The Company believes that the proposed collaboration with Genzyme will provide Dyax with significant financial and other resources to continue preclinical and clinical development of this proprietary compound. In addition, Genzyme purchased $3.0 million of the Company's Class A Series 5 Preferred Stock at $5.45 per share.


15. BUSINESS SEGMENTS

The Company discloses business segments under SFAS No. 131. The accounting policies of the segments are the same as those described in Note 2, Accounting Policies. Segment data does not include allocation of corporate administrative costs to each of its operating segments. The Company evaluates the performance of its segments and allocates resources to them based on earnings (losses) before corporate administrative costs, interest and taxes.

The Company has two reportable segments: Separations and Therapeutics/Diagnostics. The Separations Products segment develops, manufactures, markets and sells chromatography separations equipment and media cartridges under the Biotage trade name. The Therapeutics/Diagnostic segment develops therapeutic and diagnostic products using the Company's proprietary Phage Display technology, licenses this proprietary technology to third parties and sells affinity ligand based separations products developed using the Company's Phage Display technology.

The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technologies and marketing strategies.

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

The following table presents certain segment financial information and the reconciliation of segment financial information to consolidated totals as of the:

                                                              ---------------------------------------
                                                                            THERAPEUTICS/
YEAR ENDED DECEMBER 31, 1997                                  SEPARATIONS   DIAGNOSTICS         TOTAL
                                                              -----------   -----------   -----------
Revenue from external customers.............................  $ 7,188,000   $ 2,142,000   $ 9,330,000
Segment loss from operations................................  $(1,401,000)  $(3,282,000)  $(4,683,000)
Depreciation and amortization...............................  $  (202,000)  $  (106,000)  $  (308,000)
Segment assets..............................................  $ 4,831,000   $ 1,089,000   $ 5,920,000

                                                                            THERAPEUTICS/
                                                              SEPARATIONS     DIAGNOSTICS         TOTAL
YEAR ENDED DECEMBER 31, 1998                                  -----------   -------------   -----------
Revenue from external customers.............................  $ 9,641,000    $ 4,490,000    $14,131,000
Segment loss from operations................................  $(1,524,000)   $(2,126,000)   $(3,650,000)
Depreciation and amortization...............................  $  (219,000)   $  (221,000)   $  (440,000)
Segment assets..............................................  $ 5,527,000    $ 2,252,000    $ 7,779,000

                                                                            THERAPEUTICS/
                                                              SEPARATIONS     DIAGNOSTICS         TOTAL
YEAR ENDED DECEMBER 31, 1999                                  -----------   -------------   -----------
Revenue from external customers.............................  $12,596,000    $ 4,237,000    $16,833,000
Segment loss from operations................................  $(2,790,000)   $(6,203,000)   $(8,993,000)
Depreciation and amortization...............................  $  (305,000)   $  (276,000)   $  (581,000)
Segment assets..............................................  $ 7,010,000    $ 2,257,000    $ 9,267,000

                                                              ---------------------------------------
                                                                            THERAPEUTICS/
SIX MONTHS ENDED JUNE 30, 1999                                SEPARATIONS   DIAGNOSTICS         TOTAL
                                                              -----------   -----------   -----------
Revenue from external customers.............................  $ 5,246,000   $ 1,728,000   $ 6,974,000
Segment loss from operations................................  $(1,401,000)  $(2,919,000)  $(4,320,000)
Depreciation and amortization...............................  $  (114,000)  $  (153,000)  $  (267,000)
Segment assets..............................................  $ 6,341,000   $ 3,446,000   $ 9,787,000

                                                                            THERAPEUTICS/
                                                              SEPARATIONS     DIAGNOSTICS         TOTAL
SIX MONTHS ENDED JUNE 30, 2000                                -----------   -------------   -----------
Revenue from external customers.............................  $ 6,686,000    $ 3,577,000    $10,263,000
Segment loss from operations................................  $(1,546,000)   $(4,075,000)   $(5,621,000)
Depreciation and amortization...............................  $  (174,000)   $  (181,000)   $  (355,000)
Segment assets..............................................  $ 6,543,000    $ 2,793,000    $ 9,336,000

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                  ---------------------------
                                              1997          1998           1999           1999           2000
RECONCILIATIONS:                       -----------   -----------   ------------   ------------   ------------
  Income from operations:
    Income from operations for
      reportable segments............  $(4,683,000)  $(3,650,000)  $ (8,993,000)  $ (4,320,000)  $ (5,621,000)
    Unallocated amounts:
      Corporate expenses.............   (1,405,000)   (3,903,000)    (5,315,000)    (2,253,000)    (3,422,000)
      Investment income..............           --            --        265,000             --             --
      Interest income, net...........      265,000       401,000        856,000        418,000        318,000
                                       -----------   -----------   ------------   ------------   ------------
        Consolidated net loss........  $(5,823,000)  $(7,152,000)  $(13,187,000)  $ (6,155,000)  $ (8,725,000)
                                       ===========   ===========   ============   ============   ============

                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                  ---------------------------
                                              1997          1998           1999           1999           2000
                                       -----------   -----------   ------------   ------------   ------------
  Depreciation and amortization:
    Depreciation and amortization for
      reportable segments............  $  (308,000)  $  (440,000)  $   (581,000)  $   (267,000)  $   (355,000)
    Unallocated amounts:
      Corporate depreciation and
        amortization.................       (8,000)      (22,000)       (70,000)       (30,000)       (53,000)
                                       -----------   -----------   ------------   ------------   ------------
      Consolidated depreciation and
        amortization.................  $  (316,000)  $  (462,000)  $   (651,000)  $   (297,000)  $   (408,000)
                                       ===========   ===========   ============   ============   ============

                                                     DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                        ---------------------------------------   ---------------------------
                                               1997          1998          1999           1999           2000
                                        -----------   -----------   -----------   ------------   ------------
  Assets:
    Segment assets....................  $ 5,920,000   $ 7,779,000   $ 9,267,000   $  9,787,000   $  9,336,000
    Unallocated amounts:
      Corporate assets................    4,716,000    26,637,000    20,341,000     20,574,000     20,717,000
                                        -----------   -----------   -----------   ------------   ------------
        Consolidated assets...........  $10,636,000   $34,416,000   $29,608,000   $ 30,361,000   $ 30,053,000
                                        ===========   ===========   ===========   ============   ============

The Company operates in the geographic segments of the United States ("U.S.") and Europe as indicated in the table below.

                                                              -----------------------------------------
                                                                           1997 (IN 000'S)
                                                              -----------------------------------------
                                                                  U.S     EUROPE    ELIMINATION   TOTAL
                                                              --------   --------   --------   --------
Revenues....................................................  $ 7,891     $2,228     $(789)    $ 9,330
Net income (loss)...........................................   (6,779)       910        46      (5,823)
Long-lived assets...........................................    1,240        127        --       1,367
Total assets................................................    9,538      1,398      (300)     10,636

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

                                                                            1998 (IN 000'S)
                                                              --------------------------------------------
                                                                   U.S     EUROPE   ELIMINATION      TOTAL
                                                              --------   --------   -----------   --------
Revenues....................................................  $ 12,941    $2,992      $(1,802)    $14,131
Net income (loss)...........................................    (7,129)      (28)           5      (7,152)
Long-lived assets...........................................     1,820       162           --       1,982
Total assets................................................    34,148     1,650       (1,382)     34,416

                                                                            1999 (IN 000'S)
                                                              --------------------------------------------
                                                                   U.S     EUROPE   ELIMINATION      TOTAL
                                                              --------   --------   -----------   --------
Revenues....................................................  $15,372     $4,274      $(2,813)    $16,833
Net income (loss)...........................................  (12,940)      (342)          95     (13,187)
Long-lived assets...........................................    4,264        436           --       4,700
Total assets................................................   29,064      2,380       (1,836)     29,608

                                                               SIX MONTHS ENDED JUNE 30, 1999 (IN 000'S)
                                                              --------------------------------------------
                                                                   U.S     EUROPE   ELIMINATION      TOTAL
                                                              --------   --------   -----------   --------
Revenues....................................................  $  6,179    $2,527      $(1,732)    $  6,974
Net income (loss)...........................................    (5,937)       78         (296)      (6,155)
Long-lived assets...........................................     2,376       206           --        2,582
Total assets................................................    30,269     2,536       (2,444)      30,361

                                                               SIX MONTHS ENDED JUNE 30, 2000 (IN 000'S)
                                                              --------------------------------------------
                                                                   U.S     EUROPE   ELIMINATION      TOTAL
                                                              --------   --------   -----------   --------
Revenues....................................................  $  9,965    $1,328      $(1,030)    $ 10,263
Net income (loss)...........................................    (7,887)     (799)         (39)      (8,725)
Long-lived assets...........................................     4,354       724           --        5,078
Total assets................................................    30,420     2,263       (2,630)      30,053

16. COMPREHENSIVE INCOME

The Company adopted SFAS No. 130 in 1998. Accumulated other comprehensive income
(loss) is calculated as follows:

                                                  ---------------------------------------------------------
                                                            DECEMBER 31,                    JUNE 30,
                                                  ---------------------------------   ---------------------
                                                       1997        1998        1999        1999        2000
                                                  ---------   ---------   ---------   ---------   ---------
Accumulated other comprehensive income (loss):
  Foreign currency translation adjustment:
    Balance at beginning of each period.........  $  30,000   $(141,000)  $(123,000)  $(123,000)  $(108,000)
    Change during each period...................   (171,000)     18,000      15,000     (80,000)    143,000
                                                  ---------   ---------   ---------   ---------   ---------
    Balance at end of each period...............  $(141,000)  $(123,000)  $(108,000)  $(203,000)  $  35,000
                                                  =========   =========   =========   =========   =========

                                   DYAX CORP.

                      (INFORMATION AS OF JUNE 30, 2000 AND
                            FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

17. COLLABORATION AND LICENSE AGREEMENT

In March 2000, the Company entered into a collaboration and license agreement with Human Genome Sciences, Inc. ("HGSI"). Under this agreement the Company and HGSI will use Dyax's phage display technology to identify and optimize product leads that bind to therapeutic targets selected by HGSI, and also to develop new technologies for purifying targets. The Company granted HGSI a non-exclusive license to our phage display technology and compound libraries to create leads that may be used as peptide drugs, human monoclonal antibody drugs and IN VITRO diagnostic products. With the exception of selected IN VIVO imaging rights, HGSI will retain the rights to all products that result from this collaboration. In exchange, HGSI will pay the Company a minimum of $16.0 million in committed license fees and research funding during the first three years of the five-year agreement, $6.0 million of which was paid to the Company in March 2000. The Company will also be entitled to receive milestone payments on therapeutic products and royalties on all products developed by HGSI under the agreement and will share HGSI's revenues on any of those products it out-licenses. The
$6.0 million cash payment is being recognized as revenue over the five-year collaboration term of the agreement. For the six months ended June 30, 2000, the Company recognized $825,000 of revenue under the collaboration and license agreement. The excess cash received over the revenue recognized is recorded as deferred revenue in the accompanying consolidated balance sheet.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

Through and including      , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The table below lists the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock we are registering. All amounts are estimates except the registration fee and the NASD fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
Registration fee............................................      $   19,800
NASD filing fee.............................................      $    8,000
Nasdaq National Market listing fee..........................      $    5,000
Printing and engraving......................................      $  200,000
Legal fees and expenses.....................................      $  500,000
Accounting fees and expenses................................      $  230,000
Transfer agent fees.........................................      $   20,000
Miscellaneous...............................................      $   97,200
Total.......................................................      $1,080,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law allows us to indemnify our directors, officers, employees and agents against actual and reasonable expenses they incur in connection with any action, suit or proceeding brought against them because they are a director, officer, employee or agent. Under Delaware law, we may pay all these expenses, provided that: (1) the person in question acted in good faith and in a manner reasonably believed to be not opposed to our best interests; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct in question was unlawful. We shall make no indemnification in connection with any proceeding brought on our behalf where the person involved is adjudged to be liable to us, except as may be ordered by a court.

Article VIII of the our Restated Certificate of Incorporation provides that we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify anyone that we have the power to indemnify against any expenses, liabilities or other matters referred to in or covered by that section. This indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Both action in an official capacity and action in another capacity while holding office may be subject to indemnification. A person's right to indemnification does not cease solely because that person ceases to be a director, officer, employee or agent, or because that person dies.

Article IX of our Restated Certificate of Incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by a director as a director. Notwithstanding that provision, Article IX provides that a director shall be liable to the extent provided by applicable law:

- for breach of the director's duty of loyalty to us or our stockholders;

- for acts or omissions not in good faith, or acts involving intentional misconduct or a knowing violation of law;

- pursuant to Section 174 of the Delaware General Corporation Law; or

- for any transaction from which the director derived improper personal benefit.

Article IX further states that if the Delaware General Corporation Law is amended to allow further limitation of the liability of our directors or officers, then the liability of those directors or officers shall be limited to the fullest extent permitted by the Delaware General Corporation Law, as from time to time amended. Article IX also stipulates that no amendment to or repeal of Article IX shall apply to the liability or alleged liability of any director or officer with respect to any acts or omissions occurring prior to such amendment or repeal.

We carry Directors' and Officers' insurance that covers our directors and officers against some liabilities they may incur when acting in their official capacities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since July 1, 1997, we have issued and sold the following unregistered securities:

    (a) Issuances of Stock

On August 31, 1998, September 10, 1998, October 1, 1998, October 15, 1998, November 13, 1998, and November 25, 1998, we sold an aggregate of 5,752,944 shares of Class A Series 5 Preferred Stock to HealthCare Ventures V, L.P., Hudson Trust, Rho Management Trust II, BancBoston Ventures, Inc., H&Q Healthcare Investors, H&Q Life Sciences Investors, Zinsmeyer Trusts Partnership, Alta BioPharma Partners, L.P., Alta Embarcadero BioPharma LLC, Dyax Chase Partners (Alta Bio), LLC, Genzyme Corporation, Loeb Investors Co. 106C, New York Life Insurance Company, CGC Investors, L.P., Charter Capital Growth, L.P., Charter Growth Capital Co-Investment Fund, L.P., ING Baring (U.S.) Capital Corporation, and individual investors, including Henry E. Blair, Robert Dishman, and certain other persons not affiliated with us, at a purchase price of $5.45 per share for an aggregate purchase price of $31,353,544.80.

On July 14, 1999, in connection with our acquisition of Target Quest B.V., we issued an aggregate of 412,500 shares of our common stock to Bioquest B.V. in exchange for all of the capital stock of the parent company of Target Quest B.V. In addition, on July 14, 1999, we issued an aggregate of 379,152 shares of our common stock to the nine holders of limited liability company interests of Target Quest, LLC not owned by Target Quest B.V.

As of December 31, 1999 we had sold an aggregate of 239,840 shares of restricted common stock to our employees under our Amended and Restated 1995 Equity Incentive Plan, at prices ranging from $0.77 to $4.60 per share, for an aggregate purchase price of $542,761.00.

    (b) Grants and Exercises of Stock Options

As of July 25, 2000, we had outstanding under our 1995 Equity Incentive Plan options to purchase 2,320,516 shares of common stock, of which options to purchase 1,197,234 shares were exercisable as of that date. We had issued an aggregate of 721,270 shares under the plan, consisting of 481,430 shares issued upon exercise of stock options and 239,840 shares of restricted common stock. As of July 25, 2000, 322,414 shares of common stock remained available for future grants under this plan.

We engaged no underwriter in connection with any of the sales of securities described above. Sales of common stock to employees have been made in reliance upon the exemption for the registration requirements afforded by Section 4(2) of the Securities Act and Rule 701 thereunder as sales of an issuer's securities pursuant to a written contract relating to the compensation of such individuals. Sales of shares of common stock and preferred stock were made in reliance upon
Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder. At the time of issuance, all of the foregoing shares of common and preferred stock were deemed to be restricted securities for the purposes of the Securities Act, and the certificates representing those securities bore legends to that effect.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) List of Exhibits


EXHIBIT NUMBER                                    EXHIBIT
--------------          ------------------------------------------------------------
          1.1*          Form of Underwriting Agreement.

          3.1           Restated Certificate of Incorporation of the Registrant, as
                        amended through October 31, 1998.

          3.2**         Form of Restated Certificate of Incorporation of the
                        Registrant, as proposed to be amended and restated.

          3.3           By-laws of the Registrant.

          3.4** Form of Restated By-laws of the Registrant, as proposed to be amended and restated.

          4.1           Specimen Common Stock Certificate.

          5.1*          Opinion of Palmer & Dodge LLP.

         10.1           Amended and Restated 1995 Equity Incentive Plan.

EXHIBIT NUMBER                                    EXHIBIT
--------------          ------------------------------------------------------------
         10.2           1998 Employee Stock Purchase Plan.

         10.3 Employment Letter Agreement, dated September 1, 1999, between Stephen S. Galliker and the Registrant.

         10.4 Restricted Stock Purchase Agreement, dated October 1999, between Stephen S. Galliker and the Registrant.

         10.5           Restricted Stock Purchase Agreement, dated November 30,
                        1999, between Stephen S. Galliker and the Registrant.

         10.6           Letter Agreement, dated September 1, 1998, between Gregory
                        D. Phelps and the Registrant.

         10.7           [Reserved.]

         10.8           Employment Agreement, dated August 1995, between Robert
                        Ladner and the Registrant.

         10.9           Consulting Agreement, dated October 15, 1997, between James
                        W. Fordyce and the Registrant.

         10.10          Loan and Pledge Agreement, dated October 30, 1998, between
                        Henry E. Blair and the Registrant.

         10.11          Secured Convertible Term Note, dated August 11, 1995,
                        between Sheridan G. Snyder and the Registrant; Security
                        Agreement, dated May 11, 1993, between Sheridan G. Snyder
                        and the Registrant; and Assignment Agreement, dated May 11,
                        1993, between Sheridan G. Snyder and Crestar Bank, N.A. as amended by the Amendment to Security Agreement and to
                        Assignment Agreement, dated August 10, 1995, between
                        Sheridan G. Snyder, Crestar Bank, N.A. and the Registrant.

         10.12          Sublease, dated January 1999, between Mitotix, Inc. and the
                        Registrant.

         10.13 Lease, dated June 30, 1999, between Alan G. Dillard, Jr., and the Registrant.

         10.14          Lease Agreement, dated as of February 12, 1998, between
                        AStec Partnership and the Registrant.

         10.15          Lease Agreement, dated as of February 11, 1997, between
                        AStec Partnership and the Registrant.

         10.16          Sublease Agreement, dated September 21, 1996, as amended on
                        December 31, 1997, between Genzyme Corporation and the
                        Registrant.

         10.17          Second Amendment to Sublease, dated March 21, 2000, between
                        Genzyme Corporation and the Registrant.

         10.18          Lease Agreement, dated April 8, 1991, between Bridge Gate
                        Real Estates Limited, Harforde Court Management Limited and
                        the Registrant.

         10.19          Lease Agreement, dated February 20, 1998, between Old
                        Kendall Property LLC and the Registrant.

         10.20          Amendment, dated February 26, 1999, to lease between
                        Cambridge Athenaeum LLC (successor-in-interest to Old
                        Kendall Property LLC) and the Registrant.

         10.21          Master Lease Agreement, dated December 30, 1997, between
                        Transamerica Business Credit Corporation and the Registrant.

         10.22          Form of Sale and Leaseback Agreement, dated December 30,
                        1997, between Transamerica Business Credit Corporation and the Registrant.

         10.23+         Form of License Agreement (Therapeutic Field) between the
                        Licensee and the Registrant.

         10.24+ Form of License Agreement (Antibody Diagnostic Field) between the Licensee and the Registrant.

         10.25+         Collaboration Agreement between Genzyme Corporation and Dyax
                        Corp., dated October 1, 1998.

         10.26+ Research and Development Agreement, dated March 10, 1997, between Debiopharm S.A. and the Registrant.

         10.27+         Research and Development Marketing and Collaboration
                        Agreement, dated June 14, 1999, between Amersham Pharmacia
                        Biotech AB and the Registrant.

         10.28+         Joint Collaboration Agreement, dated October 1, 1997,
                        between CropTech Development Corporation and the Registrant.

         10.29+         Development Agreement for Affinity Chromatography
                        Purification Media, dated September 29, 1997, between
                        Genetics Institute, Inc. and the Registrant, with amendments thereto.

         10.30+         License, Technology Transfer, and Technology Services
                        Agreement, dated February 2, 2000, between Amgen Inc. and the Registrant.

EXHIBIT NUMBER                                    EXHIBIT
--------------          ------------------------------------------------------------
         10.31+         Collaboration and License Agreement, dated March 17, 2000, between Human Genome Sciences, Inc., and the Registrant

         10.32 Form of Indemnification Agreement by and between certain directors and executive officers of the Registrant and the Registrant.

         10.33          Collaboration Agreement, dated June 20, 1997, between EPIX
                        Medical Inc. and the Registrant.

         10.34          Amended and Restated Registration Rights Agreement, dated
                        August 31, 1998, between holders of the Registrant's capital stock named therein and the Registrant, as amended on
                        June 16, 2000.

         10.35** Master Loan and Security Agreement, dated June 30, 2000, between Transamerica Business Credit Corporation and the
                        Registrant.

         21             Subsidiaries of the Registrant.

         23.1** Consent of PricewaterhouseCoopers LLP, independent accountants.

         23.2*          Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit 5.1.

         23.3** Consent of Yankwich and Associates, special patent counsel to the Registrant.

         24.1 Powers of Attorney. Included on the signature page of this Registration Statement.

         27.1           Financial Data Schedule.


------------------------

*   To be filed by amendment.

**  Filed herewith.

+ This Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.

All other exhibits filed previously.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by us is against public policy as expressed in the Securities Act. We will be governed by the final adjudication of such issue.

We hereby undertake:

(1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser;

(2) that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(3) that, for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Cambridge, Massachusetts, on the 1st day of August, 2000.


                                                       DYAX CORP.

                                                       BY:                  /S/ HENRY E. BLAIR
                                                            -------------------------------------------------
                                                                              Henry E. Blair
                                                                  President and Chief Executive Officer


Pursuant to the requirements of the Securities Act, this Amendment No. 3 Registration Statement has been signed by the following persons in the capacities indicated.



                      SIGNATURE                                         TITLE                        DATE
                      ---------                                         -----                        ----
                 /s/ HENRY E. BLAIR                    President, Chief Executive Officer, and
     -------------------------------------------         Chairman of the Board of Directors     August 1, 2000
                   Henry E. Blair                        (Principal Executive Officer)

                          *                            Executive Vice President of Finance and
     -------------------------------------------         Administration and Chief Financial     August 1, 2000
                 Stephen S. Galliker                     Officer (Principal Financial Officer)

                          *                            Director
     -------------------------------------------                                                August 1, 2000
                  Gregory D. Phelps

                          *                            Director
     -------------------------------------------                                                August 1, 2000
           Constantine E. Anagnostopoulos

                          *                            Director
     -------------------------------------------                                                August 1, 2000
                  James W. Fordyce

                      SIGNATURE                                         TITLE                        DATE
                      ---------                                         -----                        ----
                          *                            Director
     -------------------------------------------                                                August 1, 2000
                  Thomas L. Kempner

                          *                            Director
     -------------------------------------------                                                August 1, 2000
                   Henry R. Lewis

                          *                            Director
     -------------------------------------------                                                August 1, 2000
                 John W. Littlechild

                          *                            Director
     -------------------------------------------                                                August 1, 2000
                    Alix Marduel

                          *                            Director
     -------------------------------------------                                                August 1, 2000
                 David J. McLachlan


*By:                   /s/ HENRY E. BLAIR
             --------------------------------------
                         Henry E. Blair
                        Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT NUMBER                                    EXHIBIT
--------------          ------------------------------------------------------------
          1.1*          Form of Underwriting Agreement.

          3.1           Restated Certificate of Incorporation of the Registrant, as
                        amended through October 31, 1998.

          3.2**         Form of Restated Certificate of Incorporation of the
                        Registrant, as proposed to be amended and restated.

          3.3           By-laws of the Registrant.

          3.4** Form of Restated By-laws of the Registrant, as proposed to be amended and restated.

          4.1           Specimen Common Stock Certificate.

          5.1*          Opinion of Palmer & Dodge LLP.

         10.1           Amended and Restated 1995 Equity Incentive Plan.

         10.2           1998 Employee Stock Purchase Plan.

         10.3 Employment Letter Agreement, dated September 1, 1999, between Stephen S. Galliker and the Registrant.

         10.4 Restricted Stock Purchase Agreement, dated October 1999, between Stephen S. Galliker and the Registrant.

         10.5           Restricted Stock Purchase Agreement, dated November 30,
                        1999, between Stephen S. Galliker and the Registrant.

         10.6           Letter Agreement, dated September 1, 1998, between Gregory
                        D. Phelps and the Registrant.

         10.7           [Reserved.]

         10.8           Employment Agreement, dated August 1995, between Robert
                        Ladner and the Registrant.

         10.9           Consulting Agreement, dated October 15, 1997, between James
                        W. Fordyce and the Registrant.

         10.10          Loan and Pledge Agreement, dated October 30, 1998, between
                        Henry E. Blair and the Registrant.

         10.11          Secured Convertible Term Note, dated August 11, 1995,
                        between Sheridan G. Snyder and the Registrant; Security
                        Agreement, dated May 11, 1993, between Sheridan G. Snyder
                        and the Registrant; and Assignment Agreement, dated May 11,
                        1993, between Sheridan G. Snyder and Crestar Bank, N.A. as amended by the Amendment to Security Agreement and to
                        Assignment Agreement, dated August 10, 1995, between
                        Sheridan G. Snyder, Crestar Bank, N.A. and the Registrant.

         10.12          Sublease, dated January 1999, between Mitotix, Inc. and the
                        Registrant.

         10.13 Lease, dated June 30, 1999, between Alan G. Dillard, Jr., and the Registrant.

         10.14          Lease Agreement, dated as of February 12, 1998, between
                        AStec Partnership and the Registrant.

         10.15          Lease Agreement, dated as of February 11, 1997, between
                        AStec Partnership and the Registrant.

         10.16          Sublease Agreement, dated September 21, 1996, as amended on
                        December 31, 1997, between Genzyme Corporation and the
                        Registrant.

         10.17          Second Amendment to Sublease, dated March 21, 2000, between
                        Genzyme Corporation and the Registrant.

         10.18          Lease Agreement, dated April 8, 1991, between Bridge Gate
                        Real Estates Limited, Harforde Court Management Limited and
                        the Registrant.

         10.19          Lease Agreement, dated February 20, 1998, between Old
                        Kendall Property LLC and the Registrant.

         10.20          Amendment, dated February 26, 1999, to lease between
                        Cambridge Athenaeum LLC (successor-in-interest to Old
                        Kendall Property LLC) and the Registrant.

         10.21          Master Lease Agreement, dated December 30, 1997, between
                        Transamerica Business Credit Corporation and the Registrant.

         10.22          Form of Sale and Leaseback Agreement, dated December 30,
                        1997, between Transamerica Business Credit Corporation and the Registrant.

         10.23+         Form of License Agreement (Therapeutic Field) between the
                        Licensee and the Registrant.

         10.24+ Form of License Agreement (Antibody Diagnostic Field) between the Licensee and the Registrant.

         10.25+         Collaboration Agreement between Genzyme Corporation and Dyax
                        Corp., dated October 1, 1998.

EXHIBIT NUMBER                                    EXHIBIT
--------------          ------------------------------------------------------------
         10.26+         Research and Development Agreement, dated March 10, 1997,
                        between Debiopharm S.A. and the Registrant.

         10.27+         Research and Development Marketing and Collaboration
                        Agreement, dated June 14, 1999, between Amersham Pharmacia
                        Biotech AB and the Registrant.

         10.28+         Joint Collaboration Agreement, dated October 1, 1997,
                        between CropTech Development Corporation and the Registrant.

         10.29+         Development Agreement for Affinity Chromatography
                        Purification Media, dated September 29, 1997, between
                        Genetics Institute, Inc. and the Registrant, with amendments thereto.

         10.30+         License, Technology Transfer, and Technology Services
                        Agreement, dated February 2, 2000, between Amgen Inc. and the Registrant.

         10.31+ Collaboration and License Agreement, dated March 17, 2000, between Human Genome Sciences, Inc., and the Registrant

         10.32 Form of Indemnification Agreement by and between certain directors and executive officers of the Registrant and the Registrant.

         10.33          Collaboration Agreement, dated June 20, 1997, between EPIX
                        Medical Inc. and the Registrant.

         10.34          Amended and Restated Registration Rights Agreement, dated
                        August 31, 1998, between holders of the Registrant's capital stock named therein and the Registrant, as amended on
                        June 16, 2000.

         10.35** Master Loan and Security Agreement, dated June 30, 2000, between Transamerica Business Credit Corporation and the
                        Registrant.

         21             Subsidiaries of the Registrant.

         23.1** Consent of PricewaterhouseCoopers LLP, independent accountants.

         23.2*          Consent of Palmer & Dodge LLP. Included in the opinion filed as Exhibit 5.1.

         23.3** Consent of Yankwich and Associates, special patent counsel to the Registrant.

         24.1 Powers of Attorney. Included on the signature page of this Registration Statement.

         27.1           Financial Data Schedule.


------------------------

*   To be filed by amendment.

**  Filed herewith.

+ This Exhibit has been filed separately with the Commission pursuant to an application for confidential treatment. The confidential portions of this Exhibit have been omitted and are marked by an asterisk.

All other exhibits filed previously.